Exhibit 10.19

EXECUTION COPY

TERM LOAN AND SECURITY AGREEMENT

by and among

CPG INTERNATIONAL I INC.
SCRANTON PRODUCTS INC.
AZEK BUILDING PRODUCTS, INC.
PROCELL DECKING INC.
as Borrowers

CPG INTERNATIONAL INC.
SANTANA PRODUCTS INC.
CPG SUB I CORPORATION
VYCOM CORP.
SANATEC SUB I CORPORATION
as Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent and Collateral Agent

UBS SECURITIES LLC and WELLS FARGO SECURITIES, LLC
as Co-Documentation Agents

UBS SECURITIES LLC and WELLS FARGO SECURITIES, LLC
as Co-Syndication Agents

CREDIT SUISSE SECURITIES (USA) LLC, UBS SECURITIES LLC and WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Lead Bookrunners

Dated: February 18, 2011

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1

SECTION 2. CREDIT FACILITIES		47
2.1	Loans	47
2.2	Facility Increases	49
2.3	Prepayments	51
2.4	Joint and Several Liability of Borrowers	54

SECTION 3. INTEREST AND FEES		56
3.1	Interest	56
3.2	Fees	57
3.3	Inability to Determine Applicable Interest Rate	58
3.4	Illegality	58
3.5	Increased Costs	58
3.6	Capital Requirements	59
3.7	Certificates for Reimbursement	59
3.8	Delay in Requests	59
3.9	Mitigation; Replacement of Lenders	59
3.10	Funding Losses	60
3.11	Maximum Interest	60
3.12	No Requirement of Match Funding	61

SECTION 4. CONDITIONS PRECEDENT		61
4.1	Conditions Precedent to Effectiveness of Agreement to Make the Loans	61

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST		67
5.1	Grant of Security Interest	67
5.2	Exclusions from Collateral	68
5.3	Perfection of Security Interests	69
5.4	Control Collateral Held by Control Agent	73
5.5	Intercreditor Provisions	73

SECTION 6. COLLECTION AND ADMINISTRATION		73
6.1	Borrowers’ Loan Accounts	73
6.2	[Reserved]	73
6.3	Lenders’ Evidence of Debt	73
6.4	Register	74
6.5	[Reserved]	74
6.6	[Reserved]	74
6.7	Payments	74
6.8	Taxes	75
6.9	Use of Proceeds	79
6.10	Appointment of Borrower Agent as Agent for Requesting Loans and Receipts of Loans and Statements	79
6.11	Pro Rata Treatment	80

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6.12	Sharing of Payments, Etc.	80
6.13	[Reserved]	81
6.14	Obligations Several; Independent Nature of Lenders’ Rights	81

SECTION 7. COLLATERAL REPORTING AND COVENANTS		81
7.1	Collateral Reporting	81
7.2	Accounts Covenants	82
7.3	Inventory Covenants	82
7.4	Equipment and Real Property	83
7.5	Power of Attorney	84
7.6	Right to Cure	84
7.7	Access to Premises	85

SECTION 8. REPRESENTATIONS AND WARRANTIES		85
8.1	Existence, Power and Authority	85
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	86
8.3	Financial Statements; No Material Adverse Effect	86
8.4	Priority of Liens; Title to Properties	87
8.5	Tax Returns	87
8.6	Litigation	87
8.7	Compliance with Other Agreements and Applicable Laws	87
8.8	Environmental Compliance	88
8.9	Employee Benefits	88
8.10	Bank Accounts	89
8.11	Intellectual Property	89
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	90
8.13	Labor Disputes	91
8.14	Restrictions on Subsidiaries	91
8.15	Material Contracts	91
8.16	Payable Practices	92
8.17	OFAC	92
8.18	Accuracy and Completeness of Information	92
8.19	Survival of Warranties; Cumulative	92
8.20	Compliance with FCPA	92
8.21	Anti-Terrorism Laws	93
8.22	Regulation H	93
8.23	Insurance	93
8.24	Brokers’ Fees	93
8.25	Use of Proceeds	93
8.26	Margin Regulations	93
8.27	Investment Company Act; etc.	93
8.28	Designation as Senior Debt	94

SECTION 9. AFFIRMATIVE COVENANTS		94
9.1	Maintenance of Existence	94
9.2	New Collateral Locations	95
9.3	Compliance with Laws, Regulations, Etc.	95

9.4	Payment of Taxes and Claims	96
9.5	Insurance	96
9.6	Financial Statements and Other Information	97
9.7	Compliance with ERISA	102
9.8	End of Fiscal Years; Fiscal Quarters	102
9.9	License Agreements	102
9.10	Additional Guaranties and Collateral Security; Further Assurances	103
9.11	Costs and Expenses	104
9.12	Maintenance of Ratings	105
9.13	After Acquired Real Property	105
9.14	Delivery of Reports	106

SECTION 10. NEGATIVE COVENANTS		106
10.1	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	106
10.2	Encumbrances	107
10.3	Indebtedness	107
10.4	Investments	112
10.5	Restricted Payments	113
10.6	Transactions with Affiliates	115
10.7	Change in Business	116
10.8	Limitation of Restrictions Affecting Subsidiaries	116
10.9	Certain Payments of Indebtedness, Etc.	117
10.10	Modifications of Indebtedness, Organizational Documents and Certain Other Agreements	119
10.11	Inactive Subsidiaries; Parent Holding Company	119
10.12	Sale and Leasebacks	120
10.13	Designation of Designated Senior Debt	121
10.14	Foreign Assets Control Regulations, Etc.	121

SECTION 11. FINANCIAL COVENANTS		121
11.1	Total Leverage Ratio	121
11.2	Interest Coverage Ratio	122
11.3	Cure Rights	122

SECTION 12. EVENTS OF DEFAULT AND REMEDIES		122
12.1	Events of Default	122
12.2	Remedies	124

SECTION 13. JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW		128
13.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	128
13.2	Waiver of Notices	129
13.3	Amendments and Waivers	129
13.4	Waiver of Counterclaims	132
13.5	Indemnification	132

SECTION 14. THE AGENTS		133

14.1	Appointment, Powers and Immunities	133
14.2	Reliance by Agents	134
14.3	Events of Default	134
14.4	Credit Suisse in Its Individual Capacity	135
14.5	Indemnification	135
14.6	Non-Reliance on Agents and Other Lenders	135
14.7	Failure to Act	136
14.8	[Reserved]	136
14.9	Concerning the Collateral and the Related Financing Agreements	136
14.10	[Reserved]	136
14.11	Collateral Matters	136
14.12	Agency for Perfection	137
14.13	Agent May File Proofs of Claim	138
14.14	Successor Agent	138
14.15	Legal Representation of Agent	139
14.16	Other Agent Designations	139
14.17	Intercreditor Agreement	139
14.18	Withholding Tax	139

SECTION 15. TERM OF AGREEMENT; MISCELLANEOUS		140
15.1	Term	140
15.2	Interpretative Provisions	141
15.3	Notices	143
15.4	Partial Invalidity	144
15.5	Confidentiality	144
15.6	Successors	145
15.7	Assignments; Participations	146
15.8	Entire Agreement	150
15.9	USA Patriot Act	150
15.10	No Advisory or Fiduciary Responsibility	150
15.11	Counterparts, Etc.	151

INDEX
TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Commitment Percentages

Exhibit E	Form of ABL/Term Loan Intercreditor Agreement

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TERM LOAN AND SECURITY AGREEMENT

This Term Loan and Security Agreement dated February 18, 2011 is entered into by and among CPG International I Inc., a Delaware corporation (“CPG I”), Scranton Products, Inc., a Delaware corporation (“Scranton”), AZEK Building Products, Inc., a Delaware corporation (“AZEK”), Procell Decking Inc., a Delaware corporation (“Procell”, and together with CPG I, Scranton and AZEK, each individually a “Borrower” and collectively, “Borrowers” as hereinafter defined), CPG International Inc., a Delaware corporation (“Parent”), Santana Products Inc., a Delaware corporation (“Santana”), CPG Sub I Corporation, a Delaware Corporation (“Sub I”), Vycom Corp., a Delaware corporation (“Vycom”) and Sanatec Sub I Corporation, a Delaware corporation (“Sanatec”, and together with Parent, Santana, Sub I, Vycom, and any Subsidiaries that are not Foreign Subsidiaries that may become parties hereto after the date hereof as guarantors, each individually a “Guarantor” and collectively “Guarantors” as hereinafter defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined), Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent for the Secured Parties (in such capacity, together with its successors and assigns, “Administrative Agent” as hereinafter further defined) and as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, “Collateral Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, Borrowers and Guarantors have requested that Lenders provide a term loan to Borrowers and each Lender is willing to (severally and not jointly) make such term loan and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment Percentage (as defined below) on the terms and conditions set forth herein and in the other Financing Agreements (as defined below), Administrative Agent is willing to act as administrative agent for the Secured Parties and Collateral Agent is willing to act as collateral agent for the Secured Parties, in each case on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1           “ABL Collateral Agent” shall mean Wells Fargo Capital Finance, LLC, in its capacity as collateral agent under the ABL Credit Agreement and the other ABL Financing Agreements, together with its successors and assigns.

1.2           “ABL Credit Agreement” shall mean that certain Loan and Security Agreement dated as of the date hereof, by and among Parent, the Borrowers, the Guarantors, the lenders and issuing bank from time to time party thereto, Credit Suisse, as administrative agent thereunder, and Wells Fargo Capital Finance, LLC, as collateral agent thereunder.

1.3           “ABL Financing Agreements” shall have the meaning specified for the term “Financing Agreements” in the ABL Credit Agreement.

1.4           “ABL Obligations” shall have the meaning specified for the term “Obligations” in the ABL Credit Agreement as in effect on the date hereof.

1.5           “ABL Priority Collateral” shall have the meaning specified for the term “ABL Priority Collateral” in the Intercreditor Agreement.

1.6           “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower or Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.7           “Acquired Business” shall have the meaning given such term in the definition of the term “Permitted Acquisitions” contained herein.

1.8           “Acquired Indebtedness” shall mean Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of Parent or at the time it merges or consolidates with the Parent or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of Parent or such acquisition, merger or consolidation; provided, that, any Indebtedness of such Person that is extinguished, redeemed, defeased (other than through covenant defeasance), retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such Person becomes a Subsidiary of Parent will not be Acquired Indebtedness.

1.9           “Additional Commitments” shall have the meaning set forth in Section 2.2(b).

1.10         “Additional Term Loans” shall have the meaning set forth in Section 2.2(a).

1.11         “Adjusted Eurodollar Rate” shall mean, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum equal to the greater of (a) 1.50% per annum and (b) the product of (i) the London Interbank Offered Rate in effect for such Interest Period and (ii) Statutory Reserves.  The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Statutory Reserves.

1.12         “Administrative Agent” shall mean Credit Suisse, in its capacity as administrative agent on behalf of the Secured Parties pursuant to the terms hereof and any replacement or successor administrative agent hereunder.

1.13         “AEA Group” shall mean, collectively, AEA Investors LLC, AEA Management (Cayman) Ltd., AEA Investors LP and their Affiliates.

1.14         “Affiliate” shall mean, with respect to a specified Person, any other Person (excluding any Subsidiary) which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person.  For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power either (a) to vote ten (10%) percent or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies, whether through the ownership of Equity Interests, by agreement or otherwise.  Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an Affiliate of Parent or any of its Subsidiaries solely by reason of the relationship created by the Financing Agreements.  Furthermore, for purposes of Sections 8 and 10 (other than Section 10.6) hereof, neither the limited partners participating in the AEA Group’s investment programs nor any mezzanine or other debt investment funds managed by the AEA Group nor portfolio companies of the AEA Group shall constitute an Affiliate of Parent or any of its Subsidiaries.

1.15         “Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.

1.16         “Agreement” means this Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

1.17         “Applicable Margin” shall mean (a) for Loans that are Base Rate Loans a rate equal to 3.50% per annum and (b) for Loans that are Eurodollar Rate Loans a rate equal to 4.50% per annum.

1.18         “Approved Fund” shall mean any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that, such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

1.19         “Arrangers” shall mean, collectively, Credit Suisse Securities (USA) LLC, UBS Securities LLC and Wells Fargo Securities, LLC, in their respective capacities as joint lead arrangers and joint bookrunners.

1.20         “Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Equity Interests of a Subsidiary (other than directors’ qualifying shares) or any ownership interest in a joint venture) of any Borrower, any Guarantor or any of their Subsidiaries to any Person other than a Borrower or a Guarantor, whether by way of merger, casualty, condemnation, sale, lease, transfer or otherwise, in each case in excess of $1,000,000, individually or in the aggregate for all such dispositions for any fiscal year.  The term “Asset Disposition” shall not include the sale, lease, transfer or other disposition of assets permitted by subsections (a) and (c) through (q) of the definition of Permitted Dispositions.

1.21         “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Administrative Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 15.7 hereof.

1.22         “Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in US Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates).  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, as the case may be.

1.23         “Base Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms hereof.

1.24         “Borrower Agent” shall mean CPG I in its capacity as Borrower Agent on behalf of itself and the other Borrowers and Guarantors pursuant to Section 6.10 hereof and its successors and assigns in such capacity.

1.25         “Borrowers” shall have the meaning set forth in the preamble hereto; each sometimes being referred to herein individually as a “Borrower”.

1.26         “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of Pennsylvania, and a day on which Agents are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market.

1.27         “Capital Expenditures” shall mean with respect to any Person for any period the aggregate of all expenditures by such Person and its Subsidiaries made during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, other than the interest component of any Capitalized Lease Obligation (without duplication as to any period).  No expenditures for assets purchased as part of a Permitted Acquisition will constitute Capital Expenditures for purposes hereof.

1.28         “Capital Lease” shall mean any leasing or similar arrangement which, in accordance with GAAP is classified as a capital lease.

1.29         “Capital Stock” shall mean all common stock or preferred stock, whether voting or non-voting.

1.30         “Capitalized Lease Obligations” shall mean, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date on a balance sheet prepared in accordance with GAAP.

1.31         “Cash Dominion Event” shall have the meaning set forth in the ABL Credit Agreement.

1.32         “Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision of any such state, commonwealth or territory or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating from either S&P or Moody’s; (c) commercial paper or other indebtedness maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then an equivalent rating from another nationally recognized rating service); (d) certificates of deposit, time deposits and Eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $500,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (e) repurchase obligations for underlying securities of the types described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (iv) above or securities dealers of recognized national standing; (f) United States dollars, euros, pounds sterling and local currencies held by Foreign Subsidiaries from time to time in the ordinary course of business; (g) in the case of any investment by a Foreign Subsidiary or investments made in a country outside the United States of America, “Cash Equivalents” will also include: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or agency thereof) and (ii) other customarily utilized high-quality investments in the country where such Subsidiary is located or in which such investment is made; and (h) investments in money market funds or shares of investment companies that are registered under the Investment Company Act of 1940 that invest substantially all their assets in securities of the types described in clauses (a) through (g) above. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a), (b) and (f) above, provided, that, such amounts are converted into any currency listed in clauses (a), (b) and (f) above, as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

1.33         “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, any requests, rules, regulations, guidelines or directives thereunder or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act after the Closing Date shall be deemed to be a “Change in Law”.

1.34         “Change in Consolidated Working Capital” means for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period.

1.35         “Change of Control” shall mean the occurrence of any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of Parent’s assets (determined on a consolidated basis for Parent and its Subsidiaries) to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement), other than to the AEA Group and the Management Group; (b) the approval by the holders of Equity Interests of Parent or any Borrower, as the case may be, of any plan or proposal for the liquidation or dissolution of Parent or such Borrower, respectively (whether or not otherwise in compliance with the provisions of this Agreement); (c) any Person or Group, other than the AEA Group and the Management Group, shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than fifty (50%) percent of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; (d) the replacement of a majority of the board of directors of Parent over a two-year period from the directors who constituted the board of directors of Parent at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of Parent then still in office who either were members of any such board of directors at the beginning of such period or whose election as a member of any such board of directors was previously so approved; or (e) Parent at any time ceases to own, directly or indirectly, one hundred (100%) percent of the Equity Interests of any Borrower.

1.36         “Closing Date” shall mean the date of this Agreement.

1.37         “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.38         “Collateral” shall have the meaning set forth in Section 5 hereof.

1.39         “Collateral Agent” shall mean Credit Suisse, in its capacity as collateral agent on behalf of the Secured Parties pursuant to the terms hereof and any replacement or successor collateral agent hereunder.

1.40         “Commitment Percentage” shall mean, for each Lender, the percentage next to such Lender’s name on Exhibit D hereto or in the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof.

1.41         “Consolidated EBITDA” shall mean, for any period, the sum (without duplication) of: (a) Consolidated Net Income for such period; plus (b) to the extent Consolidated Net Income has been reduced thereby, (i) all income taxes of Parent and its Subsidiaries paid or accrued in accordance with GAAP for such period, (ii) Interest Expense for such period, (iii) Consolidated Non-cash Items for such period less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for Parent and its Subsidiaries in accordance with GAAP, (iv) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (v) (A) up to $1,500,000 each year payable to the AEA Group pursuant to the first paragraph of Section 2 of the Management Agreement (as in effect on the date hereof), (B) any transactional fees payable to the AEA Group pursuant to such Management Agreement and (C) reasonable expenses payable to the AEA Group pursuant to such Management Agreement (provided, that, the aggregate amounts for purposes of clauses (B) and (C) of this subsection (v) shall not exceed $1,500,000 each year), minus (c) all cash payments made during such period on account of reserves, restructuring charges and other non-cash items added pursuant to clause (b)(iii) above in a previous period.

1.42         “Consolidated Net Income” shall mean, with respect to Parent and its Subsidiaries for any period, the aggregate net income (or loss) of Parent and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that, there shall be excluded therefrom, without duplication: (a) after-tax gains or losses from asset sales or abandonment or reserves relating thereto; (b) after-tax extraordinary gains or losses; (c)  any unusual non-recurring charges (including severance, relocation costs and one-time compensation charges and including restructuring charges or reserves including costs related to closure of facilities), provided that the amount excluded pursuant to this clause (c) in any twelve-month period shall not exceed 7.5% of Consolidated EBITDA for such twelve-month period; (d) the cumulative effect of a change in accounting principles; (e) the net income of any Person, other than Parent or a Subsidiary, except to the extent of cash dividends or distributions paid to Parent or to its Subsidiary by such Person; (f) in the case of a successor to Parent or any Borrower by consolidation or merger or as a transferee of the assets of Parent or such Borrower, as the case may be, any net income of the successor corporation prior to such consolidation, merger or transfer of assets; (g) the amortization of any premiums, fees or expenses incurred in connection with any Permitted Acquisition by Parent or any of its Subsidiaries of assets or Capital Stock or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with such acquisition) and 17 (including non-cash charges relating to intangibles and goodwill) to be recorded on Parent’s consolidated balance sheet, in each case in connection with such Permitted Acquisitions; (h) any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity based awards; (i) unrealized gains and losses with respect to Hedging Agreements or other derivative instruments pursuant to FASB 133, “Accounting for Derivative Instruments and Hedging Activities”, or otherwise; (j) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP, including, without limitation, the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments; (k) fees, costs and expenses incurred by Parent or any of its Subsidiaries during any period in connection with any acquisition, any other Investment permitted by Section 10.4, disposition or retirement, refinancing, issuance or incurrence of Indebtedness by Parent or any of its Subsidiaries or an equity issuance or offering (including the IPO) by Parent (or any of its direct or indirect parents) or its Subsidiaries (including, without limitation, in each case, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses directly relating thereto and write-offs of any debt issuance costs relating to Indebtedness being retired or repaid in connection with such acquisition, other Investment, disposition, retirement, refinancing, offering, issuance or incurrence, as well as bonus payments paid to employees in connection with such acquisition, other Investment, disposition, retirement, refinancing, offering, issuance or incurrence), regardless of whether such acquisition, other Investment, disposition, retirement, refinancing, offering, issuance or incurrence has in fact been consummated; (l) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Agreements or other derivative instruments or amortization or write-off of deferred financing fees and any expenses of bridge or other financing fees; (m) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 and (n) the income of any Subsidiary that is not a Borrower or Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary.

1.43         “Consolidated Non-cash Items” shall mean, for any period, the aggregate depreciation, amortization and all other non-cash expenses of Parent (including, without limitation, charges related to the impairment of intangibles) and its Subsidiaries reducing Consolidated Net Income of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including deferred rent but excluding any such charge which requires an accrual of or a reserve for cash charges for any period).

1.44         “Consolidated Total Assets” shall mean, as of any date, the total assets of Parent and its consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Parent as of such date.

1.45         “Consolidated Working Capital” means at the date of determination thereof, the aggregate amount of all current assets (excluding cash, Cash Equivalents and deferred taxes recorded as assets) minus the aggregate amount of all current liabilities (excluding, without duplication, Indebtedness under the ABL Credit Agreement and deferred taxes recorded as liabilities), in each case determined on a consolidated basis for the Parent and its Subsidiaries.

1.46         “Control Agent” shall have the meaning provided in the Intercreditor Agreement.

1.47         “Control Collateral” shall have the meaning provided in the Intercreditor Agreement.

1.48         “Credit Suisse” shall mean Credit Suisse AG, Cayman Islands Branch and its successors.

1.49         “Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to (a) the product obtained by multiplying (i) the applicable Retained Percentage by (ii) Excess Cash Flow, with respect to any fiscal year (or portion thereof) of Parent for which the prepayment under Section 2.3(b)(iii) is required plus (b) the sum of any Declined Amounts available to the Borrowers pursuant to Section 2.3(d) hereof, plus (c) other than Net Cash Proceeds of any Specified Equity Contribution, Net Cash Proceeds of any Equity Issuance by the Parent or of any capital contributions to the Parent to the extent such Net Cash Proceeds are contributed to the Parent and are not otherwise required to be applied to prepay the Loans in accordance with the provisions of Section 2.3(b) and that are not used for any other purpose, as such amount may be reduced from time to time to the extent that all or a portion of Cumulative Credit is applied to make Investments, Restricted Payments, or prepayments of Indebtedness.

1.50         “Debt Issuance” shall mean the issuance of any Indebtedness by any Borrower or Guarantor or any of their Subsidiaries (excluding any Equity Issuance or any Indebtedness of any Borrower or Guarantor or their Subsidiaries permitted to be incurred pursuant to Section 10.3 hereof (other than (i) Specified Refinancing Indebtedness and (ii) Permitted Ratio Indebtedness to the extent the proceeds thereof are not used to finance Permitted Investments, Permitted Acquisitions, the payment of any of the Obligations (as defined in the ABL Credit Agreement), and the payment of fees and expenses in connection therewith).

1.51         “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.52         “Declined Amounts” shall have the meaning provided in Section 2.3(d) hereof.

1.53         “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agents, by and among Collateral Agent (and if applicable, the ABL Collateral Agent or the Control Agent), any Borrower or any Guarantor that is the customer of the bank with respect to a deposit account at such bank and such bank, which, if required hereunder, is sufficient to perfect the security interests of Collateral Agent therein and provides such other rights with respect thereto as Agents require.

1.54         “Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) or upon the happening of any event or condition:

(a)           matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)           is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests); or

(c)           is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is six (6) months after the Maturity Date; provided, that, an Equity Interest that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full in cash of all of the Obligations.

1.55         “Documentation Agents” shall mean, collectively, UBS Securities LLC and Wells Fargo Securities, LLC, in their respective capacities as co-documentation agents.

1.56         “Dutch Auction” means an auction (an “Auction”) conducted by Parent or one of its Subsidiaries (in such capacity, the “Offeror”) in order to purchase Loans in accordance with the following procedures:

(A)          Notice Procedures.  In connection with an Auction, the Borrower Agent will provide notification to the Administrative Agent (for distribution to the Lenders) of the Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (i) the maximum principal amount of Loans the Offeror is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $5,000,000 with minimum increments of $1,000,000 in excess thereof, (ii) the discount to par, which shall be a range (the “Discount Range”) of prices per $1,000 (in increments of $5), at which the Offeror would be willing to purchase Loans in the Auction, and (iii) the date on which the Auction will conclude, on which date Return Bids (defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”).

(B)           Reply Procedures.  In connection with any Auction, each Lender may, in its sole discretion, participate in such Auction and each Lender wishing to participate in such Auction shall, prior to the Expiration Time, provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) of Loans (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of Loans which must be in increments of $1,000,000 that such Lender is willing to offer for sale at its Reply Discount (the “Reply Amount”).  A Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to the Lender’s entire remaining amount of such Loans.  Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three bids only one of which can result in a Qualifying Bid (as defined below).  In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, a form of assignment and acceptance (the “Form of Assignment and Acceptance”) in a form reasonably acceptable to the Administrative Agent.  The Offeror will not purchase any Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Discount (as defined below).

(C)           Acceptance Procedures.  Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Offeror, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which Offeror can complete the Auction at the Auction Amount (or such lesser amount of Loans for which the Offeror has received Qualifying Bids).  Offeror shall purchase Loans (or the respective portions thereof) from each Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, Offeror shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent).  If a Lender has submitted a Return Bid containing multiple bids at different Reply Discounts, only the bid with the highest Reply Discount that is equal to or greater than the Applicable Discount will be deemed the Qualifying Bid of such Lender.  Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

(D)          Additional Procedures.  Once initiated by an Auction Notice, Offeror may not withdraw an Auction other than a Failed Auction.  Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.  No more than one Auction may be ongoing at any one time and no more than 2 Auctions may be made during any fiscal year of the Parent.  To the extent not expressly provided for herein, each Auction shall be consummated pursuant to the procedures established by the Administrative Agent acting in its reasonable discretion.  In connection with any Auction, Offeror shall pay any breakage costs due under Section 3.10.

1.57         “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is an Approved Fund; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act), provided, that, neither any Borrower nor any Guarantor or any Affiliate (other than any Sponsor Affiliated Lender) of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as provided in Section 15.7(g) or as Administrative Agent and Required Lenders may otherwise specifically agree; and provided, further, that, a natural person shall not qualify as an Eligible Transferee.

1.58         “Engagement Letter” shall mean the engagement letter dated January 27, 2011 among Parent, the Arrangers and Wells Fargo Capital Finance, LLC.

1.59         “Environmental Laws” shall mean all foreign, Federal, State, Provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, binding judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b)  relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials as now or may at any time be in effect during the term of this Agreement.

1.60         “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or leased and including embedded software that is licensed as part of such computer equipment), vehicles, rolling stock, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.61         “Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

1.62         “Equity Issuance” shall mean any public offering by the Parent or any direct or indirect parent of the Parent pursuant to a registration statement under the Securities Act (other than a registration statement on Form S-8 (or any successor form)) to any Person which is not a

Borrower or Guarantor or a Subsidiary of (a) shares of its capital stock (including, without limitation, any issuance of shares of its capital stock pursuant to the exercise of options or warrants or pursuant to the conversion of any debt securities to equity) or (b) warrants or options that are exercisable for shares of its capital stock.

1.63         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.64         “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.65         “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or ERISA Affiliate in excess of $2,500,000.

1.66         “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.67         “Event of Default” shall have the meaning specified in Section 12.1 hereof.

1.68         “Excess Cash Flow” shall mean, for any fiscal year of the Parent (or, in the case of the fiscal year ending December 31, 2011 (except for purposes of determining the change in Consolidated Working Capital), the portion thereof commencing on July 1, 2011 and ending on December 31, 2011), the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year (or portion thereof) and (ii) reductions to Consolidated Working Capital of Parent and its Subsidiaries for such fiscal year (or portion thereof) over (b) the sum, without duplication, of (i) the amount of any taxes payable in cash by Parent and its Subsidiaries with respect to such fiscal year (or portion thereof), (ii) Interest Expense of Parent and its Subsidiaries for such fiscal year (or portion thereof) paid in cash, (iii) Capital Expenditures made in cash during such fiscal year (or portion thereof), except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.3(b) and other than any optional prepayments of Loans pursuant to Section 2.3(a)) made in cash by Parent, the Borrowers and their respective Subsidiaries during such fiscal year (or portion thereof), but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) additions to Consolidated Working Capital of Parent and its Subsidiaries for such fiscal year (or portion thereof), (vi) extraordinary, unusual or nonrecurring cash expenses and cash charges excluded in calculating Consolidated Net Income for such fiscal year (or portion thereof) pursuant to clause (b) or clause (c) of the definition of “Consolidated Net Income”, (vii) Consolidated Non-cash Items added to Consolidated Net Income in calculating Consolidated EBITDA for such fiscal year (or portion thereof), (viii) non-cash charges excluded in calculating Consolidated Net Income for such fiscal year (or portion thereof), (ix) losses attributable to discontinued operations (including operations disposed of during such fiscal year (or portion thereof) whether or not such operations were classified as discontinued) added to Consolidated Net Income in calculating Consolidated EBITDA for such fiscal year (or portion thereof), (x) cash consideration paid in connection with Permitted Acquisitions or Permitted Investments made in cash generated by the operations of the Parent and its Subsidiaries during such fiscal year (or portion thereof) and in each case not financed (and excluding any Permitted Acquisitions or Permitted Investments made using the Cumulative Credit) and (xi) Restricted Payments permitted under Section 10.5(d), (e), (f), (g) and (h) made in cash generated by the operations of the Parent and its Subsidiaries during such fiscal year (or portion thereof) and not financed (and excluding any Restricted Payments made using the Cumulative Credit).

1.69         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with all rules, regulations and interpretations thereunder or related thereto.

1.70         “Excluded Property” shall mean:

(a)           leased Real Property;

(b)           Real Property with a fair market value of less than (i) $1,000,000 for any individual property or (ii) $5,000,000 in the aggregate for all excluded Real Property other than any Real Property that is adjacent to, contiguous with or necessary or related to or used in connection with any Mortgaged Property;

(c)           motor vehicles subject to certificates of title in accordance with applicable State law;

(d)           any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Collateral Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect Collateral

Agent’s unconditional continuing security interests in and liens upon any rights or interests of a Borrower or Guarantor in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables);

(e)           any Equipment which is, or at the time of a Borrower’s or Guarantor’s acquisition thereof shall be, subject to a purchase money mortgage or other purchase money lien or security interest (including such interest giving rise to Capitalized Lease Obligations) permitted under clause (e) of the definition of the term Permitted Liens hereof if:  (i) the valid grant of a security interest or lien to Collateral Agent in such item of Equipment is prohibited by the terms of the agreement between such Borrower or Guarantor and the holder of such purchase money mortgage or other purchase money lien or security interest or under applicable law and such prohibition has not been or is not waived, or the consent of the holder of the purchase money mortgage or other purchase money lien or security interest has not been or is not otherwise obtained, or under applicable law such prohibition cannot be waived and (ii) the purchase money mortgage or other purchase money lien or security interest on such item of Equipment is or shall become valid and perfected;

(f)            the Capital Stock of any Foreign Subsidiary owned by another Foreign Subsidiary;

(g)           the Capital Stock of any Foreign Subsidiary owned directly by any Borrower or Guarantor in excess of sixty five (65%) percent of the total combined voting power of all of the issued and outstanding shares of Capital Stock of such Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2);

(h)           trademark or servicemark applications that have been filed with the U.S. Patent and Trademark Office on the basis of an “intent-to-use” with respect to such marks, unless and until a statement of use or amendment to allege use is filed or any other filing is made or circumstances otherwise change so that the interests of any Borrower or Guarantor in such applications is no longer on an “intent-to-use” basis, at which time such applications shall automatically and without further action by the parties be subject to the security interests and liens granted by Borrowers or Guarantors to Collateral Agent hereunder; and

(i)            assets as to which the Administrative Agent has reasonably determined that the costs of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby.

1.71         “Existing ABL Credit Agreement” shall mean the Loan and Security Agreement, dated as of February 13, 2008, by and among Parent, the Borrowers and the Guarantors, Wachovia Bank, National Association, as Administrative Agent, Wachovia Capital Markets, LLC, as Co-Lead Arranger and Co-Book Runner, General Electric Capital Corporation, as Syndication Agent, Co-Lead Arranger and Co-Book Runner and the lenders party hereto, as amended by the First Amendment thereto, dated as of February 29, 2008, and the Second Amendment thereto, dated as of July 22, 2010.

1.72         “Existing Credit Agreements” shall mean the Existing ABL Credit Agreement and the Existing Term Credit Agreement.

1.73         “Existing Term Credit Agreement” shall mean Term Loan and Security Agreement, dated as of February 29, 2008, by and among Parent, the Borrowers and the Guarantors, Wachovia Bank, National Association, as Administrative Agent, Wachovia Capital Markets, LLC, as Lead Arranger and Book Runner and the lenders party hereto, as amended by the First Amendment thereto, dated as of July 26, 2010.

1.74         “FATCA”: Sections 1471 through 1474 of the Code and any present or future regulations promulgated thereunder and any present or future official interruptions thereof.

1.75         “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

1.76         “Financing Agreements” shall mean, collectively, this Agreement, the Pledge Agreement, the Guarantee and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements (including the Intercreditor Agreement) and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement.

1.77         “Flood Hazard Property” shall mean any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

1.78         “Foreign Lender” shall mean any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code).

1.79         “Foreign Subsidiary” shall mean a Subsidiary of Parent that is organized or incorporated under the laws of any jurisdiction outside of the United States of America that is treated as a corporation for U.S. federal income tax purposes and any direct or indirect Subsidiary of a Foreign Subsidiary; sometimes being referred to herein collectively as “Foreign Subsidiaries”.

1.80         “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, unless otherwise agreed by Administrative Agent, for purposes of Section 11 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Administrative Agent prior to the date hereof, subject, however, in the case of determination of compliance with the financial covenants in Section 11, to the provisions of Section 15.2(h) hereof.

1.81         “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.82         “Guarantee” shall mean the guarantee dated as of the Closing Date executed by the Guarantors in favor of Administrative Agent, for the benefit of the Secured Parties.

1.83         “Guarantors” shall have the meaning set forth in the preamble hereto and include any other Person other than a Foreign Subsidiary that any time after the date hereof becomes a Guarantor; each sometimes being referred to herein individually as a “Guarantor”.

1.84         “Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep-well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

1.85         “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.86         “Hedge Agreement” shall mean a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement,

commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, and any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) entered into for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.87         “Inactive Subsidiary” shall mean, collectively, (a) each Subsidiary of Parent listed on Schedule 1.87 to the Information Certificate and (b) a Subsidiary of Parent (other than a Borrower) designated in writing by Borrower Agent to Agents after the date hereof as an Inactive Subsidiary and agreed to by Agents, provided, that, (i) such Subsidiary so designated after the date hereof shall only be considered an Inactive Subsidiary to the extent that the representations with respect thereto set forth in Section 8.12(e) hereof are true and correct with respect thereto and Agents shall have received such evidence thereof as they may reasonably require and (ii) such Subsidiaries are sometimes referred to herein collectively as “Inactive Subsidiaries”.

1.88         “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which are due six (6) months or more from the date after such property is acquired or such services are completed, and including, without limitation, customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition or Permitted Disposition (but excluding trade debt and accrued expenses incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (f) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any security interest in, lien or other encumbrance upon, or payable out of the proceeds of production from property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (i) the principal portion of all Capitalized Lease Obligations of such Person, (j) all obligations of such Person under Hedge Agreements, (k) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (l) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is ninety-one (91) days after the Maturity Date and other Disqualified Equity Interests, (m) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent such Person is liable for such Indebtedness.

1.89         “Information Certificate” shall mean, collectively, the Information Certificate of Borrowers and Guarantors constituting Exhibit B hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agents in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.90         “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.91         “Intercreditor Agreement” shall mean that certain ABL/Term Loan Intercreditor Agreement, dated as of the date hereof, in substantially the form of Exhibit E hereto.

1.92         “Interest Coverage Ratio” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for such twelve-month period to (b) Net Cash Interest Expense for such twelve-month period, in each case calculated on a Pro Forma Basis.

1.93         “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the amount equal to total interest expense of such Person and its Subsidiaries on a consolidated basis for such period, whether paid or accrued (including the interest component of any Capital Lease for such period), and in any event, including, without limitation, (a) discounts in connection with the sale of any Accounts, (b) bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments or any factoring, securitization or similar arrangements, (c) interest payable by addition to principal or in the form of property other than cash and any other interest expense not payable in cash, and (d) the costs or fees for such period associated with Hedging Agreements to the extent not otherwise included in such total interest expense (excluding breakage costs incurred in connection with the termination of Hedging Agreements on or about the date hereof, if any).

1.94         “Interest Period” shall mean, with respect to any Eurodollar Rate Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2), three (3), or six (6) months thereafter (and, if acceptable to all Lenders, nine (9) or twelve (12) months thereafter), as any Borrower (or Borrower Agent on behalf of such Borrower) may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

1.95         “Interest Rate” shall mean,

(a)           as to Base Rate Loans, a rate equal to the then Applicable Margin for Base Rate Loans on a per annum basis plus the Base Rate, and

(b)           as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate.

(c)           Notwithstanding anything to the contrary contained herein, Administrative Agent may, at its option, and Administrative Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans and Eurodollar Rate Loans plus two percent (2%) per annum, for the period from and after the date of the occurrence of an Event of Default but only for so long as such Event of Default is continuing.

1.96         “International” shall mean CPG International Holdings LP, a Delaware limited liability company, and its successors and assigns.

1.97         “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.98         “Investment” shall have the meaning set forth in Section 10.4 hereof.

1.99         “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agents, by and among Collateral Agent (and if applicable, ABL Collateral Agent or Control Agent), the applicable Borrower or Guarantor that is an account holder or customer (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such account holder or customer, that is sufficient to perfect the security interests of Collateral Agent therein and provides such other rights with respect thereto as Agents require.

1.100       “IPO” shall mean an initial public offering of the Equity Interests of Parent or any direct or indirect parent of the Parent.

1.101       “Last Twelve Month Period” shall mean, as of any date, the twelve (12) most recent immediately preceding fiscal months for which Administrative Agent has received financial statements in accordance with Section 9.6.

1.102       “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 15.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.103       “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.104       “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

1.105       “Loans” or “Term Loan” shall mean the term loan provided to or for the benefit of any Borrower pursuant to Section 2.1 hereof.  Unless the context shall otherwise require, the term “Loans” or “Term Loans” shall include any Additional Term Loans.

1.106       “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in US Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “London Interbank Offered Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in US Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

1.107       “Management Agreement” shall mean the Management Agreement, dated as of May 10, 2005, by and between AEA Investors LLC and CPG I, as amended pursuant to Amendment No. 1 to Management Agreement, dated as of May 1, 2006.

1.108       “Management Group” means the group consisting of the directors, executive officers and other management personnel of any Borrower or any direct or indirect parent entity of any Borrower, as the case may be, on the date hereof, together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of any Borrower or any direct or indirect parent entity of any Borrower as applicable, was approved by a vote of a majority of the directors of such Borrower or any direct or indirect parent entity of such Borrower, as applicable, then still in office who were either directors on the date hereof or whose election or nomination was previously so approved and (b) executive officers and other management personnel of any Borrower or any direct or indirect parent entity of any Borrower, as applicable, hired at a time when the directors on the date hereof, together with the directors so approved, constituted a majority of the directors of such Borrower or any direct or indirect parent entity of such Borrower, as applicable.

1.109       “Material Adverse Effect” shall mean a material adverse effect on (a) business, assets, liabilities, results of operations, property or financial condition of the Parent and its Subsidiaries taken as a whole; (b) the ability of any Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed,  under this Agreement or any of the other Financing Agreements or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Financing Agreements or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the perfection or priority of any Lien in favor of the Collateral Agent.

1.110       “Material Contract” shall mean any contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.111       “Maturity Date” shall mean February 18, 2017 unless accelerated sooner in accordance with the terms hereof.

1.112       “Maximum Interest Rate” shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of a Borrower to an Agent or a Lender, or to the extent that at any time such applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.

1.113       “Moody’s” shall mean Moody’s Investors Service, Inc., and its successors and assigns.

1.114       “Mortgaged Property” shall mean any owned Real Property of a Borrower or Guarantor listed in the Information Certificate (other than Excluded Property) and any other Real Property of a Borrower or Guarantor (other than Excluded Property) that may be acquired after the Closing Date and subject to a Mortgage pursuant to Section 9.13.

1.115       “Mortgages” shall mean any mortgage, deed of trust or deed to secure debt executed by a Borrower or Guarantor in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

1.116       “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, any Guarantor or any ERISA Affiliate or with respect to which any Borrower, any Guarantor or any ERISA Affiliate may incur any liability.

1.117       “Net Cash Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, Interest Expense for such period, excluding amortizing of financing fees, interest paid in property other than cash or any other interest expense not payable in cash.  Notwithstanding anything contained in this Agreement to the contrary, for purposes of calculating Net Cash Interest Expense for the (i) fiscal quarter ended March 31, 2011, the Net Cash Interest Expense shall be deemed to equal to $4,275,000 (the “Deemed Amount”); (ii) four consecutive fiscal quarter period ended March 31, 2011, the Net Cash Interest Expense shall be deemed to equal the Deemed Amount multiplied by four; (iii) four consecutive fiscal quarter period ended June 30, 2011, the Net Cash Interest Expense shall be deemed to be equal to the sum of (a) the Deemed Amount plus (b) the Net Cash Interest Expense for the fiscal quarter ended June 30, 2011, and then multiplied by two; and (iv) four fiscal consecutive quarter period ended September 30, 2011, the Net Cash Interest Expense shall be deemed to be equal to the sum of (a) the Deemed Amount plus (b) the Net Cash Interest Expense for the fiscal quarter ended June 30, 2011 plus (c) the Net Cash Interest Expense for the fiscal quarter ended September 30, 2011, divided by three and then multiplied by four.

1.118       “Net Cash Proceeds” shall mean the aggregate cash proceeds received by Parent or any of its Subsidiaries in respect of any Asset Disposition, or as proceeds of any loans or other financial accommodations provided to it or as proceeds from any Equity Issuance or Indebtedness, in each case net of the reasonable and customary direct costs relating to such Asset Disposition, or loans or other financial accommodation or Equity Issuance (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof and in the case of any Asset Disposition, amounts applied to the repayment of Indebtedness secured by a valid and enforceable lien (other than a lien created under the Financing Agreements) on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction.

1.119       “No Undisclosed Information Representation” by a Person means a representation that such Person is not in possession of any material non-public information with respect to Parent, a Borrower or their respective Affiliates, or the respective securities of any of the foregoing.

1.120       “Obligations” shall mean any and all Loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to an Agent or any Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower or Guarantor under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

1.121       “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

1.122       “Other Taxes” shall have the meaning given to such term in Section 6.8 hereof.

1.123       “Parent” shall mean CPG International Inc., a Delaware corporation, and its successors and assigns.

1.124       “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans in conformity with the provisions of Section 15.7 of this Agreement governing participations.

1.125       “Partnership Agreement” shall mean the Agreement of Limited Partnership in International, effective as of May 10, 2005, by and among CPH Holding I LLC, as General Partner and the persons who subscribe thereto as Limited Partners.

1.126       “Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

1.127       “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

1.128       “Permits” shall have the meaning set forth in Section 8.7.

1.129       “Permitted Acquisitions” shall mean the purchase by a Borrower or Guarantor after the date hereof of all or substantially all of the assets of any Person or a business or division of such Person (including pursuant to a merger with such Person or the formation of a wholly owned Subsidiary solely for such purpose that is merged with such Person) or of all or a majority of the Equity Interests (such assets or Person being referred to herein as the “Acquired Business”) and in one or a series of transaction that satisfies each of the following conditions:

(a)           as of the date of the acquisition or any payment in respect thereof and after giving effect to the acquisition or such payment, no Default or Event of Default shall exist or have occurred and be continuing;

(b)           if the aggregate amount of the consideration payable with respect to such proposed acquisition or series of related acquisitions is greater than $5,000,000, Administrative Agent shall have received, not less than five (5) Business Days’ prior to the acquisition, the Permitted Transaction Projections with respect to such acquisition showing that the Senior Secured Leverage Ratio for Parent and its Subsidiaries is projected to be equal to or less than 2.50 to 1.0 at all times during such period; provided, that, consideration for such purpose shall include the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests, net of the applicable Acquired Business’ cash (including Cash Equivalents) balance as of the date of the acquisition) to be paid, issued or delivered in connection with any such Permitted Acquisition;

(c)           Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating that the Parent and its Subsidiaries shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 11 both prior, and after giving effect, to such acquisition;

(d)           the Acquired Business shall be a company that engages in a line of business substantially similar to, or ancillary or related to, or used or useful to, the business that the Borrowers are engaged in on the date hereof;

(e)           in the case of the acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition and shall not have commenced any action which alleges that such acquisition will violate applicable law;

(f)            Administrative Agent shall have received, not less than five (5) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Administrative Agent may reasonably request, in each case with such information to include (i) parties to such acquisition, (ii) the proposed date and amount of the acquisition, (iii) a list and description of the assets or shares to be acquired, (iv) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price);

(g)           if the aggregate amount of the consideration payable with respect to such proposed acquisition or series of related acquisitions is greater than $5,000,000, Administrative Agent shall have received either (i) the audited consolidated financial statements with respect to the Acquired Business for the three (3) fiscal years most recently ended for which financial statements are available, together with an unqualified opinion of independent certified public accountants, and interim unaudited consolidated financial statements with respect to the Acquired Business for each quarterly period ended since the last audited financial statements for which financial statements are available, or (ii) a “quality of earnings” review with respect to the Acquired Business, conducted by a third party reasonably acceptable to Administrative Agent, or (iii) such other historical financial statements with respect to the Acquired Business as may be reasonably acceptable to Administrative Agent; provided, that, (A) if the Acquired Business has not existed for the last three (3) fiscal years, Administrative Agent shall have received such reasonably satisfactory audited consolidated financial statements for the full fiscal years for which it existed and which are completed and in addition, at the option of the Administrative Agent, such reasonably satisfactory “quality of earnings” review and (B) consideration for such purpose shall include the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests, net of the applicable Acquired Business’ cash (including Cash Equivalents) balance as of the date of the acquisition) to be paid, issued or delivered in connection with any such Permitted Acquisition;

(h)           if the aggregate amount of the consideration payable with respect to such proposed acquisition or series of related acquisitions is equal to or less than $5,000,000, Administrative Agent shall have received either (i) the audited consolidated financial statements with respect to the Acquired Business for the three (3) fiscal years most recently ended for which financial statements are available, together with an unqualified opinion of independent certified public accountants, and interim unaudited consolidated financial statements with respect to the Acquired Business for each quarterly period ended since the last audited financial statements for which financial statements are available, or (ii) if any of such audited financial statements and opinions are not available, such unaudited financial statements or reviewed financial statements with respect to the Acquired Business for such fiscal years as may have been prepared, or (iii) such other historical financial statements with respect to the Acquired Business as may be reasonably acceptable to Administrative Agent; provided, that, consideration for such purpose shall include the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests, net of the applicable Acquired Business’ cash (including Cash Equivalents) balance as of the date of the acquisition) to be paid, issued or delivered in connection with any such Permitted Acquisition;

(i)            Administrative Agent shall have received a certificate of the chief financial officer or chief executive officer of Borrower Agent certifying to Administrative Agent and Lenders that such transaction complies with this definition;

(j)            upon Administrative Agent’s request, Administrative Agent shall have received (i) a reasonably detailed description of all material information relating to such acquisition and copies of all material documentation pertaining to such transaction, and (ii) all such other information and data relating to such transaction or the Acquired Business as may be reasonably requested by Administrative Agent; and

(k)           the total cash consideration (without taking into account the proceeds of Subordinated Debt, unsecured Indebtedness or Equity Interests to the extent used to pay a portion or all of the consideration for the Acquired Business) for all such acquisitions made during the term of this Agreement shall not exceed the sum of (x) the Cumulative Credit that a Borrower, a Guarantor or a Subsidiary elects to apply pursuant to this clause (k), such election to be specified in a written notice of the Borrower Agent calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied and (y) $150,000,000 in the aggregate.

1.130       “Permitted Dispositions” shall mean each of the following:

(a)           sales and leasing of Inventory in the ordinary course of business,

(b)           the sale or other disposition of used, worn-out, obsolete or damaged machinery, equipment and interests in real property (other than Mortgaged Property) or machinery, equipment and interests in real property (other than Mortgaged Property) no longer used, useful, usable or necessary in the conduct of the business of Parent and its Subsidiaries;

(c)           the sale or other disposition of property by Parent or any Subsidiary thereof to a Borrower or Guarantor, provided, that, if the transferor of such property is a Borrower or Guarantor (i) the transferee thereof must be (A) a Borrower if the transferor is a Borrower or (B) a Borrower or Guarantor if the transferor is a Guarantor, (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 10.4 hereof and (iii) to the extent of any security interests and lien of Collateral Agent with respect to such property prior to its sale or other disposition, the security interest and lien of Collateral Agent on such property shall continue in all respects and shall not be deemed released or terminated as a result of such sale or other disposition and Borrowers and Guarantors shall execute and deliver such agreements, documents and instruments as Agents may reasonably request with respect thereto;

(d)           the sale or other disposition of property by (x) any Subsidiary that is not a Borrower or Guarantor to any other Subsidiary that is not a Borrower or Guarantor or (y) any Borrower or Guarantor to any Subsidiary that is not a Borrower or Guarantor; provided that the aggregate amount of the sales and other dispositions pursuant to this clause (d)(y) shall not exceed $5,000,000 in the aggregate;

(e)           the sale of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business consistent with the practices of Parent and its Subsidiaries as of the date hereof;

(f)            the grant by Parent and its Subsidiaries after the date hereof of a license of any Intellectual Property owned by Parent and its Subsidiaries, provided, that, the rights of the licensee shall be subject to the rights of Collateral Agent, and shall not adversely affect, limit or restrict the rights of Collateral Agent to use any Intellectual Property of Parent and its Subsidiaries to sell or otherwise dispose of any Inventory or other Collateral or otherwise adversely limit or interfere in any respect with the use of any such trademarks by Collateral Agent in connection with the exercise of its rights or remedies hereunder or under any of the other Financing Agreements;

(g)           the IPO and any other issuance and sale by Parent and its Subsidiaries of Equity Interests of Parent and its Subsidiaries after the date hereof for cash; provided, that, (A) Parent and its Subsidiaries shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 10.5 hereof and (B) except with respect to the IPO or any other Equity Issuance by the Parent, as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(h)           the issuance of Equity Interests of Parent consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Parent for the benefit of its employees, directors and consultants; provided, that, in no event shall Parent be required to issue, or shall Parent issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Default or Event of Default;

(i)            the issuance of Equity Interests of a Foreign Subsidiary to foreign nationals to the extent required by foreign law and in the ordinary course of business;

(j)            the termination of Hedge Agreements permitted hereunder;

(k)           a transfer of Equipment by a Borrower or Guarantor or any of their respective Subsidiaries to a manufacturer or dealer with respect to such Equipment pursuant to a trade-in of such Equipment; provided, that, such Equipment is replaced, substantially concurrently by like-kind equipment having the same or better value and without additional payments by such Borrower or Guarantor or Subsidiary in respect thereof;

(l)            the abandonment or other disposition of Intellectual Property that (i) is not material and is no longer used or useful in any material respect in the business of any Borrower, Guarantor or their Subsidiaries, (ii) does not appear on or is not otherwise affixed to or incorporated in any Inventory, (iii) is not necessary in connection with the Records, or (iv) does not have any material value; provided, that, no Default or Event of Default shall exist or have occurred and be continuing as of the date of such abandonment or other disposition and after giving effect thereto;

(m)          the sale of any Equipment or Real Property that is otherwise permitted hereunder as a Permitted Disposition pursuant to a Sale and Leaseback Transaction;

(n)           any sale or other disposition of assets (other than Receivables and Inventory) subject to a security interest or lien permitted hereunder pursuant to the exercise by the holder of such security interest or lien of its remedies with respect to such assets, to the extent that the default that gave rise to the right of such holder to exercise its remedies is not a Default or Event of Default hereunder;

(o)           any transfer of property or assets, or issuance of Equity Interests, that is a Restricted Payment permitted under Section 10.5 or a Permitted Acquisition permitted under Section 10.4 or Permitted Investment permitted under Section 10.4;

(p)           the transfer of cash for the payment of Indebtedness to the extent such payments are permitted hereunder and for the payment of other payables in the ordinary course of the business of Borrowers and Guarantors or their Subsidiaries;

(q)           sales or other dispositions of assets of Parent and its Subsidiaries constituting ABL Priority Collateral permitted by the ABL Credit Agreement and the Intercreditor Agreement and applied in accordance with the ABL Credit Agreement; and

(r)            sales or other dispositions of assets of Parent and its Subsidiaries not otherwise subject to the provisions set forth in this definition, provided, that, as to any such sale or other disposition, each of the following conditions is satisfied:

(i)            such sales or other dispositions shall be in an amount not to exceed $10,000,000 in the aggregate in any fiscal year;

(ii)           in the case of any sale or other disposition where the amount of the consideration payable in connection with such sale or other disposition is in excess of $5,000,000 or at any time that the aggregate amount of the consideration payable in connection with all such sales or other dispositions permitted under this clause (r) in any fiscal year are in excess of $5,000,000, then as to all sales or other dispositions in such fiscal year thereafter (and consideration for such purpose shall include the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests, to be paid, issued or delivered in connection with any such sale or other disposition):

(A)          not less than seventy-five (75%) percent of the consideration to be received by Borrowers and Guarantors shall be paid or payable in cash and shall be paid contemporaneously with consummation of the transaction (it being understood that (x) any securities, notes or other obligations received by the Parent or any Subsidiary from the transferee that are converted by the Parent or such Subsidiary into cash (to the extent of the cash received) within 180 days after receipt and (y) any liabilities of the Parent or any Subsidiary assumed by the transferee or discharged in connection with the sale shall constitute cash for purposes of this clause (A));

(B)           the consideration paid or payable shall be in an amount not less than the fair market value of the property disposed of;

(C)           such transaction does not involve the sale or other disposition of any Equity Interest in any Subsidiary or of Receivables other than Receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise constituting a Permitted Disposition (but in no event constituting Accounts of a Borrower or Guarantor); and

(D)          as of the date of any such sale or other disposition, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(iii)          in the case of any sale or other disposition where the amount of the consideration payable in connection with such sale or other disposition is equal to or less than $5,000,000 and so long as the aggregate amount of the consideration payable in connection with all such sales or other dispositions permitted under this clause (r) in any fiscal year is equal to or less than $5,000,000, then as to all sales or other dispositions in such fiscal year (and consideration for such purpose shall include the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests, to be paid, issued or delivered in connection with any such sale or other disposition), as of the date of any such sale or other disposition, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

provided, further, that with respect to any Asset Disposition permitted pursuant to clause (b) or (r) above, the Net Cash Proceeds therefrom shall be reinvested or applied to prepay the Loans in accordance with the provisions of Section 2.3(b).

1.131       “Permitted Investments” shall mean each of the following:

(a)           Investments consisting of accounts receivables owing to any Borrower or Guarantor or any of their respective Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(b)           the endorsement of instruments for collection or deposit in the ordinary course of business;

(c)           Investments in cash or Cash Equivalents;

(d)           deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;

(e)           obligations under Hedge Agreements permitted under Section 10.3(e) hereof;

(f)            Investments the sole payment for which is Equity Interests of Parent that are otherwise permitted to be issued under the terms hereof and do not constitute Indebtedness;

(g)           receivables owing to Parent or any of its Subsidiaries, as well as advances in the form of deposits or a prepayment of expenses to vendors, suppliers, trade creditors and customers or endorsements for collection, in each case, if incurred, created or acquired in the ordinary course of business consistent with current practices as of the date hereof;

(h)           payroll, travel, commission and similar advances to cover matters that in good faith are expected at the time of such advances to be treated as expenses for accounting purposes in accordance with GAAP and that are made in the ordinary course of business consistent with current practices as of the date hereof;

(i)            the existing Investments of Parent and its Subsidiaries as of the date hereof in their respective Subsidiaries; provided, that, Parent and its Subsidiaries shall not have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(j)            (i) loans and advances by Parent and its Subsidiaries to directors, officers and employees of Parent and its Subsidiaries in the ordinary course of business for bona fide (including, without limitation, in connection with the purchase of Equity Interests by such directors, officers and employees) business purposes not in excess of $5,000,000 at any time outstanding and (ii) Investments made in connection with split-dollar life insurance program for the benefit of directors, officers and employees of Parent and its Subsidiaries in the ordinary course of business consistent with the current practices of Parent and its Subsidiaries as of the date hereof;

(k)           stock or obligations issued to Parent and its Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Parent and its Subsidiaries in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Collateral Agent, upon Agents’ request, together with such stock power, assignment or endorsement by Parent and its Subsidiaries as Agents may reasonably request;

(l)            obligations of account debtors to Parent and its Subsidiaries arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Parent and its Subsidiaries; provided, that, promptly upon the receipt of the original of any such promissory note in an amount greater than $250,000 individually or in the aggregate from any single account debtor (or regardless of the amount after an Event of Default exists or has occurred and is continuing, at the request of Agents) by

Parent and its Subsidiaries, such promissory note shall be endorsed to the order of Collateral Agent or Control Agent, as applicable by Parent and its Subsidiaries and promptly delivered to Collateral Agent or Control Agent, as applicable, as so endorsed;

(m)          (x) loans, advances and other Investments by a Borrower or Guarantor to or in a Borrower or Guarantor, or by a Subsidiary that is not a Guarantor in any Borrower, any Guarantor or any other Subsidiary after the date hereof and (y) loans, advances and other Investments by a Borrower or Guarantor to or in a Subsidiary that is not a Borrower or a Guarantor after the date hereof; provided, that, as to any such Investments, each of the following conditions is satisfied: (i) to the extent that such Investment gives rise to any Indebtedness, such Indebtedness is permitted hereunder, (ii) to the extent that such Investment gives rise to the issuance of any Equity Interests, such issuance is permitted hereunder and (iii) as to any such Investments made pursuant to the foregoing clause (m)(y), as of the date of any such Investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and the aggregate amount of such Investments made after the date hereof shall not exceed $5,000,000 at any time outstanding;

(n)           Investments constituting Restricted Payments permitted by Section 10.5;

(o)           Investments by Parent or any of its Subsidiaries in the form of Equity Interests received as consideration for the sale of assets pursuant to a Permitted Disposition by Parent or such Subsidiary to the extent permitted under Section 10.1(b);

(p)           any indemnity, purchase price adjustment, earnout or similar obligation payable to Parent or any of its Subsidiaries arising pursuant to a Permitted Acquisition in each case permitted under Section 10.4 or a Permitted Disposition in each case to the extent permitted under Section 10.1(b);

(q)           Investments consisting of advance payments for the purchase of inventory, supplies, material or equipment or the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons and in respect of Capital Expenditures made in the ordinary course of business consistent with the current practices of the Borrowers or Guarantors as of the date hereof, if any;

(r)            Investments permitted under Section 10.6;

(s)           Investments made with the portion, if any, of the Cumulative Credit on the date of such election that a Borrower, a Guarantor or a Subsidiary elects to apply pursuant to this clause (s), such election to be specified in a written notice of the Borrower Agent calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that (A) immediately before and immediately after giving effect to any such Investment on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing, (B) immediately after giving effect to any such Investment, Parent and its Subsidiaries shall be in Pro Forma Compliance with the financial covenants set forth in Section 11 and (C) in the case of any such Investments that are in excess of $5,000,000 or at any time that the aggregate amount of such Investments in any fiscal year are in excess of $5,000,000 the Administrative Agent shall have received such information as is required by clause (t)(ii) below;

(t)            Investments after the date hereof by Parent and its Subsidiaries in or to any Person (including, without limitation, a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form) not otherwise subject to the provisions above or in Section 10.4; provided, that, as to any such Investment, each of the following conditions is satisfied:

(i)            such Investments shall be in an amount not to exceed $10,000,000 in the aggregate for each fiscal year;

(ii)           in the case of any such Investments that are in excess of $5,000,000 or at any time that the aggregate amount of such Investments in any fiscal year are in excess of $5,000,000, then as to all such Investments in such fiscal year thereafter:

(A)          as of the date of the Investment or any payment in respect thereof and after giving effect to the Investment or such payment, no Default or Event of Default shall exist or have occurred and be continuing;

(B)           for any such Investment where the amount of any or all payments in respect thereof exceeds $5,000,000, Administrative Agent shall have received, not less than five (5) Business Days’ prior to the Investment, the Permitted Transaction Projections with respect to such Investment;

(C)           Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating that the Parent and its Subsidiaries shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 11 both prior, and after giving effect, to such acquisition,;

(D)          Administrative Agent shall have received not less than five (5) Business Days’ prior written notice of the proposed Investment and such information with respect thereto as Administrative Agent may reasonably request, in each case with such information to include (1) parties to such Investment, (2) the proposed date and amount of the Investment, and (3) the total amount of the Investment;

(E)           Administrative Agent shall have received a certificate of the chief financial officer or chief executive officer of Borrower Agent certifying to Agents and Lenders that such transaction complies with this definition; and

(F)           upon Administrative Agent’s request, Administrative Agent shall have received (1) a reasonably detailed description of all material information relating to such acquisition and copies of all material documentation pertaining to such transaction, and (2) all such other information and data relating to such transaction as may be reasonably requested by Administrative Agent;

(iii)          in the case of any such Investments that are equal to or less than $5,000,000 and so long as the aggregate amount of all such Investments in any fiscal year are equal to or less than $5,000,000, then as to all such Investments in such fiscal year, as of the date of any such Investment, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and

(u)           Investments made with the net cash proceeds of capital contributions to or sales of Equity Interests of the Parent (in each case, other than Specified Equity Contributions) to the extent such net cash proceeds are contributed to the Parent; provided that such Investments are made substantially simultaneously with such capital contributions or sales.

1.132       “Permitted Liens” shall mean, collectively:

(a)           the security interests and liens of Collateral Agent for itself and the benefit of the Secured Parties and the rights of setoff of Secured Parties provided for herein, created by the Mortgages and/or the other Financing Agreements, or under applicable law;

(b)           liens securing the payment of taxes, assessments or other governmental charges or levies either not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(c)           non-consensual statutory liens (other than liens arising under ERISA or securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business that do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s suppliers’, repairmen’s and mechanics’ liens, to the extent: (i) such liens do not in the aggregate materially detract from the value of the property of Borrowers and Guarantors taken as a whole and do not materially impair the use thereof in the operation of Borrowers and Guarantors taken as a whole, (ii) such liens secure Indebtedness which is not overdue or is fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, such Guarantor or such Subsidiary, in each case (i) prior to the commencement of foreclosure or other similar proceedings or

(ii) bonded, so as to prevent the forfeiture or sale of the property subject to any such lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(d)           (i) all liens, encumbrances and other matters disclosed in the Title Insurance Policy(ies), to the extent delivered to Agents pursuant to Section 4.1(m), (ii) such other title and survey exceptions as Administrative Agent has approved or may approve in writing in Agent’s reasonable discretion, and (iii) zoning restrictions, easements, licenses, rights of way covenants and other restrictions affecting the use of Real Property or other similar encumbrances incurred or entered into which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, such Guarantor or such Subsidiary as presently conducted thereon or materially impair the value or marketability of the Real Property which may be subject thereto;

(e)           security interests in Equipment and Real Property (other than Mortgaged Property) arising after the date hereof to secure Indebtedness permitted under Section 10.3(b) hereof, whether such Indebtedness is assumed or incurred by a Borrower, Guarantor or Subsidiary;

(f)            pledges and deposits of cash by any Borrower, Guarantor or Subsidiary after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower, Guarantor or Subsidiary as of the date hereof;

(g)           pledges and deposits of cash by any Borrower, Guarantor or Subsidiary after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower, Guarantor or Subsidiary as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance reasonably satisfactory to Agent;

(h)           liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower, Guarantor or Subsidiary located on the premises of such Borrower, Guarantor or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i)            statutory or common law liens or rights of setoff of depository banks with respect to funds of any Borrower, Guarantor or Subsidiary at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by such Borrower, Guarantor or Subsidiary at such banks (but not any other Indebtedness or obligations);

(j)            judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor and (iii) a stay of enforcement of any such liens is in effect;

(k)           leases or subleases of Real Property, non-disturbance agreements and rights of tenants, in each case, granted by any Borrower or Guarantor or a Subsidiary in the ordinary course of business and consistent with past practice to any Person so long as any such leases, subleases or non-disturbance agreements do not interfere in any material respect with the ordinary conduct of the business of such Borrower or Guarantor as presently conducted thereon or otherwise conflict with the terms of the Mortgages;

(l)            licenses of Intellectual Property permitted under clause (f) of the definition of Permitted Disposition;

(m)          liens on goods in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of such goods;

(n)           liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;;

(o)           liens attaching solely to cash (including earnest money) deposits or other escrow arrangements in connection with any letter of intent or purchase agreement in connection with any sale or purchase of the property of the Parent or its Subsidiaries or any Investment (including Permitted Acquisition) permitted hereunder;

(p)           the liens of the Collateral Agent for itself and the benefit of the Secured Parties (as each such term is defined in the ABL Credit Agreement), securing the ABL Obligations in accordance with the terms of the Intercreditor Agreement;

(q)           security interests and liens to secure Acquired Indebtedness permitted hereunder; provided that (i) the security interests and liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Parent or a Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Parent or a Subsidiary, and (ii) such security interests and liens do not extend to or cover any property or assets of Parent or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Parent or a Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Parent or a Subsidiary;

(r)            Specified Refinancing Liens and Permitted Other Indebtedness Liens; and

(s)           the security interests and liens set forth on Schedule 8.4 to the Information Certificate which are not otherwise permitted under the other clauses of this definition and any security interests and liens to secure Refinancing Indebtedness of the Indebtedness secured by such security interests and liens to the extent permitted under Section 10.3(q) hereof.

1.133       “Permitted Other Indebtedness” shall mean Indebtedness that is either unsecured or secured by Permitted Other Indebtedness Liens, provided that (A) the aggregate amount of Permitted Other Indebtedness, together with all Additional Term Loans then outstanding pursuant to Section 2.2, does not exceed $70,000,000; (B) (1) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (2) the maturity date of such Indebtedness shall not be shorter than the Maturity Date of the then outstanding Term Loans and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans, (3) subject to clause (4) below, the covenants, events of default, guarantees, collateral and other terms of such Indebtedness, when taken as a whole, are not more restrictive to the Parent and its Subsidiaries than those set forth in this Agreement (provided that a certificate of the Chief Financial Officer of the Borrower Agent delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Agent has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (3), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower Agent of its objection during such five Business Day period) and (4) in the case of Permitted Other Indebtedness consisting of bank credit facilities secured by Permitted Other Indebtedness Liens on a pari passu basis with the Liens securing the Obligations, the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees, or LIBOR/ABR floors, assuming, in the case of original issue discount and upfront fees, four-year life to maturity) may not be more than 50 basis points higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the then outstanding Term Loans, unless the interest rate margins with respect to the then outstanding Term Loans are increased by an amount equal to the difference between the all-in yield with respect to such Indebtedness and the corresponding all-in yield on the then outstanding Term Loans, minus 50 basis points; (C) immediately before and immediately after giving Pro Forma Effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing; and (D) immediately after giving effect to the incurrence of such Indebtedness, the Parent and its Subsidiaries shall be in Pro Forma Compliance with the financial covenants set forth in Section 11.

1.134       “Permitted Other Indebtedness Liens” shall mean Liens on the assets of the Parent and its Subsidiaries securing Permitted Other Indebtedness, which are, in the case of such Liens on the Collateral, junior to, or pari passu with, the Liens securing the Obligations, provided that such Liens are granted under security documents to a collateral agent or collateral trustee for the benefit of the holders of such Indebtedness and (i) in the case of such Liens on the Collateral that are junior to the Liens on the Collateral securing the Obligations, subject to a customary intercreditor agreement that is reasonably satisfactory to the Administrative Agent and that is entered into between the Collateral Agent (as collateral agent for the Secured Parties), such other collateral agent or collateral trustee, the Borrowers and Guarantors and any other relevant collateral agent or collateral trustee and which provides for lien sharing and for the junior treatment of such Liens on the Collateral to the Liens on the Collateral securing the Obligations, or (ii) in the case of such Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Obligations, subject to the Intercreditor Agreement pursuant to a joinder thereto and providing for lien sharing and the pari passu treatment of such Liens on the Collateral with the Liens on the Collateral securing the Obligations.

1.135       “Permitted Ratio Indebtedness” shall have the meaning set forth in Section 10.3(k).

1.136       “Permitted Tax Distributions” shall mean (a) in the event that International, the parent of Parent, is treated as a corporation for applicable Federal, State or local income tax purposes and is a member of a consolidated, combined or similar U.S. Federal, State or local income tax group of which it or another direct or indirect parent of Parent is the common parent, payments, dividends or distributions to International, or another direct or indirect parent of Parent, as the case may be, in order to pay the portion of any such consolidated, combined or similar income taxes that are attributable to the income of Parent and its Subsidiaries (to the extent such taxes are not payable directly by Parent or its Subsidiaries); provided, that, the amount of such payments, dividends or distributions, plus the amount of any such taxes payable directly by Parent and its Subsidiaries, do not exceed the taxes that Parent and its Subsidiaries would have paid as a stand-alone group; or (b) in the event that Parent is treated as a partnership for applicable U.S. Federal, State or local income tax purposes, aggregate payments, dividends or distributions to International, or any other direct parent entity of Parent, as the case may be, in an amount equal to, with respect to any taxable year of Parent, the product of (i) the highest combined U.S. Federal, State (or provincial) and local statutory tax rate (after taking into account the deductibility of State (or provincial) and local income tax for U.S. Federal income tax purposes) applicable to any direct (or, where the direct equity holder is a pass-through entity, indirect) equity holder of Parent, or any other direct parent entity of Parent, as the case may be, multiplied by (ii) the taxable income of Parent (to the extent such taxes are not payable directly by Parent or its Subsidiaries).

1.137       “Permitted Transaction Projections” shall mean, as to any proposed acquisition, Investment, disposition or other transaction, current, updated projections (including in each case, forecasted balance sheets and statements of income and loss, and statements of cash flow) for Parent and its Subsidiaries on such basis (whether monthly, quarterly, annually or otherwise) for such period as Administrative Agent may require after the acquisition, Investment or other transaction, giving effect thereto, all in reasonable detail and in a format consistent with the projections delivered by Parent to Administrative Agent prior to the date hereof, together with such supporting information as Administrative Agent may reasonably request, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and using such methodology as is consistent with the most recent financial statements delivered to Administrative Agent pursuant to Section 9.6 hereof.

1.138       “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.139       “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower or Guarantor may incur liability.

1.140       “Pledge Agreement” shall mean the pledge agreement dated as of the Closing Date executed by Borrowers and Guarantors in favor of Collateral Agent, for the benefit of the Secured Parties, and the Control Agent.

1.141       “Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower Agent.  The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

1.142       “Priority Collateral” shall mean “Term Loan Priority Collateral” as defined in the Intercreditor Agreement, and shall include, upon payment in full of the ABL Obligations and the termination of the ABL Credit Agreement, all ABL Priority Collateral.

1.143       “Procell Unit Purchase Agreement” shall mean, collectively, the following: (i)  the Unit Purchase Agreement, dated as of December 13, 2006, by and among CPG I and Christopher Bardasian, Kevin Sloan and Larry Sloan, (ii) that certain “side letter”, dated January 29, 2008, by and among CPG I, International, Christopher Bardasian, Kevin Sloan and Larry Sloan.

1.144       “Pro Forma Basis” shall mean, in connection with any calculation of Consolidated EBITDA and Indebtedness, after giving effect on a pro forma basis for the period of such calculation to: (a) the incurrence or repayment of any Indebtedness of Borrowers and Guarantors (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to the ABL Credit Agreement, occurring during the Last Twelve Month Period or at any time subsequent to the last day of the Last Twelve Month Period and on or prior to the date of such incurrence or repayment, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Last Twelve Month Period; and (b) any asset sales or asset acquisitions (including, without limitation, any Permitted Acquisition giving rise to the need to make such calculation as a result of the Borrowers and Guarantors (including any Person who becomes a Borrower or Guarantor as a result of such Permitted Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets that are the subject of the Permitted Acquisition or asset sale during the Last Twelve Month Period) occurring during the Last Twelve Month Period or at any time subsequent to the last day of the Last Twelve Month Period and on or prior to the date of such asset sale or Permitted Acquisition, as if such asset sale or Permitted Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Last Twelve Month Period, including giving effect to any Pro Forma Cost Savings (it being understood and agreed that any such Pro Forma Cost Savings shall be calculated net of actual cost savings realized during such period from such actions that are otherwise included in the calculation of Consolidated EBITDA); provided, that, such pro forma effect pursuant to this clause (b) shall be determined using the relevant financial statements of the business acquired or to be acquired if available and, in any event, shall be reasonably satisfactory to Administrative Agent.

1.145       “Pro Forma Compliance Certificate” shall mean, with respect to any event or transaction, or proposed event or transaction, a certificate of the chief financial officer, vice president of finance, treasurer or controller of Borrower Agent or Parent containing reasonably detailed calculations of the financial covenants set forth in Section 11 as of the most recent fiscal month end for which Administrative Agent has received financial statements pursuant to Section 9.6 based on the Last Twelve Month Period and certifying that the other conditions hereunder to the applicable event or transaction are satisfied, after giving effect to the applicable event or transaction on a Pro Forma Basis.

1.146       “Pro Forma Cost Savings” shall mean with respect to any period, the reductions in costs that (a) occurred during the Last Twelve Month Period that are directly attributable to a stock or an asset acquisition, disposition or operational change and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (b) are implemented, committed to be implemented, the commencement of implementation of which has begun or reasonably expected to be implemented in good faith by the business that was the subject of any such stock or asset acquisition, disposition or operational change within twelve (12) months of the date of the stock or asset acquisition, disposition or operational change and that are factually supportable and quantifiable and expected to have a continuing impact, as if, in the case of each of clauses (a) and (b), all such reductions in costs had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during the Last Twelve Month Period in order to achieve such reduction in costs.

1.147       “Pro Rata Share” shall mean, as to any Lender, the fraction (expressed as a percentage) the numerator of which shall be the unpaid amount of such Lender’s Loans and the denominator of which shall be the aggregate amount of all unpaid Loans.

1.148       “Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Equity Interests.

1.149       “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all rights of Borrower and Guarantor with respect to buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.150       “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d)  letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

1.151       “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.152       “Refinancing Indebtedness” shall have the meaning set forth in Section 10.3(q) hereof.

1.153       “Refinancing Transactions” shall mean (a) the repayment in full and termination of the Existing Credit Agreements and (b) the redemption in full of the Senior Fixed Rate Notes and the Senior Floating Rate Notes, whether through the redemption, tender offer, satisfaction and discharge or any combination of the foregoing.

1.154       “Register” shall have the meaning set forth in Section 6.4 hereof.

1.155       “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

1.156       “Repricing Transaction” shall mean any refinancing, replacement or repricing, in whole or in part, of any of the Loans under this Agreement, directly or indirectly, (x) from, or in anticipation of, the receipt of proceeds of any Indebtedness (including, without limitation, any Additional Term Loans or any new or additional loans under this Agreement), or (y) pursuant to any amendment (other than any amendment to a financial covenants herein or in the component definitions thereof that may result in a repricing) to this Agreement, in any case, having or resulting in a weighted average yield (to be determined by the Administrative Agent, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof generally and in their capacity as lenders or holders) as of the date of such refinancing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in the Adjusted Eurodollar Rate or Base Rate), less than the weighted average yield of (to be determined by the Agent, on the same basis as above) such Loans immediately prior to such refinancing, replacement or repricing, excluding in each case any refinancing, replacement or repricing of Loans in connection with a Change of Control transaction.

1.157       “Required Lenders” shall mean, at any time, those Lenders to whom more than fifty (50%) percent of the then outstanding Loans are owing.

1.158       “Restricted Payment” shall mean any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to Parent or such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent or any of its Subsidiaries, or any setting apart of funds or property for any of the foregoing and (b) the payment by Parent or any of its Subsidiaries of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of Parent or such Subsidiary.

1.159       “Retained Percentage” means, with respect to any fiscal year of the Parent, (a) 100% minus (b) the percentage of Excess Cash Flow for such fiscal year that is required to be used to prepay Loans pursuant to Section 2.3(b).

1.160       “Sale and Leaseback Transaction” shall mean, with respect to a Borrower or Guarantor, or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Borrower or Guarantor or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired (other than transient ownership of equipment to be subject to any operating lease), and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

1.161       “Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

1.162       “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

1.163       “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors and assigns.

1.164       “Secured Parties” shall mean, collectively, (a) Agents and (b) Lenders; provided, that, such parties are sometimes referred to herein individually as a “Secured Party”.

1.165       “Securities Act” shall mean the Securities Act of 1933, as amended, together with all rules, regulations and interpretations thereunder or related thereto.

1.166       “Senior Fixed and Floating Rate Note Indenture” shall mean Indenture, dated as of July 5, 2005, by CPG I, as Issuer and the Senior Fixed and Floating Rate Note Trustee, with respect to the Senior Floating Rate Notes and Senior Fixed Rate Notes.

1.167       “Senior Fixed and Floating Rate Note Trustee” shall mean Wells Fargo Bank, N.A., as Trustee and its successors and assigns, and any replacement trustee permitted pursuant to the terms and conditions of the Senior Fixed and Floating Rate Note Indenture.

1.168       “Senior Fixed Rate Notes” shall mean, collectively, the 10 ½% Senior Notes due 2013 in the original aggregate amount of $150,000,000 issued by CPG I pursuant to the Senior Fixed and Floating Rate Note Indenture.

1.169       “Senior Floating Rate Notes” shall mean, collectively, the Senior Floating Rate Notes due 2012 in the original aggregate amount of $128,114,000 issued by CPG I pursuant to the Senior Fixed and Floating Rate Note Indenture.

1.170       “Senior Note Documents” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, modified, supplemented, extended, renewed, restated or replaced): (a) the Senior Floating Rate Notes, (b) the Senior Fixed Rate Notes, (c) the Senior Fixed and Floating Rate Note Indenture, and (d) any agreements, documents or instruments related to any of the foregoing.

1.171       “Senior Secured Leverage Ratio” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for the twelve-month period ending in the last day of any fiscal quarter, the ratio of (a) secured Indebtedness on the last day of such period (other than Indebtedness expressly subordinated to the Loans and Indebtedness under clauses (d), (e), (f), (h) (but only with respect to the Guaranty Obligations of Indebtedness excluded from this definition of Senior Secured Leverage Ratio), (k) (except to the extent of drafts that have been drawn but are unreimbursed), (l) and (m) of the definition thereof) less unrestricted cash and Cash Equivalents subject to a perfected security interest in favor of the Control Agent or the Collateral Agent, as applicable, pursuant to a Deposit Account Control Agreement in an aggregate amount not to exceed $20,000,000 to (b) Consolidated EBITDA for such twelve- month period, in each case calculated on a Pro Forma Basis.

1.172       “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.173       “Specified Equity Contribution” shall mean cash equity contributions (which if in the form of preferred equity shall be on terms and conditions reasonably acceptable to Administrative Agent) made directly or indirectly to Parent as cash equity and contributed by Parent to CPG I as a cash common equity contribution, which equity contribution is added to Consolidated EBITDA for the purposes of calculating compliance with Section 11.

1.174       “Specified Refinancing Indebtedness” shall mean Indebtedness that is either unsecured or secured by Specified Refinancing Liens, provided that (A) an amount equal to the principal amount of such Indebtedness is applied concurrently with the incurrence thereof to prepay the Loans pursuant to Section 2.3(b); (B) (1) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (2) the maturity date of such Indebtedness shall not be shorter than the Maturity Date of the then outstanding Term Loans and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans, (3) subject to clause (4) below, the covenants, events of default, guarantees, collateral and other terms of such Indebtedness, when taken as a whole, are not more restrictive to the Parent and its Subsidiaries than those set forth in this Agreement (provided that a certificate of the Chief Financial Officer of the Borrower Agent delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Agent has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (3), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower Agent of its objection during such five Business Day period) and (4) in the case of Specified Refinancing Indebtedness consisting of bank credit facilities secured by Specified Refinancing Liens on a pari passu basis with the Liens securing the Obligations, the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees, or LIBOR/ABR floors, assuming, in the case of original issue discount and upfront fees, four-year life to maturity) may not be more than 50 basis points higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the then outstanding Term Loans, unless the interest rate margins with respect to the then outstanding Term Loans are increased by an amount equal to the difference between the all-in yield with respect to such Indebtedness and the corresponding all-in yield on the then outstanding Term Loans, minus 50 basis points; (C) immediately before and immediately after giving Pro Forma Effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing; and (D) immediately after giving effect to the incurrence of such Indebtedness, the Parent and its Subsidiaries shall be in Pro Forma Compliance with the financial covenants set forth in Section 11.

1.175       “Specified Refinancing Liens” shall mean Liens on the assets of the Parent and its Subsidiaries securing Specified Refinancing Indebtedness, which are, in the case of such Liens on the Collateral, junior to, or pari passu with, the Liens securing the Obligations, provided that such Liens are granted under security documents to a collateral agent or collateral trustee for the benefit of the holders of such Indebtedness and (i) in the case of such Liens on the Collateral that are junior to the Liens on the Collateral securing the Obligations, subject to a customary intercreditor agreement that is reasonably satisfactory to the Administrative Agent and that is entered into between the Collateral Agent (as collateral agent for the Secured Parties), such other collateral agent or collateral trustee, the Borrowers and Guarantors and any other relevant collateral agent or collateral trustee and which provides for lien sharing and for the junior treatment of such Liens on the Collateral to the Liens on the Collateral securing the Obligations, or (ii) in the case of such Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Obligations, subject to the Intercreditor Agreement pursuant to a joinder thereto and providing for lien sharing and the pari passu treatment of such Liens on the Collateral with the Liens on the Collateral securing the Obligations.

1.176       “Sponsor Affiliated Lender” shall mean, collectively, any Sponsor Debt Fund Affiliate and any Sponsor Non-Debt Fund Affiliate that may from time to time become a Lender hereunder in accordance with the terms of Section 15.7(h).

1.177       “Sponsor Debt Fund Affiliate” shall mean AEA Middle Market Debt Funding LLC and any other Affiliate of the AEA Group that is a bona fide diversified debt fund that engages in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business; provided that the Affiliates of AEA Group that directly hold equity in the Parent do not possess the power to direct or cause the direction of the investment policies of such fund.

1.178       “Sponsor Non-Debt Fund Affiliate” shall mean any Affiliate of AEA Group that is not a Sponsor Debt Fund Affiliate.

1.179       “Statutory Reserves” shall mean for any Interest Period for any Eurodollar Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion US Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).  Eurodollar Rate Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

1.180       “Subordinated Debt” shall mean any Indebtedness of a Borrower, Guarantor or Subsidiary that is subject to, and subordinate in right of payment to, the right of Agents and Lenders to receive the prior final payment and satisfaction in cash in full of all of the Obligations and subject to such other terms and conditions as Administrative Agent may require with respect thereto and shall include the Cash Earn Out Consideration (if any), the Americhem Earn-Out Amount (if any) and the Tax Payment Consideration (if any), as each such terms is defined in the Procell Unit Purchase Agreement as in effect on the date hereof.

1.181       “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.  Unless the context requires otherwise, “Subsidiary” shall mean a “subsidiary” of Parent.

1.182       “Syndication Agents” shall mean, collectively, UBS Securities LLC and Wells Fargo Securities, LLC in their respective capacities as co-syndication agents.

1.183       “Term Loan Committed Amount” shall have the meaning set forth in Section 2.1(a).

1.184       “Term Note” or “Term Notes” shall mean the promissory notes of Borrowers provided pursuant to Section 2.1 in favor of any of the Lenders evidencing the Term Loan provided by any such Lender pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced or supplemented from time to time.

1.185       “Title Insurance Company” shall mean the title insurance company issuing the Title Insurance Policy.

1.186       “Title Insurance Policy” shall mean an ALTA mortgages title insurance policy in a form reasonably acceptable to Agents (or, if the Mortgaged Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Agents) issued with respect to the Mortgaged Property and insuring the lien of the Mortgages.

1.187       “Total Leverage Ratio” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for the twelve-month period ending in the last day of any fiscal quarter, the ratio of (a) Indebtedness on the last day of such period (other than Indebtedness expressly subordinated to the Loans and Indebtedness under clauses (d), (e), (f), (k) (except to the extent of drafts that have been drawn but are unreimbursed) and (m) of the definition thereof) less unrestricted cash and Cash Equivalents subject to a perfected security interest in favor of the Control Agent or the Collateral Agent, as applicable, pursuant to a Deposit Account Control Agreement in an aggregate amount not to exceed $20,000,000 to (b) Consolidated EBITDA for such twelve-month period, in each case calculated on a Pro Forma Basis.

1.188       “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agents may otherwise determine).

1.189       “US Dollars”, “US$” and “$” shall each mean lawful currency of the United States of America.

1.190       “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

SECTION 2.

CREDIT FACILITIES

2.1          Loans.

(a)           Term Loan.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Administrative Agent on the Closing Date such Lender’s Commitment Percentage of a term loan in US Dollars in the aggregate principal amount of TWO HUNDRED EIGHTY-FIVE MILLION DOLLARS ($285,000,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth.  Upon receipt by the Administrative Agent of the proceeds of the Term Loan made on the Closing Date, such proceeds will then be made available to Borrowers by the Administrative Agent by crediting the account of Borrowers designated in the written notice of borrowing delivered by the Borrowers, with the aggregate of such proceeds made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.  The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as Borrowers may request; provided that on the Closing Date the Term Loan may only consist of Base Rate Loans unless Borrowers deliver a completed notice of borrowing and a funding indemnity letter, each in form and substance reasonably satisfactory to the Administrative Agent, prior to 12:00 noon one (1) Business Days prior to the Closing Date.  Amounts repaid or prepaid on the Term Loan may not be reborrowed.

(b)           Repayment of Term Loan.  The principal amount of the Term Loan shall be repaid in consecutive quarterly installments as follows, unless accelerated sooner pursuant to Section 12.2.

Principal Amortization Payment Dates	Principal Amortization Payment
March 31, 2011	$712,500
June 30, 2011	$712,500
September 30, 2011	$712,500
December 31, 2011	$712,500
March 31, 2012	$712,500
June 30, 2012	$712,500
September 30, 2012	$712,500
December 31, 2012	$712,500
March 31, 2013	$712,500
June 30, 2013	$712,500
September 30, 2013	$712,500
December 31, 2013	$712,500
March 31, 2014	$712,500
June 30, 2014	$712,500
September 30, 2014	$712,500
December 31, 2014	$712,500
March 31, 2015	$712,500
June 30, 2015	$712,500
September 30, 2015	$712,500
December 31, 2015	$712,500
March 31, 2016	$712,500
June 30, 2016	$712,500
September 30, 2016	$712,500
December 31, 2016	$712,500
Maturity Date	The remaining outstanding principal amount of the Term Loan.

(c)           Term Notes.  The Borrowers’ obligations to pay each Lender’s portion of the Term Loan shall be evidenced, upon such Lender’s request, by a Term Note made payable to such Lender.

2.2          Facility Increases.

(a)           Borrower Agent may, at any time, deliver a written request to Administrative Agent to request the incurrence of additional term loans (the “Additional Term Loans”).  Any such written request shall specify the amount of the Additional Term Loans that Borrowers are requesting; provided, that, (i) in no event shall the aggregate amount of all such Additional Term Loans, together with the aggregate amount of all outstanding Permitted Other Indebtedness, exceed $70,000,000, (ii) such request shall be for an Additional Term Loan of not less than $5,000,000, (iii) any such request shall be irrevocable, (iv) in no event shall there be more than one such increase in any calendar quarter and (v) no Default or Event of Default shall exist or have occurred and be continuing.

(b)           Upon the receipt by Administrative Agent of any such written request, Administrative Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to provide commitments (“Additional Commitments”) for a portion of such Additional Term Loans in an amount up to its Pro Rata Share of the amount of Additional Term Loans requested by Borrower Agent as set forth in the notice from Administrative Agent to such Lender.  Each Lender shall notify Administrative Agent within fifteen (15) days after the receipt of such notice from Administrative Agent whether it is willing to provide Additional Commitments, and if so, the amount of such Additional Commitments; provided, that, (i) the minimum Additional Commitments of each such Lender providing shall equal or exceed $1,000,000, and (ii) no Lender shall be obligated to provide such Additional Commitment and the determination to provide such Additional Commitment shall be within the sole and absolute discretion of such Lender.  If the aggregate amount of the Additional Commitments received from the Lenders does not equal or exceed the amount of the Additional Term Loans requested by Borrower Agent, Administrative Agent may seek Additional Commitments from Lenders or from such Eligible Transferees as it may determine, after consultation with Borrower Agent.  In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide Additional Commitments in an aggregate amount in excess of the Additional Term Loans requested by Borrower Agent or permitted hereunder, Administrative Agent shall then have the right to allocate such Additional Commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Administrative Agent may determine, after consultation with Borrower Agent.

(c)           The Additional Term Loans shall be subject to the following conditions:

(i)            Administrative Agent shall have received from each Lender or Eligible Transferee that is providing an Additional Commitment, a joinder agreement to this Agreement duly executed by such Lender or Eligible Transferee and each Borrower, provided, that, the aggregate Commitments set forth in such joinder agreement shall be not less than $1,000,000;

(ii)           the condition precedent set forth in Section 4.1(q) shall be satisfied as of the date of such Additional Term Loans, both before and after the incurrence thereof;

(iii)          Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating that, (A) after giving effect on a Pro Forma Basis to the incurrence of such Additional Term Loans, the Senior Secured Leverage Ratio as of the end of the most recently ended fiscal quarter of Parent for which financial statements are available shall be less than or equal to 4.5 to 1.0 and (B) Parent and its Subsidiaries shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 11 both prior, and after giving effect, to the incurrence of such Additional Term Loans;

(iv)          such Additional Term Loans on the date of the effectiveness thereof, shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(v)           to the extent reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations, as determined by the Administrative Agent in its reasonable discretion, and in each case, in accordance with the reasonable and customary procedures of the applicable jurisdiction in which the Mortgaged Properties shall be located, (A) the applicable Borrower or Guarantor party to any Mortgages shall have entered into, and delivered to the Administrative Agent and the Collateral Agent, at the direction and in the reasonable discretion of the Administrative Agent a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent, (y) the Borrowers shall have caused to be delivered to the Administrative Agent for the benefit of the Lenders an endorsement to the title insurance policy, date down(s)  or equivalent coverage where such endorsements or date down(s) are not available or other evidence reasonably satisfactory to the Administrative Agent insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than Permitted Liens) and (z) the Borrowers shall have delivered, at the request of the Administrative Agent, to the Administrative Agent, the Collateral Agent and/or all other relevant third parties all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations;

(vi)          there shall have been paid to each Lender and Eligible Transferee providing an Additional Commitment in connection with such Additional Term Loans all fees and expenses due and payable to such Person on or before the effectiveness of such Additional Term Loans.

(d)           The Additional Term Loans may have such terms and conditions as may be agreed upon between Borrower Agent and the Lenders and Eligible Transferees providing Additional Commitments; provided that (i) the maturity date and the Weighted Average Life to Maturity of the Additional Term Loans shall not be shorter than the Maturity Date and the Weighted Average Life to Maturity of the then outstanding Term Loans, (ii) the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees, or LIBOR/ABR floors, assuming, in the case of original issue discount and upfront fees, four-year life to maturity) may not be more than 50 basis points higher than the corresponding all-in yield

(giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the then outstanding Term Loans, unless the interest rate margins with respect to the then outstanding Term Loans are increased by an amount equal to the difference between the all-in yield with respect to such Additional Term Loans and the corresponding all-in yield on the then outstanding Term Loans, minus 50 basis points and (iii) any other terms and conditions that are not identical to the outstanding Term Loans shall be reasonably satisfactory to the Administrative Agent.

(e)           Effective on the date of the incurrence of the Additional Term Loans, (i) the Additional Term Loans shall constitute “Term Loans” for all purposes of this Agreement, (ii) the schedule of repayments of the Term Loans shall be amended to include the Additional Term Loans.

(f)            Within five (5) Business Days prior to the incurrence of any Permitted Other Indebtedness, the Borrowers shall deliver a certificate to the Administrative Agent setting forth the amount and the terms of such Permitted Other Indebtedness and stating that the Borrowers have elected to incur such Permitted Other Indebtedness in lieu of the incurrence of the Additional Term Loans and that, as the result of such incurrence, the amount available for future incurrence of Additional Term Loans has been decreased by the amount of Permitted Other Indebtedness being so incurred.

(g)           Notwithstanding anything to the contrary contained in Section 13.3(a), each of the parties hereto hereby agrees that, upon the incurrence of any Additional Term Loans, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of such Additional Term Loans, and the Administrative Agent, each applicable Lender providing such Additional Term Loans and the Borrower Agent may revise this Agreement to evidence such amendments.

2.3          Prepayments.

(a)           Optional Prepayments.

(i)            The Borrowers shall have the right to repay Loans in whole or in part from time to time; provided, however, that each partial repayment of a Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof.  The Borrower Agent shall give three Business Days’ irrevocable(except as provided below) notice in the case of Eurodollar Rate Loans and same-day irrevocable (except as provided below) notice on any Business Day in the case of Base Rate Loans, to Administrative Agent (which shall notify the Lenders thereof as soon as practicable), which notice, if delivered in connection with the refinancing of all the outstanding Loans, may be contingent upon the consummation of the transactions leading to such refinancing (and may be rescinded if such transactions have not consummated) but otherwise shall be irrevocable.  Payments shall be applied ratably to the remaining principal installments thereof as Borrowers may elect.  All repayments under this Section 2.3(a) shall be subject to Section 2.3(c) and Section 3.10, but otherwise without premium or penalty.  Interest on the principal amount prepaid shall be payable on the next occurring interest payment date that would have occurred had such Loan not been prepaid or, at the request of

Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a repayment is made hereunder through the date of repayment.  Within the foregoing parameters, prepayments under this Section shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.10.

(ii)           In addition, the Borrowers shall have the right to repay the Loans pursuant to Section 15.7(g), which shall constitute an optional prepayment under this Section 2.3(a).

(b)           Mandatory Prepayments.

(i)            Debt Issuances.  Promptly, upon receipt by any Borrower or Guarantor or any of their Subsidiaries of proceeds from any Debt Issuance, Borrowers shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (v) below).

(ii)           Issuances of Equity.  Promptly, upon receipt by any Borrower or Guarantor or any of their Subsidiaries of proceeds from any Equity Issuance (other than (x) any issuance or sale to, or any receipt of any capital contribution from, any member of the AEA Group, (y) any issuance of directors’ qualifying shares and (z) sales or issuances of common stock of the Parent or any direct or indirect parent of the Parent to management or employees of the Parent or any of its Subsidiaries), Borrowers shall prepay the Loans in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (v) below); provided that such percentage shall be reduced to 25%, if as of the last day of the most recent four consecutive fiscal quarter period for which financial statements of the Parent are available, the Total Leverage Ratio is less than or equal to 3.5 to 1.0 but greater than 2.75 to 1.0, or 0%, if as of the last day of the most recent four consecutive fiscal quarter period for which financial statements of the Parent are available, the Total Leverage Ratio is less than or equal to 2.75 to 1.0.

(iii)          Asset Dispositions.  Within three (3) Business Days following the receipt by any Borrower or any Guarantor or any of their Subsidiaries of Net Cash Proceeds from any Asset Disposition (other than any Specified Equity Contribution), Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds derived from such Asset Disposition (such prepayment to be applied as set forth in clause (v) below); provided, however, in connection with any Asset Disposition, so long as no Default or Event of Default then exists, such Net Cash Proceeds shall not be required to be so applied to the extent Borrowers indicate in the compliance certificate required to be delivered pursuant to section 9.6(d)(v) that a Borrower or a Guarantor intends to use such Net Cash Proceeds to acquire fixed or capital assets in replacement of the disposed assets (A) one year of the receipt of such Net Cash Proceeds or (B) in the event a commitment to reinvest such Net Cash Proceeds has been entered into during the one year referred to in clause (A) above, 18 months of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to repay the Loans immediately thereafter; provided further, in the case of the Net Cash Proceeds relating to the disposition of any ABL Priority Collateral, such Net Cash Proceeds shall only be required to prepay the Loans hereunder to the extent such proceeds are not required to prepay the ABL Obligations pursuant to the ABL Credit Agreement (and are so applied).

(iv)          Excess Cash Flow.  Within 95 days after the end of each fiscal year of the Parent (commencing with the portion of the 2011 fiscal year beginning on July 1, 2011 and ending on December 31, 2011), Borrowers shall prepay the Loans in an aggregate amount equal to 50% of the Excess Cash Flow for such fiscal year (or portion thereof) minus the principal amount of any optional prepayments of the Loans made from the first day of the subject fiscal year (or any portion thereof) through the last day of the subject fiscal year (or portion thereof) (such prepayments to be applied as set forth in clause (v) below); provided that such percentage shall be reduced to 25%, if as of the last day of the subject fiscal year (or portion thereof), the Total Leverage Ratio is less than or equal to 3.5 to 1.0 but greater than 2.75 to 1.0, or 0%, if as of the last day of the subject fiscal year (or portion thereof), the Total Leverage Ratio is less than or equal to 2.75 to 1.0.  For purposes of this clause (iv), the principal amount of any optional prepayment of Loans made in connection with a Loan repayment pursuant to Section 15.7(g) shall be deemed to equal to the aggregate amount actually paid by the Offeror to repay such Loan and not the actual principal amount of the Loan so repaid.

(v)           Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this clause (b) shall be applied to the outstanding Loans (to reduce scheduled installments under Section 2.1(b) on a pro rata basis irrespective of whether such outstanding Loans are Base Rate Loans or Eurodollar Rate Loans) and to the holders thereof on a pro rata basis; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Loans pursuant to clause (v) below then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Loans that are Base Rate Loans to the full extent thereof before application to Loans that are Eurodollar Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant Section 3.10.  All prepayments under this Section shall be subject to Section 3.10 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c)           Optional Prepayments Prior to the Six-Month Anniversary of the Closing Date.  Notwithstanding the foregoing, any optional prepayment of any portion of the outstanding Loans made pursuant to Section 2.3(a)(i) in connection with a Repricing Transaction on or prior to the six-month anniversary of the Closing Date shall be subject to a premium equal to the principal amount of such prepayment multiplied by 1%.

(d)           Opt-Out.  With respect to any amounts required to be paid pursuant to this clause (b), any Lender at its option, may elect not to accept such prepayment.  Upon receipt by the Administrative Agent of any such prepayment, the amount of the prepayment that is available to prepay the Term Loans (the “Prepayment Amount”) shall be deposited in a cash collateral account on terms reasonably satisfactory to the Administrative Agent and the Borrower Agent, pending application of such amount on the Prepayment Date as set forth below and promptly after the date of such receipt, the Administrative Agent shall notify the Lenders of the amount available to prepay the Term Loans and the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be five Business Days after the date of such receipt.  Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 11:00 a.m. on the Business Day immediately preceding the Prepayment Date (it being understood and agreed that any Lender that does not deliver such a written notice to the Administrative Agent by such time shall be deemed an Accepting Lender (as defined below)).  On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans owing to such Accepting Lenders shall be withdrawn from the applicable cash collateral account and applied ratably to prepay Term Loans owing to such Accepting Lenders in the manner described in Section 2.3(b)(v) hereof for such prepayment.  Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall instead be retained by the Borrowers (such amounts, “Declined Amounts”).

2.4          Joint and Several Liability of Borrowers.

(a)           Notwithstanding anything in this Agreement or any other Financing Agreements to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by Agents and Lenders under this Agreement and the other Financing Agreements, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.  Borrowers shall be liable for all amounts due to Agents and Lenders under this Agreement, regardless of which Borrower actually receives the Loans hereunder or the amount of such Loans received or the manner in which Administrative Agent or any Lender accounts for such Loans or other extensions of credit on its books and records.  The Obligations of Borrowers with respect to Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder, with respect to Loans made to the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.

(b)           If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(c)           Except as otherwise expressly provided herein, to the extent permitted by law, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrowers) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement or the other Financing Agreements, notice of any action at any time taken or omitted by an Agent or any Lender under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Financing Agreements. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by an Agent or any Lender at any time or times in respect of any default by the other Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by an Agent or any Lender in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of the other Borrowers. Without limiting the generality of the foregoing, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrowers) assents to any other action or delay in acting or any failure to act on the part of an Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.4, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.4, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.4 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.4 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or a Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders.

(d)           The provisions of this Section 2.4 are made for the benefit of the Lenders and their successors and assigns, and subject to Section 14.3 hereof, may be enforced by them from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of an Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.4 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by an Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.4 will forthwith be reinstated and in effect as though such payment had not been made.

(e)           Notwithstanding any provision to the contrary contained herein or in any of the other Financing Agreements, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable Federal or State law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether Federal or State and including, without limitation, the Bankruptcy Code of the United States).

(f)            With respect to the Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Loans or other extensions of credit made to the other Borrowers hereunder, each of Borrowers waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent or any Lender.   Any claim which any Borrower may have against any other Borrower with respect to any payments to Agents or Lenders hereunder or under any of the other Financing Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.  Upon the occurrence of any Event of Default and for so long as the same is continuing, Agents and Lenders may proceed directly and at once, without notice, against (i) with respect to Obligations of Borrowers, either or both of them or (ii) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other applicable Borrowers or any other Person, or against any security or collateral for the Obligations.  Each Borrower consents and agrees that Agents and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

SECTION 3.

INTEREST AND FEES

3.1          Interest.

(a)           Borrowers shall pay to Administrative Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate.  All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b)           Each Borrower (or Borrower Agent on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Base Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period.  Such request from a Borrower (or Borrower Agent on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Base Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans (and if it does not specify such Interest Period shall be deemed to be a one (1) month period).  Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Administrative Agent of such a request from a Borrower (or Borrower Agent on behalf of such Borrower), which may be telephonic (and followed by a confirmation in writing if requested by Administrative Agent) such Eurodollar Rate Loans shall be made or Base Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be; provided, that, (i) no Event of Default shall exist or have occurred and be continuing, (ii) no Borrower or Borrower Agent shall have sent any notice of termination of this Agreement, (iii) such Borrower (or Borrower Agent on behalf of such Borrower) shall have complied with such customary procedures as are established by Administrative Agent and specified by Administrative Agent to Borrower Agent from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than six (6) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof, and (vi) Administrative Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Administrative Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower.  Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Administrative Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Administrative Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c)           Any Eurodollar Rate Loans shall automatically convert to Base Rate Loans upon the last day of the applicable Interest Period, unless Administrative Agent has received a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof and Borrowers are entitled to such Eurodollar Rate Loan under the terms hereof.

(d)           Interest shall be payable by Borrowers to Administrative Agent, for the account of Lenders, (i) in connection with Base Rate Loans, in arrears on the last Business Day of each fiscal quarter, (ii) as to any Eurodollar Rate Loan having an Interest Period of three months or less, on the last day of such Interest Period, and (iii) as to any Eurodollar Rate Loan having an Interest Period longer than three (3) months, (A) each three (3) month anniversary following the first day of such Interest Period and (B) the last day of such Interest Period, and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, other than for Base Rate Loans based on the Prime Rate which shall be calculated on the basis of three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, and actual days elapsed.  The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the date any change in such Base Rate is effective.

3.2          Fees.  Borrowers shall pay (a) to Agents and Arrangers (i) all reasonable out-of-pocket costs and expenses (including the reasonable fees and disbursements of counsel) in connection with the preparation, execution and delivery of the Financing Agreements; and (ii) the other fees set forth in the Engagement Letter in the amounts and at the times specified therein and (b) to Administrative Agent the annual administrative fee described in the Engagement Letter.  To the extent payment in full of the applicable fee is received by Administrative Agent from Borrowers on or about the date hereof, Administrative Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Administrative Agent with such Lender.

3.3          Inability to Determine Applicable Interest Rate.  If Administrative Agent shall determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) that on any date by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to Eurodollar Rate Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice to Borrower Agent and each Lender of such determination.  Upon such date no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower Agent and Lenders that the circumstances giving rise to such notice no longer exist and any request for Loans or the conversion or continuation of any Eurodollar Rate Loans received by Administrative Agent shall be deemed to be a request, or a continuation or conversion, for or into Base Rate Loans.

3.4          Illegality.  Notwithstanding anything to the contrary contained herein, if (a) any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a Eurodollar Rate Loan or (b) a Lender determines in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give notice thereof to Administrative Agent and Borrower Agent and may (i) declare that Eurodollar Rate Loans will not thereafter be made by such Lender, such that any request for a Eurodollar Rate Loans from such Lender shall be deemed to be a request for a Base Rate Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described in clause (a) or (b) above and (ii) require that all outstanding Eurodollar Rate Loans made by such Lender be converted to Base Rate Loans immediately, in which event all outstanding Eurodollar Rate Loans of such Lender shall be so converted.

3.5          Increased Costs.  If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate); (b) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes or Other Taxes covered by Section 6.8 and the imposition of, or any change in the rate of, any duties, taxes, levies, imposts, fees, deductions, charges or withholdings of any kind, with respect to any and all payments by or on account of any of the Obligations, described in Sections 6.8(a)(i), (ii) and (iii)); or (c) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender,

Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

3.6          Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

3.7          Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 3.5 or 3.6 and delivered to Borrower Agent shall be conclusive absent manifest error.  Borrowers shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

3.8          Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to Sections 3.5 or 3.6 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions occurring more than one hundred eighty (180) days prior to the date that such Lender becomes aware of the event giving rise to such Lender’s claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

3.9          Mitigation; Replacement of Lenders.

(a)           If any Lender requests compensation under Sections 3.4, 3.5 or Section 3.6, or Borrowers are required to pay any additional amount to any Agent or any Lender or any Governmental Authority for the account of any Agent or any Lender pursuant to Section 6.8, then such Agent or such Lender shall, if requested by Borrower Agent, use reasonable efforts (subject to overall policy considerations of such Agent or such Lender) to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to take such other actions as such Agent or such Lender determines, if, in the reasonable judgment of such Agent or such Lender, such designation, assignment or other action (i) would eliminate or reduce amounts payable pursuant to such Sections in the future and (ii) would not subject such Agent or such Lender to any unreimbursed cost or expense and such Agent or such Lender would not suffer any economic, legal or regulatory disadvantage.  Nothing in this Section 3.9 shall affect or postpone any of the obligations of Borrowers or the rights of such Agent or such Lender pursuant to this Section 3.9.  Borrowers hereby agree to pay on demand all reasonable costs and expenses incurred by such Agent or such Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Sections 3.4, 3.5 or 3.6, if Borrowers are required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 6.8, then Borrower Agent may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse, all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations, provided, that, (i) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans that it has funded, if any, accrued interest thereon, accrued fees and other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal) and Borrower Agent (in the case of accrued interest, fees and other amounts, including amounts under Section 3.10), (ii) such assignment will result in a reduction in such compensation and payments, and (iii) such assignment does not conflict with applicable laws or regulations.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Agent to require such assignment and delegation cease to apply.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 3.9(b) and Section 13.3(c).

(c)           In addition, a Non-Consenting Lender may be replaced as provided in Section 13.3(c).

3.10        Funding Losses.  Borrowers shall pay to Administrative Agent its customary administrative charge and to each Lender all losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or redeployment of such) that it sustains (a) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a request for borrowing, or a conversion to or continuation of, any Eurodollar Rate Loan does not occur on a date specific therefor in a request for conversion or continuation, (b) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to such Loan, or (c) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by a Borrower (or on its behalf by Borrower Agent).  This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

3.11        Maximum Interest.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Administrative Agent or any Lender pursuant to the terms of this Agreement or any of the other Financing Agreements and that are deemed interest under applicable law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended).  In no event shall any Borrower or Guarantor be obligated to pay interest or such amounts as may be deemed interest under applicable law in amounts which exceed the Maximum Interest Rate.  In the event any Interest is charged or received in excess of the Maximum Interest Rate (“Excess”), each Borrower and Guarantor acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Administrative Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower or Guarantor.  All monies paid to Administrative Agent or any Lender hereunder or under any of the other Financing Agreements, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Administrative Agent or any Lender, all interest at any time contracted for, charged or received from any Borrower or Guarantor in connection with this Agreement or any of the other Financing Agreements shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable laws.  The provisions of this Section 3.11 shall be deemed to be incorporated into each of the other Financing Agreements (whether or not any provision of this Section is referred to therein).

3.12        No Requirement of Match Funding.  Notwithstanding anything to the contrary contained herein, Administrative Agent and Lenders shall not be required to acquire US Dollar deposits in the London interbank market or any other offshore US Dollar market to fund any Eurodollar Rate Loan or to otherwise match fund any Obligations as to which interest accrues based on the Eurodollar Rate.  All of the provisions of this Section 3 shall be deemed to apply as if Administrative Agent, each Lender or any Participant had acquired such deposits to fund any Eurodollar Rate Loan or any other Obligation as to which interest is accruing at the Eurodollar Rate by acquiring such US Dollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans or other applicable Obligations.

SECTION 4.

CONDITIONS PRECEDENT

4.1          Conditions Precedent to Effectiveness of Agreement to Make the Loans.  The agreement of Lenders to make the Loans shall become effective upon the satisfaction, or waiver, immediately prior to or concurrently therewith each of the following conditions precedent:

(a)           Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Borrower and Guarantor, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Borrower and Guarantor as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Borrower and Guarantor dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Borrower or Guarantor as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of

Directors of such Borrower or Guarantor authorizing the execution, delivery and performance of the Financing Agreements to which such Person is a party and, in the case of Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Borrower or Guarantor have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Financing Agreement or any other document delivered in connection herewith on behalf of such Borrower or Guarantor; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or Agents may reasonably request;

(b)           no material adverse change shall have occurred in the assets, business, operations or profits of Borrowers and Guarantors, taken as a whole, since December 31, 2009 and no change or event shall have occurred which would impair in any material respect the ability of Borrowers and Guarantors taken as a whole to perform their obligations hereunder or under any of the other Financing Agreements to which they are a party or of an Agent or any Lender to enforce the Obligations or realize upon the Collateral in all material respects, in each case as determined by Administrative Agent in its discretion in good faith;

(c)           Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, all consents, waivers, acknowledgments and other agreements from third persons which Administrative Agent may deem necessary or desirable in order to permit, protect and perfect Collateral Agent’s security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements;

(d)           Administrative Agent shall have received, in form and substance reasonably satisfactory to Agents, all releases, terminations and such other documents as Administrative Agent may reasonably request to evidence and effectuate the termination of the financing arrangements pursuant to the Existing Credit Agreements, and the termination and release by the agent under such arrangements, of any interest in and to any assets and properties of Borrowers and Guarantors, duly authorized, executed and delivered by each of them, including, but not limited to, the authorization to file UCC financing statement amendments to terminate all UCC financing statements previously filed by or on behalf of any or all of them or their predecessors, as secured party, and any Borrower or Guarantor or their predecessors, as debtor and the termination of any deposit account control agreement.  The Refinancing Transactions shall have been consummated.  Immediately after giving effect to the transactions contemplated hereby, Parent and its Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, (b) Indebtedness outstanding under the ABL Credit Agreement, (c) Indebtedness outstanding pursuant to Section 10.3(c) and (d) Indebtedness set forth in the Information Certificate;

(e)           Agents shall have received evidence, in form and substance reasonably satisfactory to Agents, that Collateral Agent has a valid perfected first-priority security interest in all of the Priority Collateral and a valid perfected second-priority in all of the ABL Priority Collateral (except, in each case, as to (i) priority, subject to the liens permitted under clauses (b),

(c), (i) and (j) of the definition of Permitted Liens, to the extent that such liens have priority over the liens of Collateral Agent under applicable law and except for such items of Collateral as Administrative Agent may determine not to perfect Collateral Agent’s security interest in based on the de minimis value thereof relative to the cost of such perfection and (ii) Intellectual Property registered, applied for or subsisting solely outside of the United States of America);

(f)            Agents (or Control Agent in the case of clauses (E) and (H) below) shall have received, in form and substance reasonably satisfactory to the Agents:

(A)          a collateral perfection certificate with respect to each Borrower and Guarantor dated the Closing Date and duly executed on behalf of the Borrowers and Guarantors;

(B)          searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Borrower and Guarantor and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and tax lien, judgment and pending litigation searches;

(C)          searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Collateral Agent’s security interest in the Intellectual Property;

(D)          completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Collateral Agent’s security interest in the Collateral (including any fixture filings requested by the Administrative Agent);

(E)           stock or membership certificates, if any, evidencing the Equity Interests pledged to the Collateral Agent pursuant to the Pledge Agreement and duly executed in blank undated stock or transfer powers;

(F)           duly executed consents as are necessary to perfect the Lenders’ security interest in the Collateral;

(G)          all instruments and chattel paper in the possession of any of the Borrowers and Guarantors, together with allonges or assignments as may be necessary or appropriate to perfect the Agents’ and the Lenders’ security interest in the Collateral; and

(H)          Deposit Account Control Agreements reasonably satisfactory to the Agents with respect to each deposit account, except payroll accounts and to the extent otherwise determined by the Administrative Agent; provided that, to the extent the Borrowers and the Guarantors are not able to obtain the Deposit Account Control Agreement prior to the Closing Date, despite their use of commercially reasonable efforts to do so, the entering into the Deposit Account Control Agreements shall not be a condition to closing but the Borrowers and the Guarantors will be obligated to enter into such Deposit Account Control Agreements within 60 days after the Closing Date;

(g)           Administrative Agent shall have received a borrowing request as of the date hereof as completed in a manner reasonably satisfactory to Administrative Agent and duly authorized, executed and delivered on behalf of Borrowers;

(h)           Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Borrowers and Guarantors, dated the Closing Date and addressed to the Agents and the Lenders, in form and substance reasonably acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of each Borrower and Guarantor, opinions as to perfection of the Liens granted to the Collateral Agent pursuant to the Financing Agreements and opinions as to the non-contravention of the Borrowers’ and Guarantors’ organizational documents and relevant Material Contracts);

(i)            Agents shall have received copies of insurance policies or certificates and endorsements of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in any other Financing Agreement.  Subject to the Intercreditor Agreement, Collateral Agent shall be named (i) as lender’s loss payee, as its interest may appear, with respect to any such insurance providing coverage in respect of any Collateral and (ii) as additional insured, as its interest may appear, with respect to any such insurance providing liability coverage, and the Borrowers and Guarantors will use their commercially reasonable efforts to have each provider of any such insurance agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Agents, that it will give the Agents thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled;

(j)            Agents shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender requesting a promissory note, a Term Loan Note, (iii) counterparts of the Intercreditor Agreement, Pledge Agreement, Guarantee and IP Security Agreement, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of the Borrowers, Guarantors or other Persons, as applicable and (iv) counterparts of any other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed by the duly authorized officers of the parties thereto and delivered to Agents, in form and substance reasonably satisfactory to Agents;

(k)           to the extent there exists any Mortgaged Property on the Closing Date, Agents shall have received in form and substance reasonably satisfactory to the Agents:

(i)            fully executed and notarized counterparts of the Mortgages encumbering the Mortgaged Property;

(ii)           a title report in respect of each of the Mortgaged Properties;

(iii)          with respect to each Mortgaged Property, a Title Insurance Policy issued by the Title Insurance Company assuring the Agents that the Mortgage with respect to such Mortgaged Property creates a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Title Insurance Policy shall be in form and substance reasonably satisfactory to the Agents and shall provide for affirmative insurance and such reinsurance as the Agents may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Agents;

(iv)          evidence as to (A) whether any Mortgaged Property is a Flood Hazard Property and (B) if any Mortgaged Property is a Flood Hazard Property, (x) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (y) the applicable Borrower’s or Guarantor’s written acknowledgment of receipt of written notification from the Agents (I) as to the fact that such Mortgaged Property is a Flood Hazard Property and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Borrowers and Guarantors and their respective Subsidiaries evidencing flood insurance reasonably satisfactory to the Agents and naming the Collateral Agent as loss payee on behalf of the Administrative Agent and Lenders;

(v)           either (A) maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Agents and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to each of the Agents and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to each of the Agents and the Title Insurance Company, in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, or (B) affidavits of “no change” permitting the Title Insurance Company to provide survey coverage;

(vi)          to the extent requested by the Administrative Agent, opinions of counsel to the Borrowers and Guarantors for each jurisdiction in which the Mortgaged Properties are located;

(vii)         to the extent available, zoning letters from each municipality or other Governmental Authority for each jurisdiction in which the Mortgaged Properties are located; and

(viii)        an appraisal of each owned Mortgaged Property, in form and substance reasonably satisfactory to the Agents;

provided that, to the extent the Borrowers and the Guarantors are not able to obtain the aforementioned Mortgages and other documentation with respect to the Mortgaged Properties set forth in this clause (k) prior to the Closing Date, despite their use of commercially reasonable efforts to do so, the entering into of the Mortgages and the delivery of other documentation required by this clause (k) shall not be a condition to closing but the Borrowers and the

Guarantors will be obligated to enter into such Mortgages and to deliver such documentation within sixty (60) days after the Closing Date.

(l)            Borrowers shall have received commitments of not less than $65,000,000 under the ABL Credit Agreement;

(m)          Administrative Agent shall have received (i) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent for the 2007, 2008 and 2009 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and (ii) GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of Parent for (A) each subsequent fiscal quarter ended at least 45 days before the Closing Date and (B) each fiscal month after the most recent fiscal quarter for which financial statements were received by Administrative Agent as described above and ended at least 30 days before the Closing Date, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to Administrative Agent;

(n)           Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of Parent as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph (o) above, prepared after giving effect to the Refinancing Transactions as if the Refinancing Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall not be materially inconsistent with the forecasts previously provided to Administrative Agent;

(o)           Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to Administrative Agent, from the chief financial officer of Parent certifying that Parent and its Subsidiaries on a consolidated basis, after giving effect to the Refinancing Transactions, are Solvent;

(p)           Agents, Arrangers and Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by Borrowers hereunder;

(q)           Administrative Agent shall have received a certificate dated the Closing Date and signed by the chief financial officer of Parent, confirming (i) all representations and warranties contained herein and in the other Financing Agreements that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the Closing Date and after giving effect to the making of the Loan; (ii) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in writing in any court or before any arbitrator or Governmental Authority, which purports to enjoin, prohibit, restrain or otherwise affect the making of the Loan, or the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements; and (iii) no Default or Event of Default shall exist or have occurred and be continuing on and as of the Closing Date and after giving effect to the making of the Loan; and

(r)            Lenders shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

SECTION 5.

GRANT AND PERFECTION OF SECURITY INTEREST

5.1          Grant of Security Interest.  To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Collateral Agent, for itself and the benefit of the other Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Collateral Agent, for itself and the benefit of the other Secured Parties, as security, all personal and real property and fixtures, and interests in property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by an Agent or any Lender, collectively, the “Collateral”), including:

(a)           all Accounts;

(b)           all general intangibles, including, without limitation, all Intellectual Property;

(c)           all goods, including, without limitation, Inventory and Equipment;

(d)           all Mortgaged Property and fixtures;

(e)           all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f)            all instruments, including, without limitation, all promissory notes;

(g)           all documents;

(h)           all deposit accounts;

(i)            all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j)            all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k)           all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to an Agent, any Lender or their respective Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l)            all commercial tort claims identified in the Information Certificate or for which notice is provided pursuant to Section 5.3(i);

(m)          to the extent not otherwise described above, all Receivables;

(n)           all Records;

(o)           to the extent not otherwise included above, all other personal property of any kind; and

(p)           all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to the Control Agent, for itself and for the benefit of the Lenders and the Agents, a continuing security interest in, a lien upon, and a right of setoff against, and hereby assigns to the Control Agent, for itself and for the benefit of the Lenders and the Agents, all Control Collateral of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located.

5.2          Exclusions from Collateral.  Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include Excluded Property.  Furthermore, no Borrower or Guarantor shall be required to take any action in any jurisdiction to create any security interest in assets located or titled outside of the United States of America or to perfect any security interest in such assets or to enter into any security agreements or pledge agreements governed by the laws of any jurisdiction outside the United States of America.

5.3          Perfection of Security Interests.

(a)           So long as any Obligations are outstanding and this Agreement has not been terminated, each Borrower and Guarantor irrevocably and unconditionally authorizes Collateral Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Collateral Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Collateral Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Collateral Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Collateral Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Collateral Agent prior to the date hereof and ratifies and confirms the authorization of Collateral Agent to file such financing statements (and amendments, if any).  Each Borrower and Guarantor hereby authorizes Collateral Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing.  In the event that the description of the collateral in any financing statement naming Collateral Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral.  So long as any Obligations are outstanding and this Agreement has not been terminated, in no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Collateral Agent or its designee as secured party and such Borrower or Guarantor as debtor, except as may be required in connection with the disposition of Collateral permitted hereunder.

(b)           Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument for obligations in excess of $250,000 in any one case or in the aggregate that constitutes Collateral after the date hereof, Borrowers and Guarantors shall promptly notify Agents thereof in writing.  Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Collateral Agent (or Control Agent, as applicable), all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Collateral Agent may from time to time reasonably specify, in each case except as Agents may otherwise agree.  At Collateral Agent’s option, each Borrower and Guarantor shall, or Collateral Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner reasonably acceptable to Collateral Agent with the following legend (or a substantially similar legend) referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Credit Suisse AG, Cayman Islands Branch, as Collateral Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)           In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) that constitute Collateral, such Borrower or Guarantor shall promptly notify Agents thereof in writing.  Promptly upon Agents’ request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agents may reasonably request to give Collateral Agent or Control Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)           Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate.  Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account, unless each of the following conditions is satisfied:  (i) Agents shall have received a prompt written notice of any Borrower’s or Guarantor’s opening or establishing such account which notice shall specify in reasonable detail and specificity reasonably acceptable to Agents the name of the account, the owner of the account, the name and address of the bank at which such account is opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agents, and (iii) within 30 days after the opening or establishing of such deposit account, such Borrower or Guarantor shall deliver to Agents a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained; provided, that, Borrowers and Guarantors shall not be required to deliver a Deposit Account Control Agreement with a depository bank as to any deposit account that is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees; provided, that the aggregate balance in all such deposit accounts does not at any time exceed $500,000.

(e)           No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i)            In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities that constitute Collateral, such Borrower or Guarantor shall promptly deliver the original of same to Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agents may specify.  If any securities that constitute Collateral, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agents thereof and shall as Agents may specify, either (A) cause the issuer to agree to comply with instructions from Agents as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Collateral Agent to become the registered owner of the securities.

(ii)           Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or other similar account, unless each of the following conditions is satisfied:  (i) Agents shall have received a prompt written notice of any Borrower’s or Guarantor’s opening or establishing such account which notice shall specify in reasonable detail and specificity reasonably acceptable to Agents the name of the account, the owner of the account, the name and address of the securities intermediary or commodities intermediary at which such account is opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agents, and (iii) within 30 days after the opening or establishing of such account, such Borrower or Guarantor shall deliver to Agents an account control agreement reasonably satisfactory to Agents with respect to such account duly authorized, executed and delivered by such Borrower or Guarantor and the securities intermediary or commodity intermediary at which such deposit account is opened and maintained.

(f)            Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof involving an amount in excess of $250,000 in any one case or in the aggregate that constitute Collateral, such Borrower or Guarantor shall promptly notify Agents thereof in writing.  Such Borrower or Guarantor shall promptly, as Agents may specify, either (i) deliver, or cause to be delivered to Agents, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agents, consenting to the assignment of the proceeds of the letter of credit to Collateral Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Collateral Agent or as Agents may otherwise direct or (ii) cause Collateral Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g)           Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims involving a claim in excess of $500,000 that arise in connection with or are related to any other Collateral, such Borrower or Guarantor shall promptly notify Agents thereof in writing, which notice shall

(i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Collateral Agent of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agents shall be deemed to constitute such grant to Collateral Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Collateral Agent provided in Section 5.3(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Collateral Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Collateral Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral.  In addition, each Borrower and Guarantor shall promptly upon Agents’ request, execute and deliver, or cause to be executed and delivered, to Agents such other agreements, documents and instruments as Agents may reasonably require in connection with such commercial tort claim.

(h)           Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of a Borrower or Guarantor in the possession of the carrier transporting such goods.  In the event that any goods, documents of title or other Collateral are at any time after the date hereof having a value in excess of $250,000 in any one case or in the aggregate in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agents thereof in writing.

(i)            Borrowers and Guarantors shall take any other actions reasonably requested by Agents from time to time to cause the attachment, perfection and, with respect to the Priority Collateral, first priority and, with respect to the ABL Priority Collateral, second priority (behind only the liens in favor of the ABL Collateral Agent permitted by clause (p) of the definition of “Permitted Liens”) of, and the ability of Collateral Agent to enforce, the security interest of Collateral Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, which financing statements may describe the Collateral in the same manner as described in the applicable Financing Agreements or may contain an indication or description of Collateral that describes such property in any other manner as Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to it, including, without limitation, describing such property as “all assets” or “all personal property”, (ii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Collateral Agent to enforce, the security interest of Collateral Agent in such Collateral, and (iii) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.  Notwithstanding anything to the contrary herein, (x) in no event shall any security agreements or pledges or other actions under foreign law be required in connection with the Collateral and (y) no actions other than executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law shall be required in connection with any Collateral consisting of titled goods, letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights, or fixtures.

5.4          Control Collateral Held by Control Agent.

Notwithstanding any provision to the contrary herein, (a) any Collateral that constitutes Control Collateral that is held by Collateral Agent hereunder shall be deemed to be held by the Control Agent in accordance with the Intercreditor Agreement and (b) any Collateral that constitutes Control Collateral that is held by Control Agent pursuant to the terms of the Intercreditor Agreement shall be deemed to be held by Collateral Agent for purposes of compliance with the terms herein.

5.5          Intercreditor Provisions.

Notwithstanding anything herein to the contrary, the lien and security interest granted to Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement with respect to matters referenced in the previous sentence, the terms of the Intercreditor Agreement shall govern.

SECTION 6.

COLLECTION AND ADMINISTRATION

6.1          Borrowers’ Loan Accounts.  Administrative Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest.  All entries in the loan account(s) shall be made in accordance with Administrative Agent’s customary practices as in effect from time to time.

6.2          [Reserved].

6.3          Lenders’ Evidence of Debt.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Any such records shall be presumptively correct, absent manifest error, provided, that, the failure to make any entry or any error in such records, shall not affect any Lender’s Pro Rata Share of the Loans hereunder or the Obligations in respect of any applicable Loans and in the event of any inconsistency between the Register and any Lender’s records, the Register shall govern.

6.4          Register.

(a)           Administrative Agent (or its agent or sub-agent appointed by it) shall maintain a register (the “Register”) for the recordation of the names and addresses of Lenders and principal amount of the Loans (the “Registered Loans”) owing to each Lender from time to time.  The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by Borrower Agent or any Lender (with respect to a Lender, solely with respect to the Obligations owing to such Lender) at a reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or cause to be recorded, in the Register and the Loans in accordance with the provisions of Section 15.7 and Administrative Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance, and any such recording shall be presumptively correct, absent manifest error; provided, that, the failure to make any entry or any error in such records, shall not affect any Lender’s Obligations in respect of any Loan.  Borrowers, Guarantors, Agents and Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. Borrowers hereby designate and authorize Administrative Agent, and Administrative Agent agrees, to maintain, or cause to be maintained as agent for Borrowers solely for purposes of maintaining the Register as provided in this Section 6.4(a).

(b)           Each Lender that grants a participation and each Granting Lender shall maintain a register as a non-fiduciary agent of Borrowers on which it enters the name and address of each Participant and SPC and the principal and interest amount of each Participant’s and SPC’s interest in the Loans held by it, as applicable (the “SPC/Participant Register”); provided that no Lender shall have any obligation to disclose any portion of the SPC/Participant Register to any Person except to the extent such disclosure is necessary to establish that the Loans are in registered form for United States federal income tax purposes.  The entries in the SPC/Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the SPC/Participant Register as the owner of such participation or Loan (in the case of the SPC) for all purposes of this Agreement notwithstanding any notice to the contrary.

6.5          [Reserved].

6.6          [Reserved].

6.7          Payments.

(a)           All Obligations shall be payable to the account designated by the Administrative Agent or such other place as Administrative Agent may designate in writing to Borrower Agent from time to time.

(b)           Subject to the other terms and conditions contained herein, Administrative Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral by the Collateral Agent, which shall turn over such proceeds to the Administrative Agent for application as set forth below) as follows: first, to the payment in full of any fees, indemnities or expense reimbursements then due to Agents from any Borrower or Guarantor; second, ratably, to the payment in full of any fees, indemnities, or expense reimbursements then due to Lenders from any Borrower or Guarantor; third, ratably, to the payment in full of interest due in respect of any Loans; fourth, ratably, to the payment in full of principal in respect of the Loans, and fifth, to pay or prepay any other Obligations, whether or not then due, in such order and manner as Administrative Agent directs.  All references to the term “ratably” as used in this Section 6.7(b) shall mean pro rata on the basis of the amount owing to any one Person in relationship to the amounts owing to all Persons of the same category of Obligations within the same level of priority.

(c)           Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Administrative Agent, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Administrative Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (i) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (ii) in the event that there are no outstanding Base Rate Loans.

(d)           At Administrative Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Administrative Agent.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, an Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Agent or Lender.  Borrowers and Guarantors shall be liable to pay to Administrative Agent, and do hereby agree to indemnify and hold Agents and Lenders harmless for the amount of any payments or proceeds surrendered or returned.  This Section 6.7(d) shall remain effective notwithstanding any contrary action which may be taken by an Agent or any Lender in reliance upon such payment or proceeds.  This preceding two sentences of this Section 6.7(d) shall survive the payment of the Obligations and the termination of this Agreement.

6.8          Taxes.

(a)           Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, duties, taxes, levies, imposts, fees, deductions, charges or withholdings of any kind imposed by any Governmental Authority with respect to such payments, excluding (i) in the case of each Lender and Agent (A) duties, taxes, levies, imposts, fees, deductions, charges, or withholdings of any kind measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or Agent (as the case may be) is incorporated or otherwise organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (B) any branch profits taxes imposed by the United States of America and any similar taxes imposed by any other jurisdiction in which any of the Borrowers are located, and (C) any United States withholding taxes due or payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the applicable Assignment and Acceptance) applicable to such Lender or Agent, as the case may be, except to the extent the relevant assignor was entitled to receive any payments under this Section 6.8, (ii) in the case of each Lender or Agent, duties, taxes, levies, imposts, fees, deductions, charges or withholdings of any kind imposed on it as a result of a present or former connection between such Lender or Agent (as the case may be) and the jurisdiction imposing such duties, taxes, levies, imposts, fees, deductions, charges or withholdings but excluding any such connection arising from the activities of such Lender or Agent (as the case may be) pursuant to or in respect of this Agreement or any of the other Financing Agreements including but not limited to, executing delivering or performing its obligations or receiving a payment under or enforcing this Agreement or any of the other Financing Agreements, and (iii) any withholding taxes imposed as a result of FATCA (all such non-excluded duties, taxes, levies, imposts, fees, deductions, charges, or withholdings and all interest, penalties or similar liabilities with respect thereto being hereinafter referred to as “Taxes”).  Notwithstanding the foregoing, any United States withholding taxes (other than any withholding taxes imposed as a result of FATCA) imposed by any Governmental Authority with respect to payments by or on account of the Obligations as a result of any change in law occurring after the date hereof (or, in the case of an Eligible Transferee, the date of the applicable Assignment and Acceptance) shall be included in Taxes.

(b)           Subject to the last sentence of Section 6.8(g), if any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, the Administrative Agent or the Collateral Agent (i) the sum payable by the Borrowers or Guarantors, as the case may be, shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.8), such Lender, the Administrative Agent or the Collateral Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Borrower or Guarantor shall deliver to Administrative Agent evidence of such payment.

(c)           In addition, each Borrower and Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (including UCC financing statement filing taxes, documentary taxes, intangibles taxes and mortgage recording taxes) (collectively, “Other Taxes”).  For avoidance of doubt, this Section 6.8(c) shall not include Other Taxes resulting from an assignment by any Lender pursuant to Section 15.7, other than as assignment prior to or in connection with the primary syndication as determined by the Administrative Agent, which assignment is not at the request of any Borrower or Guarantor pursuant to Section 3.9(b).

(d)           Subject to the last sentence of Section 6.8(g), each Borrower and Guarantor shall indemnify each Lender and Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.8) paid by such Lender or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that no Lender or Agent shall be entitled to receive any payment pursuant to this Section 6.8(d) unless such Lender or Agent provides notice of such payment of Taxes or Other Taxes to Borrower Agent within six (6) months after the payment of such Taxes or Other Taxes.  This indemnification shall be made within thirty (30) days from the date such Lender or Agent (as the case may be) makes written demand therefor.  A certificate as to the amount of such payment delivered to Borrower Agent (with a copy to Administrative Agent) by a Lender or by an Agent on its own behalf or on behalf of a Lender or the other Agent, shall be conclusive absent manifest error.

(e)           As soon as practicable after any payment of Taxes or Other Taxes by any Borrower or Guarantor, such Borrower or Guarantor shall furnish to Administrative Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(f)            Without prejudice to the survival of any other agreements of any Borrower or Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Borrower or Guarantor contained in this Section 6.8 shall survive the termination of this Agreement and the payment in full of the Obligations.

(g)           Each Foreign Lender shall, to the extent it is legally able to do so, deliver to Borrower Agent (with a copy to Administrative Agent) on or prior to the date hereof, or in the case of a Foreign Lender that is an assignee of an interest under this Agreement pursuant to Sections 15.7(b) or 15.7(f) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of the applicable Assignment and Acceptance, or upon any change in lending office of a Foreign Lender:  (i) two (2) duly completed original signed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty with respect to payments to be made under this Agreement and any of the other Financing Agreements, or any successor form, (ii) two (2) duly completed original signed copies of Internal Revenue Service Form W-8ECI claiming exemption from withholding tax with respect to payments to be made under this Agreement and any of the other Financing Agreements because the income is effectively connected with a U.S. trade or business or any successor form, or (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” with respect to which any Borrower is a related person within the meaning of Section 864(d)(4) of the Code and (B) two (2) duly completed original signed copies of Internal Revenue Service Form W-8BEN certifying to such Lender’s entitlement to an exemption from withholding tax with respect to payments of interest to be made under this Agreement and any of the other Financing Agreements or any successor form.  Each Lender that is not a Foreign

Lender and is not a person whose name indicates that it is an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations) agrees to deliver to Borrower Agent (with a copy to Administrative Agent) on or prior to the date hereof, or in the case of a Lender that is an assignee of an interest under this Agreement pursuant to Sections 15.7(b) or 15.7(f) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment) on the date of the applicable Assignment and Acceptance two (2) duly completed original signed copies of Internal Revenue Service Form W-9 certifying to such Lender’s entitlement as of such date to a complete exemption from United States backup withholding tax with respect to payments to be made under this Agreement and any of the other Financing Agreements, or successor forms.  In addition, each Lender agrees that it will deliver updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from United States withholding tax with respect to payments under this Agreement and any of the other Financing Agreements.  Each Agent agrees to deliver to Borrower Agent an applicable Internal Revenue Service Form on or prior to the date hereof and from time to time thereafter, when a lapse in time or a change in circumstances renders the previous form obsolete or inaccurate in any material respect.  Unless Borrower Agent and Administrative Agent have received forms or other documents reasonably satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Lender or an Agent are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers, Guarantors or Administrative Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.  Borrowers and Guarantors shall not be required to indemnify any Lender or Agent or to pay any additional amounts to any Lender or Agent in respect of U.S. withholding tax pursuant to Section 6.8(b) or 6.8(d) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender or Agent to provide tax documentation referred to in this Section 6.8(g), except to the extent that such failure arose as a result of a change in law after the date such Lender and/or Agent became a party hereto.  Should a Lender or an Agent become subject to Taxes because of its failure to deliver a form required hereunder, Borrowers and Guarantors shall, at such Lender’s or Agent’s (as the case may be) expense, take such steps as such Lender or Agent shall reasonably request to assist such Lender or Agent to recover such Taxes.

(h)           Any Lender claiming any additional amounts payable pursuant to this Section 6.8 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous in any material respect to such Lender.

(i)            If the Borrowers or Guarantors pay any additional amount pursuant to this Section 6.8 with respect to any Lender, such Lender shall use reasonable efforts to obtain a refund of tax against its tax liabilities on account of such payment.  In the event that such Lender receives such a refund, such Lender shall pay to the Borrowers or Guarantors, an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrowers or Guarantors, as applicable, so as to leave such Lender in no worse position that in which it would have been in if payment of the relevant additional amount had not been made.  Nothing contained in this Section 6.8(j) shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 6.8(j) to the Borrowers, Guarantors or any other party.

(j)            Each Foreign Lender and Agent shall deliver to Administrative Agent and Borrower Agent such tax forms or other documents as shall be prescribed by applicable law or as reasonably requested by Borrower Agent or Administrative Agent to demonstrate, where applicable, that payments under this Agreement and any of the other Financing Agreements to such Lender and Agent are exempt from the application of United States withholdings taxes (or any interest, penalties or similar liabilities with respect thereto) pursuant to FATCA.

6.9          Use of Proceeds.  Borrowers shall use the proceeds of the Loans hereunder for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Administrative Agent on or about the date hereof, (b) the repayment of the amounts outstanding under the Existing Credit Agreements, (c) the redemption and/or repurchase of the Senior Fixed Rate Notes and the Senior Floating Rate Notes, (d) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements, as well as for the consummation of the Refinancing Transactions and (e) working capital and other general corporate needs of the Parent and its Subsidiaries, provided, that, in no event shall any of the proceeds be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.10        Appointment of Borrower Agent as Agent for Requesting Loans and Receipts of Loans and Statements.

(a)           Each Borrower hereby irrevocably appoints and constitutes Borrower Agent as its agent and attorney-in-fact to request and receive Loans pursuant to this Agreement and the other Financing Agreements from Administrative Agent or any Lender in the name or on behalf of such Borrower.  Administrative Agent and Lenders may disburse the Loans to such bank account of Borrower Agent or a Borrower or otherwise make such Loans to a Borrower as Borrower Agent may designate or direct, without notice to any other Borrower or Guarantor.  Notwithstanding anything to the contrary contained herein, Administrative Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)           Borrower Agent hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.10. Borrower Agent shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, shall be paid to or for the account of such Borrower.

(c)           Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Borrower Agent as its agent to receive statements on account and all other notices from Agents and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d)           Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Borrower Agent shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e)           No termination of the appointment of Borrower Agent as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent.

6.11        Pro Rata Treatment.  Except to the extent otherwise provided in this Agreement or as otherwise agreed by all of the Lenders:  (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.  The provisions of this Section 6.11 shall not apply to the assignments and participations (including by means of a Dutch Auction) described in Section 15.7.

6.12        Sharing of Payments, Etc.

(a)           Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim an Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agents and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Borrower Agent and Administrative Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)           If any Lender (including an Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Administrative Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may

be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders.  To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)           Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)           Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Administrative Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

(e)           The provisions of this Section 6.12 shall not apply to the assignments and participations (including by means of a Dutch Auction) described in Section 15.7.

6.13        [Reserved].

6.14        Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 14.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7.

COLLATERAL REPORTING AND COVENANTS

7.1          Collateral Reporting.  Borrowers shall provide Agents with a copy of any Collateral or other reports provided to Agents or Lenders under the ABL Credit Agreement.

7.2          Accounts Covenants.  After the Discharge of the ABL Obligations (as defined in the Intercreditor Agreement) and after the occurrence and during the continuance of an Event of Default:

(a)           Borrowers shall notify Agents promptly of (i) the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with any account debtor or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds $250,000 in any one case or $500,000 in the aggregate and (ii) all material adverse information of which it has notice relating to the financial condition of any account debtor.  No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except in the ordinary course of a Borrower’s or Guarantor’s business in accordance with the current practices of such Borrower or Guarantor, as applicable, as in effect on the date hereof.  At any time that an Event of Default exists or has occurred and is continuing and after the Discharge of the ABL Obligations (as defined in the Intercreditor Agreement), Administrative Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances;

(b)           With respect to each Eligible Account: (i) the amounts shown on any invoice delivered to Agents or schedule thereof delivered to Agents shall be true and complete in all material respects, (ii) no payments shall be made thereon except those sent to the Concentration Accounts (as defined in the ABL Credit Agreement) and as otherwise may be instructed by the ABL Collateral Agent, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agents in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s and Guarantor’s business, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto other than as reported to Agents in accordance with the terms of this Agreement, and (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms; and

(c)           Each Agent shall have the right at any time or times, in their respective names or in the name of a nominee of such Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3          Inventory Covenants.  With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agents; keeping correct and accurate records in all material respects itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory either through periodic cycle counts or wall to wall counts, so that all Inventory is subject to such counts at least once each year, but at any time or times as Agents may request at any time a Default or an Event of Default exists or has occurred and is continuing, and promptly following such physical inventory (whether through periodic cycle counts or wall to wall counts) shall supply Agents at least once each calendar quarter if any such counts are performed within such quarter, or otherwise once each calendar year, with a report in the form and with such specificity as may be reasonably satisfactory to Agents concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agents, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) Borrowers shall deliver or cause to be delivered to Agents copies of written appraisals as to the Inventory delivered to the ABL Collateral Agent and accompanied by a statement that Agents and Lenders are expressly permitted to rely thereon; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) as between Agents and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Inventory (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party); (g) as of the date hereof, Borrowers and Guarantors do not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory but shall give Agents prior written notice if such practice changes together with such information with respect to the new policy as may reasonably be requested by Agents; (h) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (i) Borrowers and Guarantors shall not acquire or accept any Inventory on consignment or approval unless such Inventory has been specifically identified in a report with respect thereto provided by Borrower Agent to Agents pursuant to Section 7.1(a) hereof when required to be included in such report or Agents has otherwise received prior written notice thereof in form and substance reasonably satisfactory to Agents.

7.4          Equipment and Real Property.  (a) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws in all material respects; (c) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; provided, that, certain motor vehicles used primarily by employees for business purposes may from time to time be incidentally used for personal, family or household use, as permitted by the internal policies of the applicable Borrower or Guarantor if any; (d) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired, replaced or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; (e) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property, other than any

Mortgaged Property (but not including for this purpose any plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, walls or ceilings and other fixtures not constituting trade fixtures); and (f) as between Agents and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Equipment and Real Property (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party).

7.5          Power of Attorney.  Each Borrower and Guarantor hereby irrevocably designates and appoints Collateral Agent (and all persons designated by Collateral Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Collateral Agent, in such Borrower’s, Guarantor’s or Collateral Agent’s name, to, at any time an Event of Default exists or has occurred and is continuing and subject to the terms of the Intercreditor Agreement, (a) demand payment on any Collateral, (b) enforce payment of any of the Collateral by legal proceedings or otherwise, (c) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Collateral, (d) sell or assign any Collateral upon such terms, for such amount and at such time or times as the Collateral Agent deems advisable, (e) settle, adjust, compromise, extend or renew any of the Collateral, (f) discharge and release any Collateral, (g) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Collateral, (h) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Collateral to an address designated by Collateral Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral, (i) clear Inventory the purchase of which was financed with a letter of credit through U.S. Bureau of Customs and Border Protection or foreign export control authorities in such Borrower’s or Guarantor’s name, Collateral Agent’s name or the name of Collateral Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Collateral Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (j) do all acts and things which are necessary, in Collateral Agent’s reasonable determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements.  Each Borrower and Guarantor hereby releases Agents and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of an Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6          Right to Cure.  Agents may, at their option, upon prior notice to Borrower Agent, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Collateral Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of an Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agents’ reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agents and Lenders with respect thereto.  Administrative Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor or may demand immediate payment thereof.  Agents and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor.

7.7          Access to Premises.  From time to time as requested by Agents, at the cost and expense of Borrowers, (a) Agents or their respective designees shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after notice to Parent, or at any time and without notice to Borrower Agent if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records and (b) each Borrower and Guarantor shall promptly furnish to Agents such copies of such books and records or extracts therefrom as Agents may reasonably request, and an Agent or any Lender or an Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the realization of Collateral.

SECTION 8.

REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agents and Lenders the following:

8.1          Existence, Power and Authority.  Each Borrower and Guarantor is a corporation, limited liability company or limited partnership duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, where the failure to so qualify has or would reasonably be expected to have a Material Adverse Effect.  The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate or limited liability company or limited partnership powers, (b) have been duly authorized, (c) are not in contravention of any material law or the terms of any Borrower’s or Guarantor’s certificate of incorporation, certificate of formation, bylaws, operating agreement, limited partnership agreement or other organizational documentation, or any indenture, material agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor except as permitted hereunder.  This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

8.2          Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)           The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate.  No Borrower or Guarantor has, during the five (5) years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b)           Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate.  The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c)           The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below and other than Collateral in transit to any such locations.

8.3          Financial Statements; No Material Adverse Effect.  All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agents and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein.  Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Administrative Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Administrative Agent prior to the date of this Agreement.  The projections dated February 1, 2011 for the fiscal years 2011 through 2017 that have been delivered to Administrative Agent or any projections hereafter delivered to Administrative Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors believe to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein.

8.4          Priority of Liens; Title to Properties.  The security interests and liens granted to Collateral Agent under this Agreement and the other Financing Agreements constitute (x) valid and perfected first priority liens in the case of Priority Collateral and (y) valid and perfected second priority liens in the case of ABL Priority Collateral and security interests in and upon the Collateral subject only to the liens permitted under Section 10.2 hereof.  Each Borrower and Guarantor has good and insurable fee simple title to or valid leasehold interests in all of its Real Property and good title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Collateral Agent and such others as are specifically permitted under Section 10.2 hereof.  Schedule 8.4 to the Information Certificate lists completely and correctly as of the Closing Date all Real Property owned by the Borrowers and the Guarantors and the addresses thereof.  The Borrowers and the Guarantors own in fee all such Real Property set forth on Schedule 8.4 to the Information Certificate.  Schedule 8.4 to the Information Certificates lists completely and correctly as of the Closing Date all Real Property leased by the Borrowers and the Guarantors and the addresses thereof.  The Borrowers and the Guarantors have valid leases in such Real Property set forth on Schedule 8.4 to the Information Certificate.

8.5          Tax Returns.  Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all material tax returns, reports and declarations which are required to be filed by it.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable by it, except taxes (a) the validity of which is being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books and (b) which could not, individually or in the aggregate, have a Material Adverse Effect.  Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6          Litigation.  Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7          Compliance with Other Agreements and Applicable Laws.

(a)           Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which they are a party or by which they or any of their respective assets are bound.  Borrowers and Guarantors are in material compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of

1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, in each case where the failure to comply has or could reasonably be expected to have a Material Adverse Effect.

(b)           Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”).  All of the Permits are valid and subsisting and in full force and effect.  There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened in writing that seek the revocation, cancellation, suspension or modification of any of the Permits where any of the same would have a Material Adverse Effect.

8.8          Environmental Compliance.  Except as set forth in Schedule 8.8 to the Information Certificate, which matters, when considered either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect and except as otherwise could not reasonably be expected to have a Material Adverse Effect:

(a)           Borrowers, Guarantors and their Subsidiaries have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on any property owned, leased or operated by it or used by it in any manner which at any time violates any applicable Environmental Law or Permit, and the operations of Borrowers, Guarantors and their Subsidiaries at such properties complies with all Environmental Laws and all Permits.

(b)           No Borrower or Guarantor has received any notice of or otherwise has any information that there has been any investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any investigation pending or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any of its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter with regard to any properties or assets owned, leased or operated by it or used by Borrowers, Guarantors or their Subsidiaries or their businesses.

(c)           Borrowers, Guarantors and their Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials under or from any property owned, leased or operated by it or used by it or otherwise in connection with their businesses.

8.9          Employee Benefits.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law.  Each Plan which is intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification where such loss, when combined with other such occurrences or failures to comply, would not reasonably be expected to have a Material Adverse Effect.  Each Borrower and Guarantor and their respective ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           Except as set forth in the Information Certificate, there are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened material claims, actions (other than routine claims for benefits) or lawsuits, or action by any Governmental Authority, with respect to any Plan.  Except as set forth in the Information Certificate, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.

(c)           (i) Except as set forth in the Information Certificate, no ERISA Event that is reasonably likely to have a Material Adverse Effect has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan by more than $7,000,000; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any material liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10        Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.3 hereof.

8.11        Intellectual Property.  Except as would not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted.  As of the date hereof, Borrowers and Guarantors do not have any material Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate.  Except as would not have a Material Adverse

Effect, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights.  To the best of any Borrower’s and Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently where such infringement has or would reasonably be expected to have Material Adverse Effect or adversely affect the ability of any Borrower or Guarantor to sell or otherwise dispose of Inventory having a value in excess of $250,000.  No claim or litigation is pending or threatened in writing against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property where such claim or litigation if adversely determined for any Borrower or Guarantor would reasonably be expected to have a Material Adverse Effect or would adversely affect the ability of any Borrower or Guarantor to sell or otherwise dispose of Inventory having a value in excess of $250,000.  Schedule 8.11 to the Information Certificate sets forth all of the material agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof which is necessary or of material value to such Borrower’s or Guarantor’s business (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).  No material trademark, servicemark, copyright or other material Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Collateral Agent, is affixed to or incorporated in any Eligible Inventory (as defined in the ABL Credit Agreement), except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed or incorporated is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12        Subsidiaries; Affiliates; Capitalization; Solvency.

(a)           Each Borrower and Guarantor does not have any direct or indirect Subsidiaries and is not engaged in any joint venture or partnership as of the date hereof except as set forth in Schedule 8.12 to the Information Certificate.

(b)           As of the date hereof, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Equity Interests of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Equity Interests or securities convertible into or exchangeable for such shares.

(c)           The issued and outstanding shares of Equity Interests of each Borrower and Guarantor (other than Parent) are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agents prior to the date hereof or otherwise permitted hereunder.

(d)           Each Borrower and Guarantor is Solvent and will continue to be Solvent after giving effect to the creation of the Obligations, the security interests of Collateral Agent and the other transaction contemplated hereunder.

(e)           The Inactive Subsidiaries do not have any material liabilities, are not engaged in any business or commercial activities, do not own any assets with a book value of more than $100,000 in the aggregate and are not obligated or liable, directly or indirectly, contingently or otherwise, in respect of any material Indebtedness or other material obligations.

8.13        Labor Disputes.

(a)           Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b)           Except as set forth on Schedule 8.13 to the Information Certificate, there is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened in writing against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14        Restrictions on Subsidiaries.  Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or any Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to an Agent or any Lender in the Collateral.

8.15        Material Contracts.  Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof.  Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Administrative Agent on or before the date hereof.  Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16        Payable Practices.  Each Borrower and Guarantor has not made any material change in its customary accounts payable practices from those in effect immediately prior to the date hereof.

8.17        OFAC.  No Borrower or Guarantor or any of their respective Subsidiaries or Affiliates: (a) is a Sanctioned Person, (b) has more than ten (10%) percent of its assets in Sanctioned Entities, or (c) derives more than ten (10%) percent of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

8.18        Accuracy and Completeness of Information.  All information furnished by or on behalf of any Borrower or Guarantor in writing to an Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.  No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agents in writing prior to the date hereof.

8.19        Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be conclusively presumed to have been relied on by Agents and Lenders regardless of any investigation made or information possessed by an Agent or any Lender.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to an Agent or any Lender.

8.20        Compliance with FCPA.  Each Borrower and Guarantor is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.  No Borrower or Guarantor has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Borrower or Guarantor or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

8.21        Anti-Terrorism Laws.  No Borrower or Guarantor or any of their respective Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  No Borrower or Guarantor or any or their respective Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  No Borrower or Guarantor (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

8.22        Regulation H.  No Mortgaged Property is a Flood Hazard Property

8.23        Insurance.  The insurance coverage of the Borrowers and Guarantors as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount in the insurance certificates delivered to the Agents on the Closing Date pursuant to Section 4.1(i) and such insurance coverage complies with the requirements set forth in Section 9.5.  The insurance certificates delivered to the Agents hereunder shall be updated from time to time by the Borrower Agent to include additional insurance coverage.

8.24        Brokers’ Fees.  No Borrower or Guarantor has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Financing Agreements other than the closing and other fees payable pursuant to this Agreement.

8.25        Use of Proceeds.  The proceeds of the Term Loan shall be used by the Borrowers solely (a) refinance certain existing Indebtedness of the Parent and its Subsidiaries in connection with the Refinancing Transactions, (b) to pay any costs, fees and expenses associated with this Agreement on the Closing Date, (c) to pay any costs, fees and expenses incurred in connection with the Refinancing Transactions and (d) for working capital and other general corporate purposes of the Parent and its Subsidiaries.

8.26        Margin Regulations.  No part of the proceeds of the Term Loan will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  The Borrowers and Guarantors (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 8.3 or delivered pursuant to Section 9.6 and the aggregate value of all “margin stock” owned by the Parent and its Subsidiaries taken as a group does not exceed 25% of the value of their assets.

8.27        Investment Company Act; etc.  No Borrower or Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Borrower or Guarantor is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Public Utility Holding

Company Act of 2005 or any federal or state statute or regulation limiting its ability to incur the Obligations.

8.28        Designation as Senior Debt.  The Obligations constitute “Designated Senior Debt”, or any similar term under and as defined in the agreements relating to any Indebtedness of Borrowers or Guarantors, including Subordinated Debt, which contains such designation.

SECTION 9.

AFFIRMATIVE COVENANTS

9.1          Maintenance of Existence.

(a)           Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate or limited liability company or limited partnership existence and rights and franchises with respect thereto and maintain in full force and effect all Permits necessary to carry on the business as presently or proposed to be conducted, other than as (i) permitted in Section 10.1 hereof, (ii) otherwise permitted hereunder or under any of the other Financing Agreements or (iii) with respect to maintenance of the rights, franchises and Permits, could not be reasonably expected to have a Material Adverse Effect.

(b)           No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agents shall have received not less than thirty (30) days (or at such later time as Agents may agree) subsequent written notice from Borrower Agent of such proposed change, which notice shall accurately set forth the new name; and (ii) Agents shall have received a copy of the amendment to the certificate of incorporation, certificate of formation or other organizational document of such Borrower or Guarantor, as applicable, providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c)           No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agents shall have received not less than thirty (30) days’ prior written notice from Borrower Agent of such proposed change, which notice shall set forth such information with respect thereto as Agents may reasonably require and Agents shall have received such agreements as Agents may reasonably require in connection therewith.  No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure, except that a Borrower, Guarantor or Subsidiary may convert (either directly or by way of merger) into a limited liability company or limited partnership or other form of legal entity reasonably acceptable to Agents, provided, that, each of the following conditions is satisfied: (i) such company, partnership or other legal entity is organized under the laws of a jurisdiction in the United States of America, (ii) Agents shall have received not less than fifteen (15) days’ prior written notice from Borrower Agent of such proposed change, which notice shall accurately set forth a description of the new form, (iii) Agents shall have received the organizational documents of such entity (certified by the appropriate Governmental Authority, where available to be so certified), together with such other agreements, documents, and instruments related thereto as Agents may reasonably request, (iv) such change shall not adversely affect the security interests and liens of Collateral Agent in the assets of such Borrower or Guarantor or the ability of Collateral Agent to enforce any of its rights or remedies with respect to such Borrower or Guarantor, in the determination of Collateral Agent and (v) as of the date of such conversion, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

(d)           Each Borrower and Guarantor shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, authorizations, patents, copyrights, trademarks and trade names used in the conduct of their respective businesses, other than as could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property used in the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, other than as could not reasonably be expected to have a Material Adverse Effect.

9.2          New Collateral Locations.  Each Borrower and Guarantor may only open any new location on which Priority Collateral is located so long as (a) such locations are within the United States or its territories or Canada, (b) such location is set forth in the applicable report provided for in Section 7.1(a) to the extent required under such Section or in any event if Collateral having a value of more than $500,000 is or will be kept at such location, Collateral Agent has received five (5) Business Days’ written notice within the time of the opening of any such new location and (c) upon Collateral Agent’s request, such Borrower or Guarantor executes and delivers, or causes to be executed and delivered, to Collateral Agent such agreements, documents, and instruments as may be reasonably necessary to perfect its interests in the Collateral at such location.  Without limiting the obligations of the Borrowers and the Guarantors hereunder, at the request of the Administrative Agent, the Collateral Agent shall deliver copies of written notices, agreements, documents and instruments which have been delivered to the Collateral Agent but not to the Administrative Agent.

9.3          Compliance with Laws, Regulations, Etc.

(a)           Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.

(b)           Borrowers and Guarantors shall give written notice to Administrative Agent immediately upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of a material amount of any Hazardous Material that has or could reasonably be expected to have a Material Adverse Effect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice that with respect to any of the following that has or could reasonably be expected to have a Material Adverse Effect: (A) any non-compliance with or violation of any Environmental Law by any

Borrower or Guarantor or (B) the release, spill or discharge of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Administrative Agent upon Administrative Agent’s request.  Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Administrative Agent on such response.

(c)           Without limiting the generality of the foregoing, whenever Administrative Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non compliance, with any Environmental Law that has or could reasonably be expected to have a Material Adverse Effect, Borrowers shall, at Administrative Agent’s request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Administrative Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Administrative Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Administrative Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)           Each Borrower and Guarantor shall indemnify and hold harmless Agents and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans.  All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4          Payment of Taxes and Claims.  Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which is being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

9.5          Insurance.  Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance covering Priority Collateral shall be reasonably satisfactory to Agents as to form, amount and insurer (provided, that, Borrowers and Guarantors may maintain self insurance plans to the extent companies of the same or similar businesses and similarly situated do so).  Borrowers and Guarantors shall furnish certificates, policies or endorsements to Collateral Agent or Control Agent as Agents shall reasonably require as proof of such insurance, and, Collateral Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers if any Borrower or Guarantor fails at any time to do so.  All policies shall provide for at least thirty (30) days prior written notice to Agents or Control Agent of any cancellation or reduction of coverage.  Agents or Control Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance.  Borrowers and Guarantors shall cause Collateral Agent or Control Agent to be named as a loss payee as its interests may appear and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Agents.  Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Collateral Agent and further specify that Collateral Agent shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates.  Payments of insurance proceeds will be subject to the Intercreditor Agreement and the prepayment provisions contained in Section 2.3(b) hereof, if and to the extent applicable.

9.6          Financial Statements and Other Information.

(a)           Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP.  Borrowers and Guarantors shall during regular business hours and upon reasonable notice from the Agents furnish to Agents and Lenders all such financial and other information as Agents shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrower Agent shall notify the auditors and accountants of Borrowers and Guarantors that Agents are authorized to obtain such information directly from them (other than materials protected by the attorney-client privilege and materials which the Borrowers may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time (upon three days advance notice so long as no Default or Event of Default shall have occurred and be continuing).  Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Administrative Agent, and upon Administrative Agent’s request, to Collateral Agent and each Lender, the following:

(i)            as soon as available, but in any event within thirty (30) days after the end of each fiscal month that is not the end of a fiscal quarter of Parent, monthly unaudited consolidated financial statements and unaudited consolidating financial statements (in substantially the same format and with the same scope of information as have been provided to Administrative Agent prior to the date hereof), all in reasonable detail (but without footnotes), fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal month, subject to normal year-end adjustments; and

(ii)           as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Parent, quarterly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal quarter, subject to normal year-end adjustments; and

(iii)          within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year.

(iv)          Notwithstanding the foregoing, (x) in the event that the Parent (or its direct or indirect parent) delivers to the Administrative Agent an Annual Report for the Parent (or its direct or indirect parent) on Form 10-K for such fiscal year, as filed with the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of paragraph (a)(iii) of this Section and (y) in the event that the Parent (or its direct or indirect parent) delivers to the Administrative Agent a Quarterly Report for the Parent (or its direct or indirect parent) on Form 10-Q for such fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of paragraph (a)(ii) of this Section.

(b)           Borrowers and Guarantors shall promptly notify Administrative Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $500,000 or which if adversely determined would result in any material adverse change in any Borrower’s or Guarantor’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Administrative Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $500,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor (including, without limitation, Environmental Laws), (v) any ERISA Event, (vi) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Borrower or Guarantor which could reasonably be expected to have a Material Adverse Effect, (vii) any other development or event which could reasonably be expected to have a Material Adverse Effect and (viii) the occurrence of any Default or Event of Default.

(c)           Borrowers shall furnish to Administrative Agent (i) not less than ten (10) Business Days’ prior written notice of (A) the intention of any Subsidiary of Parent to merge or consolidate as permitted under Section 10.1(a) hereof, together with such other information with respect thereto as Administrative Agent may reasonably request, (B) (1) the public issuance and sale by Parent of Equity Interests, (2) the issuance and sale by Parent, to stockholders that are not officers, directors and employees of Parent, of Equity Interests in an amount greater than $3,000,000 for any one issuance and sale or (3) the issuance and sale by any Subsidiary of Equity Interests, in each case as permitted under clause (g) of the definition of Permitted Dispositions, together with such other information with respect thereto as Administrative Agent may reasonably request, (C) the intention of any Subsidiary of Parent to wind up, liquidate or dissolve as permitted under Section 10.1(c) hereof, together with such other information with respect thereto as Administrative Agent may reasonably request, and (ii) all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be.

(d)           Borrowers and Guarantors shall furnish to Administrative Agent, and upon Administrative Agent’s reasonable request, to each Lender, in form and detail reasonably satisfactory to Administrative Agent:

(i)            concurrently with the delivery of the financial statements referred to in Section 9.6(a)(iii), the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which independent accounting firm shall be selected by Borrower Agent and reasonably acceptable to Administrative Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended;

(ii)           concurrently with the delivery of the financial statements referred to in Sections 9.6(a)(ii) and 9.6(a)(iii), a compliance certificate substantially in the form of Exhibit C hereto by the chief financial officer, vice president of finance, treasurer or controller of Borrower Agent on behalf of Borrowers and Guarantors, along with a schedule in form reasonably satisfactory to Administrative Agent of the calculations used in determining, as of the end of such month, the ratio and amounts provided for in Section 11 of this Agreement for such month and a written summary of material changes in GAAP and in the consistent application thereof that materially affected the financial covenant calculations for the applicable period;

(iii)          at such time as available, but in any event prior to the end of each fiscal year of Parent, beginning with the fiscal year ending December 31, 2011, projected consolidated financial statements (including in each case substantially in the same format and with the same scope of information as in the projections most recently provided to Administrative Agent prior to the date hereof) of Parent and its Subsidiaries for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Administrative Agent prior to the date hereof, together with such supporting information as Administrative Agent may reasonably request, which projected financial statements shall be prepared on a quarterly basis for the next succeeding year and shall represent the reasonable best estimate by Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers and Guarantors believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements);

(iv)          promptly after the same are available, copies of each annual report, proxy or annual or quarterly financial statement or other report or communication sent to the equity holders of any Borrower or Guarantor, and copies of all annual, regular, periodic and special reports and registration statements, in each case, which a Borrower or Guarantor may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(v)           concurrently with the delivery of the financial statements referred to in Sections 9.6(a)(i) and 9.6(a)(ii), a certificate by the chief financial officer, vice president of finance, treasurer or controller of Borrower Agent on behalf of Borrowers and Guarantors containing information regarding the amount of all sales or other dispositions of assets (whether voluntary or involuntary), issuances or incurrence of Indebtedness or Equity Interests, Permitted Investments, Restricted Payments, and optional prepayments of Indebtedness that occurred during the period covered by such financial statements and such other information with respect thereto as Administrative Agent may reasonably request;

(vi)          promptly after any request by an Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent or any Subsidiary, or any audit of any of them;

(vii)         promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower or Guarantor or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Parent or any Subsidiary thereof;

(viii)        concurrently with the delivery of the financial statements referred to in Sections 9.6(a)(i) and 9.6(a)(ii), a certificate by the chief executive officer, chief financial officer, vice president of finance, treasurer or controller of Borrower Agent on behalf of Borrowers and Guarantors attaching the insurance binder or other evidence of insurance for any insurance coverage of Borrowers, Guarantors or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements.

(e)           As to any information contained in materials furnished pursuant to Section 9.6(d)(iv), Parent shall not be separately required to furnish such information under Section 9.6(a) hereof, but the foregoing shall not be in derogation of the obligation of Parent to furnish the information and materials described in Section 9.6(a) at the times specified therein.

(f)            Documents required to be delivered pursuant to Section 9.6(a)(iii) or Section 9.6(d)(iv) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent has access (whether commercial, third-party website or whether sponsored by Administrative Agent); provided that: (A) Borrowers shall deliver paper copies of such documents to Administrative Agent, Collateral Agent or any Lender that requests Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by such Agent or Lender and (B) Borrowers shall notify each Agent and Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance Borrowers shall be required to provide paper copies of the compliance certificates required by Section 9.6(d)(ii) to Administrative Agent.  Except for such compliance certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(g)           Borrowers and Guarantors hereby acknowledge that Administrative Agent and/or its Affiliates may make available to Lenders materials and/or information provided by or on behalf of Borrowers and Guarantors hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrowers, Guarantors or their securities) (each, a “Public Lender”).  Borrowers and Guarantors shall be deemed to have authorized Administrative Agent and its Affiliates, Collateral Agent and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the Securities and Exchange Commission as not containing any material non-public information with respect to Borrowers, Guarantors or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 15.5).  All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor.”  Administrative Agent and its Affiliates, Collateral Agent and Lenders shall be entitled to treat any Borrower Materials that are not marked “PRIVATE” or that are at any time filed with the Securities and Exchange Commission as being suitable for posting on a portion of the Platform not marked as “Public Investor.”

(h)           Borrowers and Guarantors shall furnish or cause to be furnished to Administrative Agent such other information respecting the Collateral and the business of

Borrowers and Guarantors, as Agents may, from time to time, reasonably request.  Administrative Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant subject to Section 15.5 hereof.

9.7          Compliance with ERISA.  Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or ERISA Affiliate to a tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.

9.8          End of Fiscal Years; Fiscal Quarters.  Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ fiscal years to end on December 31 of each year, and fiscal quarters to end on the last day of each of March, June, September and December of each year.

9.9          License Agreements.

(a)           With respect to a material License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise necessary for the manufacture, sale or distribution of any Inventory or the collection of Receivables (other than an off-the-shelf product with a shrink wrap license or that is generally available), each Borrower and Guarantor shall (i) give Agents prompt prior written notice of its intention to not renew or to terminate, cancel, surrender or release its rights under any such License Agreement, or any amendment of any such License Agreement  that limits the scope of the right of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement in any material respect, either with respect to product, territory, term or otherwise, or that increases in any material respect the amounts to be paid by such Borrower or Guarantor thereunder or in connection therewith, (ii) give Agents prompt written notice of any such License Agreement entered into by such Borrower or Guarantor after the date hereof, or any material amendment to any such License Agreement existing on the date hereof, in each case together with a true, correct and complete copy thereof and such other information with respect thereto as Agents may in good faith request, (iii) give Agents prompt written notice of any material breach of any obligation, or any default, by the third party that is the licensor or by the

Borrower or Guarantor that is the licensee or any other party under any such License Agreement, and deliver to Agents (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and any other notice received or delivered by such Borrower or Guarantor in connection with any such a License Agreement that relates to the scope of the right, or the continuation of the right, of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement or the amounts required to be paid thereunder.

(b)           With respect to a material License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise necessary for the manufacture, sale or distribution of any Inventory or the collection of Receivables (other than an off-the-shelf product with a shrink wrap license or that is generally available), at any time an Event of Default shall exist or have occurred and be continuing and subject to the Intercreditor Agreement, Collateral Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Collateral Agent or in the name and behalf of such Borrower or Guarantor, subject to and in accordance with the terms of such License Agreement.  Collateral Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder.  Any sums so paid by Collateral Agent shall constitute part of the Obligations.

9.10        Additional Guaranties and Collateral Security; Further Assurances.

(a)           In the case of the formation or acquisition by a Borrower or Guarantor of any wholly owned Subsidiary after the date hereof (other than a Foreign Subsidiary or Inactive Subsidiary), as to any such Subsidiary, (i) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agents, in form and substance reasonably satisfactory to Agents, a joinder agreement to the Financing Agreements in order to make such Subsidiary a party to this Agreement as a “Borrower” if it owns plant, property or equipment or otherwise as a “Guarantor”, and a party to any guarantee as a “Guarantor” or pledge agreement as a “Pledgor”, and including, but not limited to, supplements and amendments hereto and to any of the other Financing Agreements, authorization to file UCC financing statements, to the extent such Person owns Real Property, those documents and other deliverables required by Section 9.13, other agreements, documents or instruments contemplated under Section 5.3 and other consents, waivers, acknowledgments and other agreements from third persons which Agents may deem reasonably necessary or desirable in order to permit, protect and perfect Collateral Agent’s security interests in and liens upon the assets of such Subsidiary and the Equity Interests of any Borrower or Guarantor in such Subsidiary, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person and (ii) the Borrower or Guarantor forming such Subsidiary shall execute and deliver to Agents, a pledge and security agreement, in form and substance reasonably satisfactory to Agents, granting to Collateral Agent a first priority pledge of and lien on all of the issued and outstanding shares of Equity Interests of any such Subsidiary, and otherwise comply with the terms of Section 5.3 hereof with respect thereto, such other agreements, documents and instruments as Agents may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.

(b)           In the case of an acquisition of assets (other than Equity Interests or Excluded Property) by a Borrower or Guarantor after the date hereof, Agents shall have received, in form and substance reasonably satisfactory to Agents, (i) evidence that Collateral Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder (except in the case of deposit accounts, within sixty (60) days after the acquisition thereof) and (ii) such other agreements, documents and instruments as Agents may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.  Borrowers and Guarantors shall use commercially reasonable efforts to obtain the agreement of the seller consenting to the collateral assignment by the Borrower or Guarantor purchasing such assets of all rights and remedies and claims for damages of such Borrower or Guarantor relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition; provided, that, Borrowers and Guarantors shall not be required to use such commercially reasonable efforts if in the good faith, reasonable judgment of Borrowers, such efforts would result in the failure to consummate the acquisition.

(c)           At the request of Agents at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral in accordance with the terms hereof and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.

9.11        Costs and Expenses.  Borrowers and Guarantors shall pay to each Agent on demand all reasonable costs, expenses and filing fees paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, such Agent’s rights in the Collateral, this Agreement, the other Financing Agreements, the Mortgages and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all costs and expenses of filing or recording (including UCC financing statement filing fees and mortgage recording fees, if applicable), (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, together with such Agent’s customary charges and fees with respect thereto; (c) actual costs and expenses of preserving and protecting the Collateral; (d) actual costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Collateral Agent in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against an Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); and (e) the reasonable fees and disbursements of counsel (including legal assistants) to Agents in connection with any of the foregoing (it being understood that the Borrowers and Guarantors shall not be responsible for fees and expenses of more than one special counsel to Agents and one local counsel to Agents in each appropriate jurisdiction, or in the case of any conflict of interest, additional counsel to the affected Agent, limited to one such additional counsel so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules) and in addition, at any time an Event of Default exists or has occurred and is continuing, the reasonable fees and disbursements of one counsel (including legal assistants) to Lenders in connection with matters described in clauses (c) or (d) above (or in the case of any conflict of interest, additional counsel to the affected Lenders, limited to one such additional counsel so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules).  Notwithstanding the foregoing, any costs and expenses with respect to duties, taxes, levies, imposts, fees, deductions, charges or withholdings of any kind imposed by any Governmental Authority shall be governed by Section 6.8.

9.12        Maintenance of Ratings.  Parent and CPG I shall use commercially reasonable efforts to cause the term loan facility contemplated hereby to be continuously publically rated by S&P and Moody’s, and in the case of CPG I, use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of CPG I.

9.13        After Acquired Real Property.  If after the date hereof any Borrower or Guarantor acquires (a) any fixtures (other than Excluded Property) or (b) any Real Property (other than Excluded Property), without limiting any other rights of an Agent or any Lender, or duties or obligations of any Borrower or Guarantor, such Borrower or Guarantor shall promptly notify the Agents of such new fixtures or Real Property and, upon Agents’ request, shall (i) deliver to the Collateral Agent a UCC fixture financing statement (or the information to complete a UCC fixture financing statement) with respect to such fixtures, together with a legal description of the Real Property where such fixtures are located, (ii) execute and deliver to Agents a mortgage, deed of trust or deed to secure debt, as Agents may determine, in form and substance reasonably satisfactory to Agents (it being agreed that, if a Mortgage(s) shall have been executed in accordance with Section 4.1(k), a mortgage, deed of trust or deed to secure debt in form and substance substantially similar to such Mortgage(s) shall be deemed reasonably satisfactory to Agents for purposes of this Section 9.13), subject to reasonable and customary procedures of the applicable jurisdiction in which the Mortgaged Property(ies) shall be located) and including any provisions relating to specific state laws satisfactory to Agents and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property is located, which mortgage, deed of trust or deed to secure debt shall grant to Collateral Agent a first priority lien and mortgage on and security interest in such Real Property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Agents) and (iii) such surveys, title reports, title commitments and policies, flood hazard determinations, environmental reports and other agreements, documents and instruments as Agents may reasonably require in connection with any such Real Property.

9.14        Delivery of Reports.  Borrowers and Guarantors shall deliver to Agents any field audit or examination report, appraisals with respect to the Collateral and financing statements required to be delivered to the Agents or Lenders under the ABL Credit Agreement, simultaneously with the delivery of such reports to such Agents or Lenders.

SECTION 10.

NEGATIVE COVENANTS

10.1        Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a)           merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that International may merge with and into or consolidate with Parent or any Subsidiary of Parent and any Subsidiary of Parent may merge with and into or consolidate with Parent or any other Subsidiary of Parent (including any such Subsidiary that only becomes a Subsidiary after giving effect to such merger or consolidation subject to the conditions set forth herein), provided, that, in each case each of the following conditions is satisfied:  (i) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) Administrative Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (iii) if a Borrower or a Guarantor shall be a party to such merger or consolidation, the surviving entity shall be a Borrower or a Guarantor, (iv) the surviving entity shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance reasonably satisfactory to Administrative Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Administrative Agent may reasonably request in connection therewith and (v) in the case of a merger with a Person that is not a wholly-owned Subsidiary immediately prior to such merger, such merger shall not be permitted unless it is also permitted under Section 10.4(b) hereof;

(b)           sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Equity Interests or any of its assets to any other Person, except for Permitted Dispositions; provided, that, to the extent that any Collateral is sold as permitted by this Section 10.1(b), other than to a Borrower or Guarantor, or to the extent that Administrative Agent and Required Lenders may consent to any other sale of any assets, concurrently with, and subject to the reasonable satisfaction of the conditions to such sale (including the receipt of the Net Cash Proceeds related thereto), upon the written request of Borrower Agent and effective upon the transfer of the title of the assets sold and the reasonable satisfaction of the applicable conditions to such Permitted Disposition, Collateral Agent shall, at Borrowers’ expense, cause to be filed a

UCC financing statement amendment providing for the release by Collateral Agent of the assets so sold from its security interest granted hereunder; or

(c)           suspend operations, wind up, liquidate or dissolve except that any Subsidiary of Parent may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Person shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Person shall be duly and validly transferred and assigned to its shareholders, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Collateral Agent or as are otherwise permitted hereunder (and Agents shall have received such evidence thereof as Agents may reasonably require) and Agents shall have received such deeds, assignments or other agreements as Agents may reasonably request to evidence and confirm the transfer of such assets and without limiting the foregoing, in the case of a winding up, liquidation or dissolution of a Borrower the transfer and assignment shall be to an entity that is or becomes a Borrower upon such transfer and assignment and has executed and delivered all such agreements, documents and instruments as Agents may reasonably require and as is otherwise provided for herein and Collateral Agent shall maintain and have a perfected security interests in and liens upon all such assets and properties as so transferred on the same terms and with the same priority, (iv) Agents shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder and (vi) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

10.2        Encumbrances.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except Permitted Liens.

10.3        Indebtedness.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a)           the Obligations;

(b)           Indebtedness (including Capitalized Lease Obligations) arising after the date hereof to the extent secured by security interests in Equipment and mortgages on Real Property (other than Mortgaged Property) acquired after the date hereof in an aggregate outstanding principal amount not to exceed $15,000,000 at any time; provided, that, (i) such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than specific items of Equipment or Real Property, (ii) the Indebtedness secured thereby does not exceed the cost of the applicable Equipment or Real Property, as the case may be and (iii) as of the date any such Indebtedness is incurred and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(c)           Indebtedness and the Guaranty Obligations of the Parent and its Subsidiaries under the Senior Floating Rate Notes and the Senior Fixed Rate Notes; provided, that, the aggregate outstanding principal amount of such Indebtedness evidenced by the Senior Floating Rate Notes shall not exceed $4,620,000 and the aggregate outstanding principal amount of such Indebtedness evidenced by the Senior Fixed Rate Notes shall not exceed $27,908,000 and all such Senior Floating Rate Notes and Senior Fixed Rate Notes shall be subject to an irrevocable redemption notice;

(d)           Indebtedness of any Borrower or Guarantor or any other Subsidiary of Parent to any Borrower or Guarantor or any other Subsidiary of Parent arising after the date hereof pursuant to Permitted Investments consisting of loans and advances to such Borrower, Guarantor or other Subsidiary; provided, that, as to any such Indebtedness at any time owing by a Borrower to a Guarantor or any other Subsidiary of Parent (other than a Borrower), (i) the Indebtedness arising pursuant to such Investment shall be Subordinated Debt, (ii) promptly upon Administrative Agent’s request, Administrative Agent shall have received a subordination agreement, in form and substance reasonably satisfactory to Administrative Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower (or such Guarantor, in the case of Indebtedness owing by a Guarantor to a Subsidiary of Parent that is not a Borrower or Guarantor) to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, (iii) such Borrower (or such Guarantor, in the case of Indebtedness owing by a Guarantor to a Subsidiary of Parent that is not a Borrower or Guarantor) shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness except subject to the terms of subordination applicable thereto, (iv) in the case of any Indebtedness owing to a Borrower or Guarantor that is evidenced by a promissory note or other instrument, such promissory note or other instrument shall be promptly delivered to Collateral Agent (or the Control Agent, if applicable) upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agents may require, and (v) except as Administrative Agent may otherwise hereafter agree, as of the date any such Indebtedness is incurred and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(e)           Indebtedness of any Borrower or Guarantor or any other Subsidiary of Parent entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the ABL Obligations arising under or pursuant to Secured Hedge Agreements (as defined in the ABL Credit Agreement) with any Bank Product Provider (as defined in the ABL Credit Agreement) that are secured under the terms of the ABL Credit Agreement;

(f)            Indebtedness in respect of netting services, cash management obligations, overdraft protections and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence;

(g)           Guaranty Obligations in respect of Indebtedness of a Borrower or Guarantor or any other Subsidiary of the Parent to the extent that such Indebtedness is otherwise permitted pursuant to this Section 10.3;

(h)           Indebtedness of Parent or any of its Subsidiaries in respect of bid, payment and performance bonds, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, or guarantees of the foregoing types of Indebtedness, in the ordinary course of business and consistent with current practices as of the date hereof; provided, that, upon Administrative Agent’s request, Administrative Agent shall have received true, correct and complete copies of all material agreements, documents or instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto;

(i)            Indebtedness arising after the date hereof from agreements of Parent or a Subsidiary to provide for customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition or Permitted Disposition other than guarantees of Indebtedness of any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition or disposition;

(j)            Indebtedness not to exceed $100,000,000 under the ABL Credit Agreement;

(k)           unsecured Subordinated Debt of Borrowers and Guarantors or any of their respective Subsidiaries arising after the date hereof to any third person (but not to any other Borrower or Guarantor or other Affiliate of Parent), including Acquired Indebtedness, not otherwise permitted in this Section 10.3 (“Permitted Ratio Indebtedness”); provided, that, each of the following conditions is satisfied:

(i)            in the case of any such Permitted Ratio Indebtedness in excess of $5,000,000 or at any time after the aggregate amount of such Permitted Ratio Indebtedness incurred in any fiscal year exceeds $5,000,000 thereafter as to any such Permitted Ratio Indebtedness incurred in such fiscal year, Administrative Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Borrower or Guarantor to incur such Permitted Ratio Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to Administrative Agent the amount of such Permitted Ratio Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Administrative Agent may reasonably request with respect thereto;

(ii)           such Permitted Ratio Indebtedness shall be on commercially reasonable terms and conditions;

(iii)          in the case of any such Permitted Ratio Indebtedness in excess of $5,000,000 or at any time after the aggregate amount of such Permitted Ratio Indebtedness incurred in any fiscal year exceeds $5,000,000 thereafter as to any such Permitted Ratio Indebtedness incurred in such fiscal year, Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, the Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 11 both prior, and after giving effect, to such transaction;

(iv)          for any such Permitted Ratio Indebtedness in excess of $5,000,000, Administrative Agent shall have received, not less than ten (10) Business Days’ prior to incurring such Permitted Ratio Indebtedness, the Permitted Transaction Projections showing that the Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 11 both prior, and after giving effect, to such Indebtedness at all times during such transaction;

(v)           Administrative Agent shall have received true, correct and complete copies of all agreements, documents or instruments evidencing or otherwise related to such Permitted Ratio Indebtedness;

(vi)          the proceeds of such Permitted Ratio Indebtedness shall be used to finance Permitted Investments, Permitted Acquisitions, the payment of any Obligations or Obligations (as defined in the ABL Credit Agreement) and the payment of fees and expenses in connection therewith;

(vii)         as of the date of incurring such Permitted Ratio Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and

(viii)        such Permitted Ratio Indebtedness shall have a maturity date no sooner than ninety one (91) days after the Maturity Date and shall not be otherwise redeemable at the option of the holder prior to such date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(l)            the Indebtedness set forth in the Information Certificate which is not otherwise permitted by the other clauses of this Section 10.3;

(m)          Indebtedness constituting (i) Specified Refinancing Indebtedness; provided that any Specified Refinancing Indebtedness shall be deemed to constitute a Debt Issuance and be subject to the mandatory prepayment set forth in Section 2.3(b) or (ii) Permitted Other Indebtedness; provided that the Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating that, (A) after giving effect on a Pro Forma Basis to the incurrence of such Permitted Other Indebtedness, the Senior Secured Leverage Ratio as of the end of the most recently ended fiscal quarter of Parent for which financial statements are available shall be less than or equal to 4.5 to 1.0 and (B) Parent and its Subsidiaries shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 11 both prior, and after giving effect, to the incurrence of such Permitted Other Indebtedness;

(n)           [Reserved];

(o)           Acquired Indebtedness in an aggregate amount at any one time outstanding not to exceed the greater of $5,000,000 and 1% of Consolidated Total Assets at such time;

(p)           other unsecured Indebtedness in an aggregate amount at any one time outstanding not to exceed $20,000,000; and

(q)           Indebtedness of any Borrower or Guarantor or any of their respective Subsidiaries arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Sections 10.3(b), (j) and (l) hereof (the “Refinancing Indebtedness”); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Administrative Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to Administrative Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Administrative Agent may reasonably request, (ii) promptly upon Administrative Agent’s request, Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least as subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for, (v) the Refinancing Indebtedness shall not include terms and conditions with respect to any Borrower or Guarantor which are more burdensome or restrictive in any material respect than those included in the Indebtedness so extended, refinanced, replaced or substituted for, taken as a whole, so that in view of all of the terms and conditions of the Refinancing Indebtedness, such terms and conditions are more favorable to such Borrower or Guarantor, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (vii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith outstanding on the date of such event), (viii) the Refinancing Indebtedness shall be secured by substantially the same assets, provided, that, such security interests (if any) with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise reasonably acceptable to Administrative Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, and (ix) Borrowers and Guarantors may only make payments of principal, interest and fees, if any, in respect of such Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so extended, refinanced, replaced or substituted for.

For purposes of determining any particular amount of Indebtedness hereunder, Guaranty Obligations in respect of the same Indebtedness otherwise included in the determination of such particular amount shall not be included. In the event that specific Indebtedness meets the criteria of more than one of the categories of Indebtedness described above or is otherwise permitted to be incurred hereunder, the Borrower Agent shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant.  Indebtedness permitted hereby need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions hereof permitting such Indebtedness.  Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Equity Interests in the form of additional shares of the same class of Disqualified Equity Interests, the classification of preferred stock as Indebtedness under GAAP and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness for purposes hereof.  For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.  The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

10.4        Investments.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any capital contribution or other investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or form or acquire any Subsidiaries, or agree to do any of the foregoing (each of the foregoing an “Investment”), except:

(a)           Permitted Investments;

(b)           Permitted Acquisitions;

(c)           the Investments consisting of loans and advances set forth on Schedule 10.4 to the Information Certificate which are not otherwise permitted by the other clauses of this Section 10.4.

10.5        Restricted Payments.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)           each Borrower and Guarantor, and each Subsidiary, may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person (other than Disqualified Equity Interests);

(b)           any Subsidiary of Parent may pay dividends or other distributions to a Borrower or Guarantor;

(c)           any Subsidiary of Parent may pay or make dividends or other distributions to CPG I or Parent the proceeds of which are used to make substantially contemporaneous payments to the AEA Group to the extent such payments are permitted pursuant to Section 10.5(d) below;

(d)           Borrowers and Guarantors, and each Subsidiary, may pay in the aggregate (i) up to $1,500,000 each year to the AEA Group pursuant to the first paragraph of Section 2 of the Management Agreement (as in effect on the date hereof), (ii) any transactional fees payable to the AEA Group pursuant to such Management Agreement (as in effect on the date hereof) and (iii) reasonable expenses payable to the AEA Group pursuant to such Management Agreement (as in effect on the date hereof); provided, that, as of the date of any payment of such amounts under clauses (i) and (ii) and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(e)           any Subsidiary of Parent may pay or make distributions to CPG I or Parent or any direct or indirect parent entity of Parent that are used to make substantially contemporaneous payments of any of the following (i) accounting, legal, administrative and other general corporate and overhead expenses, franchise or similar taxes and other fees required to maintain the corporate existence of CPG I or Parent or such direct or indirect parent entity and to pay other operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any such parent entity, in each case as to any of the foregoing only to the extent related to, and required for, the existence or operation of Parent or any of its Subsidiaries, and as are reasonably and in good faith allocable to the operation of Parent and its Subsidiaries (ii) reasonable directors fees and to reimburse reasonable out-of-pocket expenses of the board of directors of Parent and any direct or indirect parent entity of Parent, in each case in an amount not more than the portion of such fees and expenses as are reasonably and in good faith allocable to the operation of Parent and its Subsidiaries and (iii) fees and expenses, as incurred, of an offering of securities or indebtedness of Parent or CPG I that is not consummated, or of a registered public offering or of an acquisition which is not consummated;

(f)            any Subsidiary of Parent may pay or make distributions to Parent that are used to make substantially contemporaneous payments of any Permitted Tax Distributions and Parent may pay Permitted Tax Distributions to any direct or indirect parent entity of Parent;

(g)           any Subsidiary of Parent may pay or make distributions to Parent that are used to make substantially contemporaneous payments to, and Parent may make payments to, repurchase or redeem Equity Interests and options to purchase Equity Interests of Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Parent pursuant to any management equity subscription agreement, employee agreement or stock option agreement or other agreement with such officer, director or employee or former officer, director or employee; provided, that, the aggregate cash consideration paid for all such payments, repurchases or redemptions shall not in any fiscal year of Parent exceed the sum of: (i) $5,000,000 (or $10,000,000 after the IPO) plus an amount equal to the amount by which any such repurchases, redemptions or other payments not made pursuant to this clause (g) in the immediately preceding fiscal year of Parent are less than $5,000,000 (or $10,000,000 after the IPO); plus (ii) in the case of any such officer, director, employee or former officer, director or employee, an amount equal to the Net Cash Proceeds received by Parent of any resales or new issuances of Equity Interests of Parent, and options in respect of Equity Interests of Parent, to such any such officer, director, employee or former officer, director or employee at any time after the initial issuances thereof to such officer, director, employee or former officer, director or employee, together with the aggregate amount of deferred compensation due and owing by Parent or any of its Subsidiaries to such officer, director, employee or former officer, director or employee that is cancelled, waived or exchanged at any time after the initial issuances of any such Equity Interests and options for the grant to such officer, director, employee or former officer, director or employee of the right to receive or acquire other Equity Interests of Parent or CPG I, plus (iii) in the case of any such officer, director, employee or former officer, director or employee, an amount equal to the Net Cash Proceeds received by CPG I (whether directly or from Parent), of key man life insurance policies on the life of such officer, director, employee or former officer, director or employee that have been received by Parent or any of its Subsidiaries;

(h)           Borrowers and Guarantors, and each Subsidiary, may make payments to redeem the Equity Interests of Parent owned by Christopher Bardasian, Kevin Sloan and Larry Sloan as of the date hereof, provided, that, as to any such payment and after giving effect thereto, each of the following conditions is satisfied: (i) the aggregate amount of all such payments shall not exceed $10,000,000 except as Administrative Agent may otherwise hereafter agree and (ii) as of the date of making any payment in respect of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(i)            Borrowers and Guarantors and any of their respective Subsidiaries may make other Restricted Payments not otherwise expressly provided for in this Section 10.5 with the portion, if any, of the Cumulative Credit on the date of such election that a Borrower, a Guarantor or a Subsidiary elects to apply pursuant to this clause (i), such election to be specified in a written notice of the Borrower Agent calculating in reasonable detail the amount of

Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that (A) immediately before and immediately after giving Pro Forma Effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, (B) immediately after giving effect to any such Restricted Payment, Parent and its Subsidiaries shall be in Pro Forma Compliance with the financial covenants set forth in Section 11 and (C) in the case of any such Restricted Payment in excess of $2,500,000 or at any time after the aggregate amount of such Restricted Payments made in any fiscal year exceeds $2,500,000, the written notice of the Borrower Agent referenced above shall also set forth in reasonable detail reasonably satisfactory to Administrative Agent the amount of such Restricted Payment, the nature and purpose of such Restricted Payment, the date such Restricted Payment is to be made and such other information as Administrative Agent may reasonably request with respect thereto;

(j)            [Reserved];

(k)           Parent may pay dividends or redeem any of its Equity Interests out of (x) the Net Cash Proceeds of the IPO and (y) up to 6% per annum of the Net Cash Proceeds contributed to the common equity of the Parent from all subsequent public equity offerings;

(l)            Parent may pay any dividend or redeem any of its Equity Interests within sixty (60) days after the date of the declaration of such dividend or the mailing of such irrevocable redemption notice if the dividend or redemption payment, as the case may be, would have otherwise been permitted under the terms of this Section 10.5 on the date of such declaration or the date of the mailing of such notice; and

(m)          Parent may repurchase its Equity Interests to the extent such repurchase is deemed to occur upon (i) the non-cash exercise of stock options to the extent such Equity Interests represents a portion of the exercise price of such options and (ii) the withholding of a portion of such Equity Interests to pay taxes associated therewith, and the purchase of fractional shares of Equity Interests of Parent or any Subsidiary arising out of stock dividends, splits or combinations or business combinations.

10.6        Transactions with Affiliates.  Each Borrower and Guarantor shall not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliates of such Borrower or Guarantor, except pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person, except for the following:

(a)           any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by Parent or any of its Subsidiaries in the ordinary course of business and payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the Board of Directors of such Borrower or Guarantor;

(b)           transactions exclusively between or among Parent and any of its Subsidiaries or exclusively between or among such Subsidiaries (including any Person that becomes a Subsidiary as a result of such transaction), provided that such transactions are not otherwise prohibited by this Agreement;

(c)           to the extent permitted under Section 10.5(d) hereof, up to $1,500,000 each year to the AEA Group pursuant to the first paragraph of Section 2 of the Management Agreement (as in effect on the date hereof), (B) any transactional fees payable to the AEA Group pursuant to such Management Agreement (as in effect on the date hereof) and (C) reasonable expenses payable to the AEA Group pursuant to such Management Agreement (as in effect on the date hereof);

(d)           Restricted Payments permitted under Section 10.5 hereof; and

(e)           loans and investments permitted under clauses (g) and (j) of the definition of Permitted Investments;

(f)            the issuance of Qualified Equity Interests to Affiliates to the extent such issuance is permitted under clause (g) of the definition of Permitted Dispositions;

(g)           any merger or consolidation of Parent or its Subsidiaries with Affiliates of Parent or such Subsidiaries (i) to the extent permitted under Section 10.1(a), solely for the purpose of  reorganizing to facilitate an initial public offering of securities of Parent or any direct or indirect parent entity of Parent or (ii) to the extent permitted under Section 9.1, solely to reincorporate the Parent or such Subsidiary in a new jurisdiction;

(h)           transactions pursuant to or contemplated by the Partnership Agreement as in effect on the date hereof; and

(i)            the transactions set forth in Schedule 10.6 of the Information Certificate.

10.7        Change in Business.  Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

10.8        Limitation of Restrictions Affecting Subsidiaries.  Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor and (d) grant liens and security interests to secure the Obligations; except for encumbrances and restrictions arising under (i) applicable law, rule, regulation or order, including of any regulatory body, (ii) this Agreement, the other Financing

Agreements and the ABL Credit Agreement or an agreement governing any other Indebtedness (including any Permitted Ratio Indebtedness, Permitted Other Indebtedness or Specified Refinancing Indebtedness) permitted hereby provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Parent and its Subsidiaries in any material respect, taken as a whole, than the provisions contained in this Agreement as in effect on the date hereof, (iii) customary provisions restricting subletting or assignment of (A) any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor or (B) any contracts and licenses (including, without limitation, those relating to intellectual property), in each case entered into in the ordinary course of business, (iv) customary restrictions on real property interests found in easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by, or Equity Interests of, a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, (vi) restrictions on the transfer of assets subject to any Lien permitted hereunder imposed by the holder of such Lien, (vii) restrictions imposed by any agreement to sell assets or Equity Interests permitted hereunder to any Person pending the closing of such sale, (viii) purchase money Indebtedness or Capitalized Lease Obligations permitted to be incurred hereunder that impose restrictions on the property purchased or leased, (ix) provisions in joint venture agreements, partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements that restrict the transfer of ownership interests in such entity, (x) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business, (xi) encumbrances pursuant to the subordination provisions of any Indebtedness permitted to be incurred hereunder, (xii) encumbrances on the assets or capital stock of Foreign Subsidiaries pursuant to Indebtedness of Foreign Subsidiaries permitted to be incurred hereunder that are not expected to make the Borrowers unable to make principal or interest payments hereunder, as determined in good faith by the Borrower Agent, and (xiii) agreements existing on the date hereof and amendments, restatements, modifications, renewals, supplements, refundings, replacements, refinancings, extensions or continuations of contracts, instruments or contractual obligations in existence on the date hereof or those referred to above; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to the Parent and Subsidiaries than those encumbrances and restrictions under or pursuant to the contracts, instruments or contractual obligations so extended or continued.

10.9        Certain Payments of Indebtedness, Etc.  Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, make or agree to make any payment, prepayment, redemption, retirement, defeasance, purchase or sinking fund payment or other acquisition for value of any of its Indebtedness other than the Indebtedness under the Financing Agreements (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or otherwise set aside or deposit or invest any sums for such purpose, except that:

(a)           any Borrower or Guarantor or any of their respective Subsidiaries may make (i) regularly scheduled payments of principal and interest in respect of Indebtedness evidenced by the Senior Fixed Rate Notes and the Senior Floating Rate Notes, (ii) regularly scheduled payments of principal and interest and mandatory prepayments and optional prepayments of the Loans under and as defined in the ABL Credit Agreement and (iii) regularly scheduled payments of principal and interest and mandatory prepayments and optional prepayments in respect of the Specified Refinancing Indebtedness and the Permitted Other Indebtedness, in each case to the extent that any obligations under such Indebtedness are secured on a pari passu basis with the Obligations;

(b)           any Borrower, or Guarantor or any of their respective Subsidiaries may make prepayments or redemptions (other than as described above) of any other Indebtedness permitted to be incurred under Section 10.3; provided, that, as to any such prepayment or redemption, each of the following conditions is satisfied:

(i)            the aggregate amount of such prepayments and redemptions shall not exceed the Cumulative Credit that a Borrower, a Guarantor or a Subsidiary elects to apply pursuant to this clause (b)(i), such election to be specified in a written notice of the Borrower Agent calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(ii)           in the case of any such prepayments or redemptions in excess of $2,500,000 or at any time that the aggregate amount of such prepayments or redemptions made in any fiscal year are in excess of  $2,500,000 then as to all such prepayments or redemptions in such fiscal year thereafter, (A) Administrative Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of a Borrower or Guarantor or any of their respective Subsidiaries to make such prepayment or redemption, (B) Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, the Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 11 both prior, and after giving effect, to such prepayment or redemption and (C) as of the date of any such prepayment or redemption and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and

(iii)          in the case of any such prepayments or redemptions that are equal to or less than $2,500,000 and so long as the aggregate amount of such prepayments or redemptions made in any fiscal year is equal to or less than $2,500,000, then as to all such prepayments or redemptions in such fiscal year, as of the date of any such prepayment or redemption, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(c)           Borrowers and Guarantors and their respective Subsidiaries may consummate the Refinancing Transactions;

(d)           Borrowers and Guarantors and their respective Subsidiaries may make payments in respect of Indebtedness owing by them in exchange for issuance of Qualified Equity Interests of Parent permitted hereunder or with Net Cash Proceeds from the sale of Qualified Equity Interests of Parent;

(e)           Borrowers and Guarantors and their respective Subsidiaries may make payments in respect of Indebtedness permitted under Sections 10.3(b), (j) and (l), in each case with proceeds of Refinancing Indebtedness as permitted under Section 10.3(q); and

(f)            as to payments in respect of any other Indebtedness permitted under Section 10.3 hereof not subject to the provisions above in this Section 10.9, Borrowers and Guarantors and their respective Subsidiaries may make payments of regularly scheduled principal and interest or other mandatory payments as and when due in respect of such Indebtedness in accordance with the terms thereof (and in the case of Subordinated Debt, subject to the terms of subordination set forth therein or applicable thereto).

10.10      Modifications of Indebtedness, Organizational Documents and Certain Other Agreements.  Borrowers and Guarantors shall not, and shall not permit any Subsidiary to:

(a)           amend, modify or otherwise change the Management Agreement or its certificate of incorporation, articles of association, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documents, as applicable, including, without limitation, entering into any new agreement with respect to any of its Equity Interests, except for amendments, modifications or other changes that (i) do not affect the ability of a Borrower, a Guarantor or such Subsidiary to amend, modify, renew or supplement the terms of this Agreement or any of the other Financing Agreements, and (ii) are not materially adverse to the interests of Agents or Lenders;

(b)           amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any agreements, documents or instruments in respect of any Subordinated Debt or any agreements related to the Indebtedness permitted under Section 10.3(j) (except to the extent permitted under the Intercreditor Agreement) or, in respect of any Specified Refinancing Indebtedness or Permitted Other Indebtedness (except to the extent permitted under the applicable intercreditor agreement entered into in respect of such Specified Refinancing Indebtedness or Permitted Other Indebtedness), except, that, Borrowers and Guarantors, and any Subsidiary, may amend, modify, alter or change the terms thereof to forgive, or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make the terms thereof less restrictive or burdensome to Borrowers, Guarantors or such Subsidiary or make any other amendment or modification of such Indebtedness that is not materially adverse to the interests of Agents or Lenders (it being understood and agreed that any amendment, modification, alteration or other change to the subordination provisions of any Subordinated Debt shall be deemed materially adverse to the interests of Agents and the Lenders).

10.11      Inactive Subsidiaries; Parent Holding Company.

(a)           Except as otherwise provided in Section 10.11(b) below, Borrowers and Guarantors and their respective Subsidiaries will not permit any Inactive Subsidiary to (i) engage in any business or conduct any operations, (ii) own assets with a book value of more than $100,000 in the aggregate and (iii) incur any obligations or liabilities in respect of any Indebtedness or otherwise.

(b)           In the event that a Borrower or Guarantor or their respective Subsidiaries intends to have any then Inactive Subsidiary commence any business or operations or own assets with a book value of more than $100,000 in the aggregate or incur any obligations or liabilities in respect of any Indebtedness or otherwise, (i) Borrowers and Guarantors shall give Agents not less than ten (10) Business Days’ prior written notice thereof with reasonable detail and specificity and such other information with respect thereto as Agents may reasonably request and (ii) at any time thereafter, promptly upon the request of Agents, Borrowers and Guarantors shall cause such Inactive Subsidiary to execute and deliver to Agents, in form and substance reasonably satisfactory to Agents, a joinder agreement to the Financing Agreements in order to, among other things, make such Subsidiary a party to this Agreement as a “Guarantor” and a party to any guarantee as a “Guarantor” or pledge agreement as a “Pledgor”, and without limitation, supplements and amendments hereto and to any of the other Financing Agreements, authorization to file UCC financing statements, other agreements, documents or instruments contemplated under Section 5.3 hereof and other consents, waivers, acknowledgments and other agreements from third persons which Agents may deem reasonably necessary or desirable in order to permit, protect and perfect Collateral Agent’s security interests in and liens upon the assets of such Subsidiary, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person; provided, that such Inactive Subsidiary is not a Foreign Subsidiary and (iii) upon the reasonable satisfaction of each of the conditions set forth in this Section 10.11(b), such Inactive Subsidiary shall cease to be deemed an Inactive Subsidiary for purposes of this Agreement.

(c)           Except for any Guaranty Obligations in respect of Indebtedness incurred pursuant to Section 10.3 by its Subsidiaries and as otherwise provided in Sections 10.3(d), 10.3(f), 10.3(g), 10.3(h), 10.3(i), 10.3(j) and 10.3(k) through (p), Parent shall not incur any Indebtedness nor grant any security interests, liens or other encumbrances (other than Permitted Liens) upon any of its properties or assets nor engage in any operations, business or activity other than holding one hundred (100%) percent of the Equity Interests of CPG I and each of any administrative, management or other activities incidental to such holdings, pledging its interests therein to Collateral Agent and executing and delivering the Financing Agreements to which it is a party and fulfilling its obligations thereunder.  Nothing contained herein shall prevent Parent from (i) the consummation of the IPO or any other public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests), (ii) the payment of dividends to the extent permitted under this Agreement, making contributions to the capital of the Borrowers, Guarantors or their respective Subsidiaries, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent and the Subsidiaries, (iv) holding any cash, (v) providing indemnification to officers, managers and directors, (vi) activities incidental to compliance with the provisions of the Securities Act and the Exchange Act and the rules of national securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt holders and (vii) any activities incidental to the foregoing.

10.12      Sale and Leasebacks.  Borrowers and Guarantors shall not, and shall not permit and of their respective Subsidiaries to, enter into any Sale and Leaseback Transaction, unless the sale of such property is permitted under Section 10.1 hereof, the leaseback of such property gives rise to Indebtedness permitted under Section 10.3 hereof and any lien or security interest granted pursuant thereto is permitted under Section 10.2 hereof.

10.13      Designation of Designated Senior Debt.  Borrowers and Guarantors shall, and shall cause any Subsidiary to, designate the Obligations as “Designated Senior Debt” or any similar term under and as defined in the agreements relating to any Indebtedness (including any Subordinated Debt) of any Borrower or Guarantor which contains such designation.

10.14      Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of the Loans or the use of the proceeds thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).  None of Borrowers, Guarantors or any of their respective Subsidiaries or other Affiliates is or will become a “Sanctioned Entity” or “Sanctioned Person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or  engages or will engage in any dealings or transactions, or be otherwise associated, with any such Sanctioned Entity or Sanctioned Person.

SECTION 11.

FINANCIAL COVENANTS

11.1        Total Leverage Ratio.  Commencing on the first day of the first full fiscal quarter after the Closing Date, the Total Leverage Ratio as of the end of each fiscal quarter of the Parent shall be less than or equal to the ratio set forth opposite to that quarter in the table below.

Fiscal Quarter Ending	Total Leverage Ratio
June 30, 2011	5.75 to 1.0
September 30, 2011	5.75 to 1.0
December 31, 2011	5.75 to 1.0
March 31, 2012	5.75 to 1.0
June 30, 2012	5.25 to 1.0
September 30, 2012	4.75 to 1.0
December 31, 2012	4.75 to 1.0
March 31, 2013	4.75 to 1.0
June 30, 2013	4.50 to 1.0
September 30, 2013	4.25 to 1.0
December 31, 2013	4.25 to 1.0
March 31, 2014	4.25 to 1.0
June 30, 2014	4.00 to 1.0
September 30, 2014	3.75 to 1.0

December 31, 2014	3.75 to 1.0
March 31, 2015	3.75 to 1.0
June 30, 2015	3.50 to 1.0
September 30, 2015	3.25 to 1.0
December 31, 2015	3.25 to 1.0
March 31, 2016	3.25 to 1.0
June 30, 2016 and each fiscal quarter thereafter	3.00 to 1.0

11.2        Interest Coverage Ratio.  Commencing on the day immediately following the Closing Date, the Interest Coverage Ratio as of the end of each fiscal quarter of the Parent shall not be less than to the ratio set forth opposite to that quarter in the table below.

Fiscal Quarter Ending	Interest Coverage Ratio
June 30, 2011	2.50 to 1.0
September 30, 2011	2.50 to 1.0
December 31, 2011	2.50 to 1.0
March 31, 2012 and each fiscal quarter thereafter	2.75 to 1.0

11.3        Cure Rights.  For purposes of determining satisfaction with the foregoing Total Leverage Ratio and Interest Coverage Ratio in Sections 11.1 and 11.2, respectively, any Specified Equity Contribution made during the period from the last day of any fiscal quarter (the “Relevant Fiscal Quarter”) until the expiration of the 10th day after the date on which financial statements are required to be delivered hereunder with respect to such Relevant Fiscal Quarter will, at the request of the Borrower Agent, be included in the calculation of Consolidated EBITDA for such Relevant Fiscal Quarter and for the subsequent four consecutive fiscal quarter periods that include such Relevant Fiscal Quarter, provided that (A) in each four fiscal quarter period, there shall be a period of at least two consecutive fiscal quarters in respect of which no Specified Equity Contribution is made, (B) no more than four Specified Equity Contributions shall be made, (C) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrowers and the Guarantors to be in compliance with the Total Leverage Ratio and/or Interest Coverage Ratio, as applicable, specified above on a Pro Forma Basis, and in any event no greater than $10,000,000 for any one Specified Equity Contribution and (D) all Specified Equity Contributions shall be disregarded for all other purposes of this Agreement, including for purposes of determining the amount or availability of any baskets with respect to the covenants contained herein.

SECTION 12.

EVENTS OF DEFAULT AND REMEDIES

12.1        Events of Default.

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)           (i) any Borrower fails to make any principal payment hereunder when due or fails to pay interest, fees or any of the other Obligations within three (3) Business Days after the due date thereof, or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 2.3, 2.4, 3, 5, 6.9, 7, 9.5, 9.6, 10 and 11, or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 12.1(a)(i) and 12.1(a)(ii) above and such failure shall continue for thirty (30) days after the notice thereof from the Required Lenders or the Administrative Agent; provided, that, such thirty (30) day period shall not apply in the case of any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of a prior failure within a six (6) month period;

(b)           any representation, warranty or statement of fact made by any Borrower or Guarantor to an Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise that are qualified as to materiality or Material Adverse Effect shall when made or deemed made be incorrect, false or misleading and any other such representation, warranty or statement of fact made by any Borrower or Guarantor to an Agent shall when made or deemed made be incorrect, false or misleading in any material respect;

(c)           any Guarantor revokes or terminates or purports to revoke or terminate any guarantee of such party in favor of an Agent or any Lender, except as a result of a transaction permitted under Section 10.1 hereof;

(d)           any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of $7,000,000 in the aggregate (to the extent not covered by independent third party insurance where the insurer has not declined or disputed coverage) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any material portion of the Collateral;

(e)           any Borrower or Guarantor makes an assignment for the benefit of creditors or makes or sends notice of a bulk transfer;

(f)            a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor other than the Inactive Subsidiaries or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or Guarantor other than the Inactive Subsidiaries shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(g)           a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership,

readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor (other than the Inactive Subsidiaries) or for all or any part of its property;

(h)           any default in respect of any Indebtedness of any Borrower or Guarantor in any case in a principal amount (or, in the case of a revolving credit facility, a commitment amount) in excess of $7,000,000 (including Subordinated Debt or any Indebtedness evidenced by or arising under the ABL Credit Agreement or the Senior Note Documents), which default continues for more than the applicable cure period, if any, with respect thereto, including any default by any Borrower or Guarantor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto or the subordination provisions contained in any agreement related to any Subordinated Debt shall cease to be in full force and effect or to give Agents or Lenders the rights, powers and privileges purported to be created thereby,

(i)            any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than an Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(j)            an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower or any Guarantor in an aggregate amount in excess of $7,000,000;

(k)           any Borrower or Guarantor shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

(l)            the Indebtedness under any Subordinated Debt in an amount in excess of $7,000,000 shall cease (or any Borrower, Guarantor or any of their respective Affiliates shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such Subordinated Debt; or

(m)          any Change of Control.

12.2        Remedies.

(a)           At any time an Event of Default exists or has occurred and is continuing, Agents and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to Agents and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agents’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements.  Subject to Section 14 hereof, Agents may, and at the direction of the Required Lenders shall, at any time or times an Event of Default exists or has occurred and is continuing, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.

(b)           Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Administrative Agent may, at its option and shall upon the direction of the Required Lenders, upon notice to Borrower Agent, accelerate the payment of all Obligations and demand immediate payment thereof to Administrative Agent for itself and the benefit of Lenders; provided, that, upon the occurrence of any Event of Default described in Sections 12.1(f) and 12.1(g), all Obligations shall automatically become immediately due and payable and any obligation of an Agent or a Lender hereunder shall automatically terminate.

(c)           Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing and only at such time or times, Collateral Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Collateral Agent any part or all of the Collateral at any place and time designated by Collateral Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Collateral Agent or elsewhere) at such prices or terms as Collateral Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agents having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement.  If any of the Collateral is sold or leased by Collateral Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Collateral Agent.  If notice of disposition of Collateral is required by law, ten (10) days prior notice by Collateral Agent to Borrower Agent designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and, subject to applicable law, Borrowers and Guarantors waive any other notice.  In the event Collateral Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required.

(d)           At any time or times that an Event of Default exists or has occurred and is continuing, Collateral Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, Collateral Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Collateral Agent and that Collateral Agent has a security interest therein and Collateral Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Collateral Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agents and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Collateral Agent may deem necessary or desirable for the protection of its interests and the interests of the other Secured Parties.  At any time that an Event of Default exists or has occurred and is continuing, at Agents’ request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Collateral Agent and are payable directly and only to Collateral Agent and Borrowers and Guarantors shall deliver to Collateral Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agents may require.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall, upon Agents’ request, hold the returned Inventory in trust for Collateral Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agents’ instructions, and not issue any credits, discounts or allowances with respect thereto without Collateral Agent’s prior written consent.

(e)           To the extent that applicable law imposes duties on an Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for an Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by an Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agents or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agents or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agents, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Collateral Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by an Agent or any Lender would not be commercially unreasonable in the exercise by an Agent or any Lender of remedies against the Collateral and that other actions or omissions by an Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agents or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f)            For the purpose of enabling Collateral Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing and only at such time or times) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g)           At any time an Event of Default exists or has occurred and is continuing, Collateral Agent may apply the cash proceeds of Collateral actually received by Collateral Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations.  Borrowers and Guarantors shall remain liable to Agents and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

SECTION 13.

JURY TRIAL WAIVER; OTHER WAIVERS; CONSENTS; GOVERNING LAW

13.1        Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)           The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)           Borrowers, Guarantors, Agents and Lenders irrevocably consent and submit to the exclusive jurisdiction of the of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York and any appellate court from any thereof, whichever Administrative Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agents and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Administrative Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c)           Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Administrative Agent’s option, by service upon any Borrower or Guarantor (or Borrower Agent on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts.  Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Administrative Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d)           BORROWERS, GUARANTORS, AGENTS AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN

CONTRACT, TORT, EQUITY OR OTHERWISE.  BORROWERS, GUARANTORS, AGENTS AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, ANY AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)           Agents and other Secured Parties shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agents and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  Each Borrower and Guarantor:  (i) certifies that no Agent, Lender, or any representative, agent or attorney acting for or on behalf of an Agent or any Lender has represented, expressly or otherwise, that Agents and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agents and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 13.1 and elsewhere herein and therein.

13.2        Waiver of Notices.  Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein or required by applicable law and cannot be waived thereunder.  No notice to or demand on any Borrower or Guarantor which an Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

13.3        Amendments and Waivers.

(a)           Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by the Administrative Agent, the Collateral Agent and the Required Lenders or at Administrative Agent’s option, by Administrative Agent with the authorization or consent of the Collateral Agent and the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 14 hereof), by any Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i)            reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan without the consent of each Lender directly affected thereby,

(ii)           increase the commitment or Pro Rata Share of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii)          release all or substantially all of the Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 14.11(b) hereof), or release of any Borrower or any Guarantor (except as expressly permitted under the Financing Agreements), or agree to the subordination of any of the Obligations, or alter the order of application set forth in Section 6.7(b) or alter the pro-rata requirements of Section 6.11 or Section 6.12, in each case without the consent of the Administrative Agent, the Collateral Agent and all of Lenders,

(iv)          consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of the Administrative Agent, the Collateral Agent and all of Lenders,

(v)           amend, modify or waive any terms of this Section 13.3, without the consent of the Administrative Agent, the Collateral Agent and all of Lenders;

(vi)          reduce any percentage specified in the definition of Required Lenders without the consent of the Administrative Agent, the Collateral Agent and all of Lenders; or

(vii)         amend, modify or waive any provision of the Financing Agreements requiring consent, approval or request of all Lenders without the written consent of the Administrative Agent, the Collateral Agent and  all of Lenders.

(b)           Agents and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by an Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which an Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)           Notwithstanding anything to the contrary contained in Section 13.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Administrative Agent or Borrower Agent shall have the right, but not the obligation, at any time within one hundred twenty (120) days thereafter, and upon the exercise by Administrative Agent or Borrower Agent of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Administrative Agent or such Eligible Transferee as Administrative Agent or Borrower Agent may specify, the Pro Rata Share of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto.  Administrative Agent shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section (or if Administrative Agent does not exercise such right, Borrower Agent shall provide Administrative Agent and the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section), which notice shall specify the date on which such purchase and sale shall occur, which date shall be within thirty (30) days after such notice.  Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Administrative Agent, or such Eligible Transferee specified by Administrative Agent shall pay to the Non-Consenting Lender (except as Administrative Agent and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (including amounts payable under Section 3.10 as if the Non-Consenting Lender’s Eurodollar Rate Loans were being prepaid on the purchase date, but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee).  Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Pro Rata Share of the Non-Consenting Lender shall terminate on such date.

(d)           The consent of (i) Administrative Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Administrative Agent hereunder or under any of the other Financing Agreements, and (ii) Collateral Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Collateral Agent hereunder or under any of the other Financing Agreements, in each case in addition to the consent of the Lenders otherwise required by this Section.  Notwithstanding anything to the contrary contained in Section 13.3(a) above, (i) in the event that Administrative Agent shall agree that any items otherwise required to be delivered to Administrative Agent as a condition of the Term Loan hereunder may be delivered after the date hereof, Administrative Agent may, in its reasonable discretion, agree to extend the date for delivery of such items or take such other action as Administrative Agent may deem appropriate as a result of the failure to receive such items as Administrative Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Administrative Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

(e)           Notwithstanding anything to the contrary herein, this Agreement and the other Financing Agreements may be amended by Borrower Agent, Administrative Agent and Collateral Agent and without the consent of any other Lender to provide for the Additional Term Loans incurred in accordance with Section 2.2.

(f)            Except as set forth in clause (h) below, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (ii) Administrative Agent and the Required Lenders shall determine whether or not to allow a Borrower or Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(g)           Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrowers and Administrative Agent with the express consent of the Required Lenders(and, if its rights or obligations are affected thereby, the Collateral Agent) if at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(h)           Notwithstanding anything in this Agreement or any other Financing Agreements to the contrary, any Sponsor Affiliated Lender that is a Sponsor Non-Debt Fund Affiliate shall not be permitted to exercise its right to vote (x) as a Lender hereunder or under any of the other Financing Agreements for any purpose whatsoever other than in connection with any amendment, waiver or other modification specified in Sections 13.3(a)(i) — (vii) or in Section 13.3(i) or (y) under section 1126(e) of Title 11 of the United States Code (as now and hereafter in effect, or any successor statute) or any other bankruptcy law in the event that any proceeding thereunder shall be instituted by or against any Borrower or Guarantor; provided, however, that to the extent such Sponsor Affiliated Lender is not entitled to vote on a specific issue, the voting rights associated with such issue shall be allocated pro rata to the Lenders (other than the Sponsor Affiliated Lenders that are Sponsor Non-Debt Fund Affiliates) that hold the remaining portion of the principal amount of the Loans.

(i)            Notwithstanding anything in this Agreement or any other Financing Agreements to the contrary, any amendment, waiver, consent, modification or other action affecting the rights, benefits or obligations of any Sponsor Affiliated Lender (and not the rights, benefits or obligations of all other Lenders holding a portion of the outstanding principal amount of the Loans in the same manner) shall require the consent of any Sponsor Affiliated Lender.

13.4        Waiver of Counterclaims.  Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

13.5        Indemnification.  Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agents, each Lender, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, penalties, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 13.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee).  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agents and Lenders in satisfaction of indemnified matters under this Section.  To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.  No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby.  All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.  Notwithstanding the foregoing, any indemnification with respect to duties, taxes, levies, imposts, fees, deductions, charges or withholdings of any kind imposed by any Governmental Authority (other than those imposed with respect to a non-tax litigation, investigation, claim or proceeding covered by this Section 13.5) shall be governed by Section 6.8.

SECTION 14.

THE AGENTS

14.1        Appointment, Powers and Immunities.  Each Secured Party irrevocably designates, appoints and authorizes Credit Suisse to act as Administrative Agent and Collateral Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Administrative Agent and Collateral Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto.  Agents (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to Secured Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and

(c) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Agents may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.  Each Agent and any such agent or attorney-in-fact may perform any and all of such Agent’s duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of this Section 14 shall apply to any such agent or attorney-in-fact and to the Related Parties of the applicable Agent and any such agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.  The Administrative Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance reasonably satisfactory to Administrative Agent shall have been delivered to and acknowledged by Administrative Agent.

14.2        Reliance by Agents.  Each Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy or other electronic means) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent.  As to any matters not expressly provided for by this Agreement or any other Financing Agreement, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agent and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

14.3        Events of Default.

(a)           Neither Agent shall be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans hereunder, unless and until such Agent has received written notice from a Lender, or a Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”.  In the event that an Agent receives such a Notice of Default or Failure of Condition, such Agent shall give prompt notice thereof to the Lenders.  Each Agent shall (subject to Section 14.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.

(b)           Except with the prior written consent of Agents, no Secured Party may assert or exercise any enforcement right or remedy in respect of the Loans or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor or otherwise under any of the Financing Agreements.

14.4        Credit Suisse in Its Individual Capacity.  With respect to the Loans made by it, so long as Credit Suisse shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as an Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Credit Suisse in its individual capacity as a Lender hereunder.  Credit Suisse (and any successor acting as an Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as an Agent, and Credit Suisse and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.5        Indemnification.  Lenders agree to indemnify each Agent (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against such Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that such Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

14.6        Non-Reliance on Agents and Other Lenders.

(a)           Each Secured Party agrees that it has, independently and without reliance on Agents or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agents or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements.  Agents shall not be required to keep themselves informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor.  Each Agent will use reasonable efforts to provide Lenders with any information received by such Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by such Agent from any Borrower or any Lender; provided, that, such Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to such Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent or deemed requested by Lenders hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Administrative Agent.

14.7        Failure to Act.  Except for action expressly required of an Agent hereunder and under the other Financing Agreements, an Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 14.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

14.8        [Reserved].

14.9        Concerning the Collateral and the Related Financing Agreements.

(a)           Each Secured Party authorizes and directs the Agents to enter into this Agreement and the other Financing Agreements to which they are a party.  Each Secured Party agrees that any action taken by an Agent or Required Lenders (or such greater percentage as may be required hereunder) in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by an Agent or Required Lenders (or such greater percentage as may be required hereunder) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Secured Parties.

(b)           Without limiting the generality of the foregoing, each Secured Party authorizes Collateral Agent to enter into the Intercreditor Agreement on behalf of such Secured Party (and, notwithstanding anything to the contrary contained in Section 13.3(a), each Secured Party further authorizes the Collateral Agent to enter into any joinder agreement to the Intercreditor Agreement contemplated by the Intercreditor Agreement for the purpose of joining a new agent or secured party as a party to the Intercreditor Agreement) and agrees that it will be bound by the terms of the Intercreditor Agreement as if it were a direct signatory thereto, whether or not such Secured Party executes the Intercreditor Agreement.

14.10      [Reserved].

14.11      Collateral Matters.

(a)           [Reserved].

(b)           Lenders hereby irrevocably authorize Collateral Agent, at its option and in its reasonable discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of this Agreement and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 15.1 below, or (ii) constituting property being sold or disposed of if Borrower Agent or any Borrower or Guarantor certifies to Agents that the sale or disposition is made in compliance with Section 10.1 hereof (and Agents may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) subject to Section 13.3, if the release is approved, authorized or ratified in writing by the Required Lenders.  Except as provided above, Collateral Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders.  Upon request by Collateral Agent at any time, Lenders will promptly confirm in writing Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)           Without any manner limiting Collateral Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Collateral Agent, the authority to release Collateral conferred upon Collateral Agent under this Section.  Collateral Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Collateral Agent upon any Collateral to the extent set forth above; provided, that, (i) Collateral Agent shall not be required to execute any such document on terms which, in Collateral Agent’s opinion, would expose Collateral Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d)           Collateral Agent shall have no obligation whatsoever to any Secured Party or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Collateral Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Collateral Agent may act in any manner it may deem appropriate, in its reasonable discretion, given Collateral Agent’s own interest in the Collateral as a Lender and that Collateral Agent shall have no duty or liability whatsoever to any other Lender.

14.12      Agency for Perfection.  Each Secured Party hereby appoints Collateral Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Collateral Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and

Collateral Agent and each Secured Party hereby acknowledges that it holds possession of any such Collateral for the benefit of Collateral Agent as secured party.  Should any Secured Party obtain possession of any such Collateral, such Secured Party shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.

14.13      Agent May File Proofs of Claim.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower or Guarantor, Agents (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agents shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their respective agents and counsel and all other amounts due Lenders and Agents allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent.

(b)           Nothing contained herein shall be deemed to authorize an Agent to authorize or consent to or accept or adopt on behalf of the other Agent or any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of the other Agent or any Lender or to authorize an Agent to vote in respect of the claim of the other Agent or any Lender in any such proceeding.

14.14      Successor Agent.  Either Agent may resign as an Agent upon thirty (30) days’ notice to Lenders and Parent.  If an Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent or collateral agent, as applicable, for Lenders.  If no successor agent is appointed prior to the effective date of the resignation of an Agent, such Agent may appoint, after consulting with Lenders and Parent, a successor administrative agent for collateral agent, as applicable, from among Lenders.  Upon the acceptance by the Lender so selected of its appointment as a successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Administrative Agent” or “Collateral Agent”, as applicable, as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as an Agent shall be terminated.  After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted by it while it was an Agent under this Agreement.  If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of such retiring Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.15      Legal Representation of Agent.  In connection with the negotiation, drafting, and execution of this Agreement and the other Financing Agreements, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Latham and Watkins LLP has only represented and shall only represent Credit Suisse in its capacity as Administrative Agent, Collateral Agent and as a Lender.  Each other Lender hereby acknowledges that such firm does not represent it in connection with any such matters.

14.16      Other Agent Designations.  Notwithstanding any other provision of this Agreement or any other Financing Agreements, each of the Arrangers, the Syndication Agents and the Documentation Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements; it being understood and agreed that each of the Arrangers, the Syndication Agents and the Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Financing Agreements.  Without limiting the foregoing, neither the Arrangers, the Syndication Agents nor the Documentation Agents in their respective capacities as such  shall, by reason of this Agreement or any other Financing Agreement, have or be deemed to have any fiduciary relationship with any Lender, Borrower, Guarantor or other Person.

14.17      Intercreditor Agreement.  Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof.  Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 15.7) hereby authorizes and directs Credit Suisse to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Credit Suisse may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.  In addition, each Lender and Agent acknowledge and agree that (a) the rights and remedies of the Agents and Lenders hereunder and under the other Financing Agreements are subject to the Intercreditor Agreement and (b) in the event of a conflict, the provisions of the Intercreditor Agreement shall control.

14.18      Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the Internal Revenue Service applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred.

SECTION 15.

TERM OF AGREEMENT; MISCELLANEOUS

15.1        Term.

(a)           This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date, unless sooner terminated pursuant to the terms hereof.  Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Administrative Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Administrative Agent (or at Administrative Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance reasonably satisfactory to Administrative Agent, by an issuer reasonably acceptable to Administrative Agent and payable to Administrative Agent as beneficiary) in such amounts as Administrative Agent determines are reasonably necessary to secure Agents and Lenders from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including checks or other payments provisionally credited to the Obligations and/or as to which either Agent or any Lender has not yet received final and indefeasible payment (and including any contingent liability of Administrative Agent to any bank at which deposit accounts of Borrowers and Guarantors are maintained under any Deposit Account Control Agreement).  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the bank account of Administrative Agent, as Administrative Agent may, in its discretion, designate in writing to Borrower Agent for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the bank account designated by Administrative Agent are received in such bank account later than 2:00 p.m.

(b)           No termination of this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Collateral Agent’s continuing security interest in the Collateral and the rights and remedies of Agents and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid, other than the contingent Obligations for which Administrative Agent has received cash collateral, or at its option, a letter of credit, in accordance with Section 15.1(a) above.  Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Collateral Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds, other than the contingent Obligations for which

Administrative Agent has received cash collateral, or at its option, a letter of credit, in accordance with Section 15.1(a) above.

15.2                        Interpretative Provisions.

(a)                                  All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)                                 All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)                                  All references to any Borrower, Guarantor, Agents and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)                                 The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)                                  The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f)                                    An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 13.3 or is cured.  Reference herein to a Default or Event of Default that “exists” shall only include a Default or Event of Default, as the case may be, that has not been cured or waived in accordance with the terms hereof, so that such Default or Event of Default, as the case may be, shall cease to exist and shall not be deemed to be continuing if it has been so cured or waived.

(g)                                 All references to the term “good faith” used herein when applicable to an Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty-in-fact in the conduct or transaction concerned and observance of reasonable commercial standards of fair dealing based on how a lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.  All references to the term “reasonably” or “reasonable” as applied to any conduct or determination by an Agent shall be based on how a lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances.

(h)                                 Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Parent delivered to the Lenders; provided, that, in the event of any change in GAAP after the date hereof that affects the covenants in Section 11 hereof, Borrower Agent may by notice to Administrative Agent, or Administrative Agent may, and at the request of Required Lenders shall, by notice to Borrower Agent require that such covenants be calculated in accordance with GAAP as in effect, and as applied by Parent and its Subsidiaries, immediately before the applicable change in GAAP became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner reasonably satisfactory to Parent, Administrative Agent and the Required Lenders.  Parent shall deliver to Administrative Agent and upon Administrative Agent’s request, to each Lender at the same time as the delivery of any financial statements given in accordance with the provisions of Section 9.6 hereof (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.  Notwithstanding the above, all calculations of the financial covenants in Section 11 shall be made on a Pro Forma Basis.

(i)                                     Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to an Agent or any Lender, such period shall in any event consist of at least one full day.

(j)                                     Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)                                  Unless otherwise provided, Dollar ($) baskets set forth in the representations and warranties, covenants and events of default provisions of this Agreement (and other similar baskets; it being understood that this sentence does not apply to Section 2 of this Agreement) are calculated as of each date of incurrence; provided that if any such baskets are exceeded solely as a result of fluctuations to Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were assessed, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

(l)                                     The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(m)                               This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(n)                                 This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agents and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agents or Lenders merely because of an Agent’s or any Lender’s involvement in their preparation.

15.3                        Notices.

(a)                                  All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  Notices delivered through electronic communications shall be effective to the extent set forth in Section 15.3(b) below.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	CPG International Inc.
801 Corey Street
Scranton, Pennsylvania 18505
|Attention: Scott Harrison
Telephone No.: (570) 558-8000
Telecopy No.: (570) 558-8201

with a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Emil Buchman, Esq.
Telephone No.: (212) 859-8298
Telecopy No.: (212) 859-4000

If to Administrative Agent or Collateral Agent:	Credit Suisse AG, Cayman Islands Branch
Eleven Madison Avenue
New York, New York 10010
Attention: Sean Portrait
Telephone No.: (919) 994-6369
Telecopy No.: (212) 332-2291
Email: agency.loanops@credit-suisse.com

(b)                                 Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent or as otherwise determined by Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Section 2 hereof if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Unless Administrative Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient

(such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.  In no event shall Administrative Agent or any of its officers, directors, agents, employees, advisors and counsel and their respective Affiliates have any liability to Borrowers, Guarantors, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or Administrative Agent’s transmission of materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person; provided, that, in no event shall Administrative Agent or any of its officers, directors, agents, employees, advisors and counsel and their respective Affiliates have any liability to Borrowers, Guarantors, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

15.4                        Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

15.5                        Confidentiality.

(a)                                  Each Agent and Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, trustees and representatives and to any pledgee referred to in Section 15.7 hereof and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), or otherwise in accordance with its compliance with applicable regulations, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any of the other Financing Agreements or any action or proceeding relating to this Agreement or any of the other Financing Agreements or applicable law or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction, (vii) with the consent of Borrower Agent, or (viii) to the extent such

Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to an Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower Agent.

(b)                                 For purposes of this Section, “Information” means all information received from a Borrower or Guarantor or any Subsidiary relating to Borrowers, Guarantors or any Subsidiary or any of their respective businesses, other than any such information that is available to an Agent or any Lender on a nonconfidential basis prior to disclosure by such Borrower or Guarantor or any Subsidiary, provided that, in the case of information received from a Borrower, Guarantor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c)                                  Each Agent and Lender acknowledges that (i) the Information may include material non-public information concerning a Borrower, Guarantor or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable laws and regulations, including Federal and state securities laws.  The obligations of Agents and Lenders under this Section 15.5 shall supersede and replace the obligations of Agents and Lenders under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to an Agent or any Lender.

(d)                                 Arrangers, Syndication Agents, Documentation Agents and Agents may share with their respective Affiliates any information relating to the Term Loan and Parent and its Subsidiaries.  Arrangers, Syndication Agents, Documentation Agents and Agents may disclose information relating to the Term Loan to Gold Sheets and other publications with such information to consist of deal terms and other information customarily found in such publications.  In addition, Arrangers, Syndication Agents, Documentation Agents and Agents may otherwise use the corporate names and logos of Borrowers and Guarantors and such information in “tombstones” or other advertisements, public statements or other marketing materials, and in connection with obtaining a published CUSIP from the Standard & Poor’s CUSIP Service Bureau.

15.6                        Successors.  This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agents, Secured Parties, Borrowers, Guarantors and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agents and Lenders.  Any such purported assignment without such express prior written consent shall be void.  No Secured Party may assign its rights and obligations under this Agreement without the prior written consent of Agents, except as provided in Section 15.7 below.  The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agents and

Secured Parties with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

15.7                        Assignments; Participations.

(a)                                  Each Lender may assign all or, if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender (A) by execution and delivery to the Administrative Agent of an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, by manually execution and delivery to the Administrative Agent of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, provided, that, the consent of Administrative Agent shall not be required in connection with an assignment to another Lender, to any Affiliate of a Lender, or to any Approved Fund, (ii) so long as no Event of Default has occurred and is continuing, such transfer or assignment will not be effective without the prior written consent of Borrower Agent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, the consent of Borrower Agent shall not be required in connection with an assignment to another Lender, to any Affiliate of a Lender, or to any Approved Fund or prior to the completion of the primary syndication as determined by Administrative Agent; provided, further, that such consent of the Borrower Agent shall be deemed to have been given if the Borrower Agent has not responded within ten Business Days of a request for such consent, (iii) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, (iv) such transfer or assignment will not be effective until recorded by Administrative Agent on the Register, and (v) Administrative Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $3,500.

(b)                                 Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance,  the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and thereunder and  the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(c)                                  By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender.  Agents and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of an Agent or any Lender from time to time to assignees and Participants.

(d)                                 Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of the Loans owing to it, without the consent of Administrative Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation, (iv) each Lender shall retain the sole right to vote, approve or consent, or to not approve or not consent, to or in connection with any amendment, waiver or other modifications of any of the terms and provisions hereof or of any of the other Financing Agreements or to otherwise act or refrain from acting hereunder or thereunder within its exclusive discretion and without any vote, approval or consent of any Participant, other than for the forgiveness of principal, interest or fees, reductions in the interest rate or fees payable with respect to any Loan in which such Participant has an interest, the extension of the Maturity Date for a Loan in which such Participant has an interest, or any date fixed for any regularly scheduled payment of principal, interest or fees in such Loan, or the release of a Borrower or Guarantor or all or substantially all of the Collateral and in the case of any Participant that may be an Affiliate of a Borrower or Guarantor, (A) no such Participant shall have any of the rights to vote, approve or consent to any amendment, waiver or modification hereof or of any of the other Financing Agreements or the right to vote, approve or consent to any vote, approval of consent or other action or refraining from action of the Lender in whose Loans such Participant has an interest, and (B) such Participant shall not, and shall not have the right to, attend any meeting (whether conducted by telephone or in person) with any Agent or Lender or receive any information from an Agent or any Lender in connection with the Term Loan.  Notwithstanding anything to the contrary, to the extent permitted by law, each Participant shall be entitled to the benefits of Section 6.8 as though it were a Lender; provided that such Participant agrees to comply with the provisions of Section 6.8 as though it were a Lender; provided further that a Participant shall not be entitled to receive any greater payment under Section 6.8 than the applicable Lender would  have been entitled to receive with respect to the participation sold to such Participant.

(e)                                  Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank or other Federal banking authority or institution in support of borrowings made by such Lenders from such Federal Reserve Bank or other such banking authority or institution; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(f)                                    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrower Agent (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to Administrative Agent as are required hereunder. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower or Guarantor under this Agreement or otherwise, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder, and (iv) if an SPC exercises such option, such SPC shall be entitled to the benefits of Section 6.8 as though it were a Lender, but only if such SPC provides tax documentation referred to in Section 6.8 as if it were a Lender.  The making of a Loan by an SPC hereunder shall utilize the Pro Rata Share of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Borrower Agent and Administrative Agent and with the payment of a processing fee in the amount of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of

Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(g)                                 Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Loans hereunder to Parent or any of its Subsidiaries, but only if:

(i)                                     such assignment is made pursuant to a Dutch Auction open to all Lenders on a pro rata basis;

(ii)                                  no Default or Event of Default has occurred or is continuing or would result therefrom;

(iii)                               Parent or its Subsidiary, as applicable, shall at the time of such assignment affirm the No Undisclosed Information Representation; and

(iv)                              any such Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by Parent or any of its Subsidiaries.

(h)                                 For the avoidance of doubt, any Lender may assign all or any portion of its Loans hereunder to a Sponsor Affiliated Lender, provided that:

(i)                                     in the case of an assignment to a Sponsor Non-Debt Fund Affiliate, no Default or Event of Default has occurred or is continuing or would result therefrom;

(ii)                                  in the case of an assignment to a Sponsor Non-Debt Fund Affiliate, such Sponsor Non-Debt Fund Affiliate shall at the time of such assignment affirm the No Undisclosed Information Representation;

(iii)                               in the case of an assignment to a Sponsor Non-Debt Fund Affiliate, such assignment, together with all prior assignments to Sponsor Non-Debt Fund Affiliates, does not result in Sponsor Non-Debt Fund Affiliates collectively holding more than 15% of the outstanding principal amount of the Loans;

(iv)                              in the case of an assignment to a Sponsor Debt Fund Affiliate, such assignment, together with all prior assignments to Sponsor Debt Fund Affiliates, does not result in Sponsor Debt Fund Affiliates collectively holding 50% or more of the outstanding principal amount of the Loans;

(v)                                 no Sponsor Non-Debt Fund Affiliate shall be permitted to attend any “lender-only” conference calls or meetings or receive any related “lender-only” information or receive access to IntraLinks or any other information platform in respect of the credit facilities contemplated by this Agreement; and

(vi)                              any Loans acquired by a Sponsor Affiliated Lender may (but shall not be required to), with the consent of the Borrowers, be contributed to the Borrowers (whether through any of their respective direct or indirect parent entities or otherwise) and upon such contribution shall be automatically and permanently cancelled.

15.8                        Entire Agreement.  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

15.9                        USA Patriot Act.  Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act  and any other applicable law.  Borrowers and Guarantors are hereby advised that any Loans hereunder are subject to satisfactory results of such verification.

15.10                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, Borrowers and Guarantors each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (a) the Term Loan provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any of the other Financing Agreements) are an arm’s-length commercial transaction between Borrowers and Guarantors and their respective Subsidiaries, on the one hand, and Agents and Arrangers, on the other hand, and each of Borrowers and Guarantors is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Financing Agreements (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, Agents and Arrangers are and have been acting solely as a principal and are not a financial advisor, agent or fiduciary, for any Borrower or Guarantor or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) no Agents or Arrangers have assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or Guarantors or any of their respective Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any of the other Financing Agreements (irrespective of whether any Agent or Arranger has advised or is currently advising any Borrower or Guarantor or any of their respective Affiliates on other matters) and no Agent or Arranger have any obligation to any Borrower or Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Financing Agreements; (d) Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and Guarantors and their respective Affiliates, and no Agent or Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) Agents and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby

(including any amendment, waiver or other modification hereof or of any of the other Financing Agreements) and each Borrower and Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each Borrower and Guarantor hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

15.11                 Counterparts, Etc.  This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements.  Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall in a timely manner also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Agents, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS:

CPG INTERNATIONAL I INC.

By:	/s/ Scott Harrison
Name:
Title:

SCRANTON PRODUCTS INC.

By:	/s/ Scott Harrison
Name:
Title:

AZEK BUILDING PRODUCTS, INC.

By:	/s/ Scott Harrison
Name:
Title:

PROCELL DECKING INC.

By:	/s/ Amy C. Bevacqua
Name: Amy C. Bevacqua
Title: Secretary

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

GUARANTORS:

CPG INTERNATIONAL INC.

By:	/s/ Scott Harrison
Name:
Title:

SANTANA PRODUCTS INC

By:	/s/ Scott Harrison
Name:
Title:

CPG SUB I CORPORATION

By:	/s/ Amy C. Bevacqua
Name: Amy C. Bevacqua
Title: Secretary

VYCOM CORP.

By:	/s/ Amy C. Bevacqua
Name: Amy C. Bevacqua
Title: Secretary

SANATEC SUB I CORPORATION

By:	/s/ Amy C. Bevacqua
Name: Amy C. Bevacqua
Title: Secretary

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

AGENTS AND LENDERS:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent and as a Lender

By:	/s/ John D. Toronto
Name: John D. Toronto
Title: Managing Director

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Associate

EXHIBIT A

to

LOAN AND SECURITY AGREEMENT

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan and Security Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor identified below (including any guarantees) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is a Lender or an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower Agent:	CPG International I Inc.

4.	Borrowers:	CPG International I Inc., Scranton Products Inc., AZEK Building Products, Inc. and Procell Decking Inc.

5.	Administrative Agent:	Credit Suisse AG, Cayman Islands Branch, as the administrative agent under the Loan Agreement

6.	Loan Agreement:

The Term Loan and Security Agreement dated as of February [      ], 2011, among CPG International I Inc., a Delaware corporation, (“CPG I”) Scranton Products, Inc., a Delaware corporation (“Scranton”), AZEK

(1)          Select as applicable.

1

Building Products, Inc., a Delaware corporation (“AZEK”), Procell Decking Inc., a Delaware corporation (“Procell”, and together with CPG I, Scranton and AZEK, the “Borrowers”), CPG International Inc., a Delaware corporation, Santana Products Inc., a Delaware corporation, CPG Sub I Corporation, a Delaware Corporation, Vycom Corp., a Delaware corporation and Sanatec Sub I Corporation, a Delaware corporation, the Lenders and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

6.             Assigned Interest:

Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitments/Loans(2)
$285,000,000	$		%

Effective Date:                  , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

(2)          Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and](3) Acknowledged:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:](4)

[CPG INTERNATIONAL I INC.]

By:
Name:
Title:

(3)          To be added only if the consent of the Administrative Agent is required by the terms of the Loan Agreement.

(4)          To be added only if the consent of the Borrower Agent is required by the terms of the Loan Agreement.

3

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitments, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Financing Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreements or any collateral thereunder, (iii) the financial condition of the Borrowers or the Guarantors or any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Financing Agreement or (iv) the performance or observance by the Borrowers, the Guarantors or any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Agreement.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it is an Eligible Transferee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements referred to in Section 4.1(m) or delivered pursuant to Section 9.6 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, Collateral Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreements, (ii) it appoints and authorizes the Administrative Agent and the Collateral Agent to take such action on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreements are required to be performed by it as a Lender.  [The Assignee acknowledges and agrees to, and hereby confirms

Annex I-1

the satisfaction of, the requirements set forth in Section 15.7(g) or 15.7(h) of the Loan Agreement [and such Assignee affirms the No Undisclosed Information Representation](5).](6)

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  The parties hereto shall (a) execute and deliver to the Administrative Agent this Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent; or (b) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent this Assignment and Acceptance.  This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

(5)          To be added in the case of an Assignee that is Parent, a Subsidiary or a Sponsor Non-Debt Fund Affiliate.

(6)          To be added in the case of an Assignee that is Parent, a Subsidiary or a Sponsor Affiliated Lender.

EXHIBIT B

TO

LOAN AND SECURITY AGREEMENT

Information Certificate

INFORMATION CERTIFICATE

OF

CPG INTERNATIONAL INC.

and its Subsidiaries

February 18, 2011

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

In connection with the Term Loan and Security Agreement dated as of even date herewith (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”) entered into by and between CPG International I Inc., Scranton Products Inc., AZEK Building Products, Inc. and Procell Decking Inc., as Borrowers, and CPG International Inc. (“Parent”), Santana Products Inc., CPG Sub I Corporation, Vycom Corp and Sanatec Sub I Corporation, as Guarantors (individually a “Company” and collectively “Companies”) and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”) and certain other lenders (together with Credit Suisse in its individual capacity, collectively, “Lenders”), for whom Credit Suisse will be acting as administrative agent (in such capacity, “Administrative Agent”) please be advised as follows as of the date hereof (except as otherwise defined herein, all capitalized terms used herein and defined in the Loan Agreement shall be used herein as therein defined.):

1.             The full and exact name of each Company as set forth in its certificate of incorporation (or its certificate of formation or other organizational document filed with the applicable state governmental authority, as the case may be) is as follows:

CPG International Inc.

CPG International I Inc.

AZEK Building Products, Inc.

Procell Decking Inc.

Scranton Products Inc.

Santana Products Inc.

CPG Sub I Corporation

Vycom Corp.

Sanatec Sub I Corporation

2.             Each Company is a registered organization of the following type (for example, corporation, limited partnership, limited liability company, etc.):

Company	Type of Organization	Jurisdiction of Organization

CPG International Inc.	Corporation	Delaware

CPG International I Inc.	Corporation	Delaware

Scranton Products Inc.	Corporation	Delaware

AZEK Building Products, Inc.	Corporation	Delaware

Procell Decking Inc.	Corporation	Delaware

Santana Products Inc.	Corporation	Delaware

CPG Sub I Corporation	Corporation	Delaware

Vycom Corp.	Corporation	Delaware

Sanatec Sub I Corporation	Corporation	Delaware

3.             The organizational identification number of each Company issued by its jurisdiction of organization is as set forth below (or if none is issued by the jurisdiction of organization indicate “none”):

Company	ID No.

CPG International Inc.	3937658

CPG International I Inc.	3953009

Scranton Products Inc.	3359187

AZEK Building Products, Inc.	3359183

Procell Decking Inc.	4068656

Santana Products Inc.	3564527

CPG Sub I Corporation	4068643

Vycom Corp.	4068646

Sanatec Sub I Corporation	4068653

2

4.             The Federal Employer Identification Number of each Company is as follows:

Company	FEIN

CPG International Inc.	20-2779385

CPG International I Inc.	20-2656352

Scranton Products Inc.	23-3070648

AZEK Building Products, Inc.	23-3070649

Procell Decking Inc.	20-4445582

Santana Products Inc.	32-0031532

CPG Sub I Corporation	20-4445405

Vycom Corp.	20-4445460

Sanatec Sub I Corporation	20-4445529

5.             Each Company is duly qualified and authorized to transact business as a foreign organization in the following states and is in good standing in such states:

Company	Jurisdiction

CPG International Inc.	PA, MI, CA, TX, DE

CPG International I Inc.	PA, DE

Scranton Products Inc.	PA, MN, TS, DE, WA, FL, NJ

AZEK Building Products, Inc.	PA, NJ, NC, FL, TX, DE, OH, WA, CT

Procell Decking Inc.	AL, DE

Santana Products Inc.	DE

CPG Sub I Corporation	DE

Vycom Corp.	DE

Sanatec Sub I Corporation	DE

3

6.             Since the date of its organization, the name of each Company as set forth in its organizational documentation as filed of record with the applicable state authority has been changed as follows:

Company	Date of Change	Prior Name

CPG International Inc.	6/12/06	Compression Polymers Holding II Corp.

Compression Polymers Holding II Corp.	5/2/05	Compression Polymers Holding II LP

CPG International I Inc.	6/20/06	Scranton Products Corporation

Scranton Products Corporation	6/12/06	Compression Polymers Holding Corp.

Scranton Products Inc.	6/20/06	Scranton Products I Inc.

Scranton Products I Inc.	06/12/06	Compression Polymers Corp.

AZEK Building Products, Inc.	11/13/06	Vycom Corp.

Procell Decking Inc.	01/31/07	VC Sub I Corporation

Santana Products Inc.	1/25/07	CPCapitol Acquisition Corp.

CPG Sub I Corporation	06/12/06	CPH Sub I Corporation

Vycom Corp.	1/25/07	CPG Sub II Corporation

CPG Sub II Corporation	06/12/06	CPH Sub II Corporation

Sanatec Sub I Corporation	6/12/06	CPC Sub I Corporation

7.             Since the date of five (5) years prior to the date hereof, each Company has made or entered into the following mergers or acquisitions:

4

Company	Merger/Acquisition	Date

CPG International Inc.	Acquisition of all membership interests of Pro-Cell, LLC, an Alabama limited liability company from Christopher Bardasian, Kevin Sloan and Larry Sloan	1/31/07

CPG International I Inc.	Purchase of all shares of capital stock of Santana Products, Inc. from Santana Holdings, LLC	04/20/06

Scranton Products Inc.	Merger of Santana Products, Inc. with Scranton Products Inc.	11/30/06

	Merger of Santana Holdings Corp. with Scranton Products Inc.	12/01/06

5

8.             Schedule 1.87 is a list of Inactive Subsidiaries that do not have material liabilities, are not engaged in any business or commercial activities, do not own any assets with a book value of more than $100,000 in the aggregate and are not obligated or liable, directly or indirectly, contingently or otherwise, in respect of any material Indebtedness or other material obligations.

9.             Schedule 5.3 sets forth the list of letters of credit issued for the account of a Borrower or Guarantor or for which such Borrower or Guarantor is otherwise liable.

10.           Schedule 8.2 sets forth the chief executive office, books and records, locations of assets and all other places of business for each Company as of the date hereof.

11.           Schedule 8.4 sets forth (i) the Real Property owned or leased by the Companies and the addresses thereof and indicates any such Real Property that is Mortgaged Property and (ii) existing liens on assets of the Companies as of the date hereof.

12.           Schedule 8.6 hereto sets forth the pending judgments and litigation to be disclosed under Section 8.6 of the Loan Agreement.

13.           Schedule 8.8 hereto sets forth the environmental matters to be disclosed under Section 8.8 of the Loan Agreement.

14.           Schedule 8.10 hereto sets forth the deposit accounts, securities accounts and commodity accounts with any bank, savings and loan or other financial institution of the Companies.

15.           Schedule 8.11 hereto sets forth all of each Company’s patents, patent licenses, trademarks, trademark licenses, copyrights, copyright licenses, including their registration number, date of registration, and if licensed, the name of the licensor.

16.           Schedule 8.12 sets forth (i) the Subsidiaries of the Companies and any joint venture or partnership thereof and (ii) the issued and outstanding Equity Interests of the Companies and the owners thereof.

17.           Schedule 8.13 sets forth all of the collective bargaining or similar agreements of each Company with any union, labor organization or other bargaining agent as of the date hereof.

18.           Schedule 8.15 hereto sets forth the Material Contracts (as defined in the Loan Agreement) of each Company as of the date hereof.

19.           Schedule 10.3 hereto sets forth certain Indebtedness of the Companies.

20.           Schedule 10.4 hereto sets forth certain Investments of the Companies.

21.           Schedule 10.6 lists certain transactions of the Companies with its Affiliates

22.           No Company has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as follows:

6

(a)       Subordinated Intercompany Note by Procell Decking Inc., as payor, in favor of CPG International I Inc., as payee, in the original principal amount of $33.0 million

(b)       Subordinated Intercompany Note by Scranton Products Inc., as payor, in favor of CPG International I Inc., as payee, in the original principal amount of $33.5 million

(c)       Subordinated Intercompany Note by AZEK Building Products, Inc., as payor, in favor of CPG International I Inc., as payee, in the original principal amount of $132.0 million

(d)       Subordinated Intercompany Note by Scranton Products Inc., as payor, in favor of CPG International I Inc., as payee, in the original principal amount of $88.0 million

(e)       Subordinated Intercompany Note by CPG International Holdings LP, as payor, in favor of AZEK Building Products, Inc., as payee

23.           No Company has any commercial tort claims.

24.           There is no provision in the certificate of incorporation, certificate of formation,  articles of organization, by-laws or operating agreement of any Company (as applicable) or the other organizational documents of such Company, or in the laws of the State of its organization, requiring any vote or consent of it shareholders, members or other holders of the equity interests therein to borrow or to authorize the mortgage or pledge of or creation of a security interest in any assets of such Company or any subsidiary.  Such power is vested exclusively in its Board of Directors.

25.           The officers of each Company and their respective titles are as follows:

Company	Title	Name

a. CPG International Inc.	CEO and President AC Chairman Executive VP, CFO and Treasurer VP, Secretary and Asst. Treasurer VP, Asst. Secretary and Asst. Treasurer VP and Corp. Controller VP Operations	Eric K. Jungbluth Brian R. Hoesterey Scott Harrison Amy C. Bevacqua Vinay Kumar Rosa Abba Jason Grommon

7

b. CPG International I Inc.	CEO and President Chairman Executive VP, CFO and Treasurer VP, Secretary and Asst. Treasurer VP, Asst. Secretary and Asst. Treasurer VP and Corp Controller	Eric K. Jungbluth Brian R. Hoesterey Scott Harrison Amy C. Bevacqua Vinay Kumar Rosa Abba

c. Scranton Products Inc.	Chairman CEO President Executive VP, CFO, Treasurer VP, Secretary and Asst. Treasurer VP, Asst. Secretary and Asst. Treasurer	Brian R. Hoesterey Eric K. Jungbluth Donald C. Wharton Scott Harrison Amy C. Bevacqua Vinay Kumar

d. AZEK Building Products, Inc.	Chairman CEO and President Executive VP, CFO and Treasurer VP, Secretary and Asst. Treasurer VP, Asst. Secretary and Asst. Treasurer	Brian R. Hoesterey Eric K. Jungbluth Scott Harrison Amy C. Bevacqua Vinay Kumar

e. Procell Decking Inc.	Chairman President and Treasurer VP, Secretary and Asst. Treasurer	Christopher P. Mahan Brian R. Hoesterey Amy C. Bevacqua

f. Santana Products Inc.	President VP, Treasurer and Asst. Sec. VP, Secretary and Asst. Treasurer	Eric K. Jungbluth Scott Harrison Amy C. Bevacqua

g. CPG Sub I Corporation	Chairman President and Treasurer VP, Secretary and Asst. Treasurer	Christopher P. Mahan Brian R. Hoesterey Amy C. Bevacqua

8

h. Vycom Corp.	Chairman President and Treasurer VP, Secretary and Asst. Treasurer	Christopher P. Mahan Brian R. Hoesterey Amy C. Bevacqua

i. Sanatec Sub I Corporation	Chairman President and Treasurer VP, Secretary and Asst. Treasurer	Christopher P. Mahan Brian R. Hoesterey Amy C. Bevacqua

26.           The members of the Board of Directors of each Company are:

Company	Directors

CPG International Inc.	James Andersen, Vincent A. Calarco, Eric K. Jungbluth, Brian R. Hoesterey, Christopher P. Mahan, Stuart Christhif, Vincent A. Sarni, Julian M. Steinberg

CPG International I Inc.	James Andersen, Vincent A. Calarco, Eric K. Jungbluth, Brian R. Hoesterey, Christopher P. Mahan, Vincent A. Sarni, Stuart Christhif, Julian M. Steinberg

Scranton Products Inc.	James Andersen, Vincent A. Calarco, Eric K. Jungbluth, Brian R. Hoesterey, Christopher P. Mahan, Vincent A. Sarni, Stuart Christhif, Julian M. Steinberg

AZEK Building Products, Inc.	James Andersen, Vincent A. Calarco, Eric K. Jungbluth, Brian R. Hoesterey, Christopher P. Mahan, Vincent A. Sarni, Stuart Christhif, Julian M. Steinberg

Procell Decking Inc.	Brian R. Hoesterey, Christopher P. Mahan

9

Santana Products, Inc.	Eric K. Jungbluth, Scott Harrison

CPG Sub I Corporation	Brian R. Hoesterey, Christopher P. Mahan

Vycom Corp.	Brian R. Hoesterey, Christopher P. Mahan

Sanatec Sub I Corporation	Brian R. Hoesterey, Christopher P. Mahan

27.           Certified Public Accountants for each Company is the firm of:

Name:  PriceWaterhouseCoopers LLP

Address:  Philadelphia, Pennsylvania

Partner Handling Relationship:  Len Combs

Were statements uncertified for any fiscal year? No.

10

SCRANTON PRODUCTS INC.			SANTANA PRODUCTS INC.

By:	/s/ Scott Harrison		By:	/s/ Scott Harrison
	Name:	Scott Harrison		Name:	Scott Harrison
	Title:	Executive Vice President,		Title:	Executive Vice President,
		Chief Financial Officer and			Chief Financial Officer and
		Treasurer			Treasurer

AZEK BUILDING PRODUCTS, INC.			CPG SUB I CORPORATION

By:	/s/ Scott Harrison		By:	/s/ Brian Hoestery
	Title:	Executive Vice President,		Name:	Brian Hoestery
		Chief Financial Officer and		Title:	President and Treasurer
Treasurer

PROCELL DECKING INC.			VYCOM CORP.

By:	/s/ Brian Hoestery		By:	/s/ Brian Hoestery
	Name:	Brian Hoestery		Name:	Brian Hoestery
	Title:	President and Treasurer		Title:	President and Treasurer

CPG INTERNATIONAL INC.			SANATEC SUB I CORPORATION

By:	/s/ Scott Harrison		By:	/s/ Scott Harrison
	Title:	Executive Vice President,		Title:	Executive Vice President,
		Chief Financial Officer and			Chief Financial Officer and
		Treasurer			Treasurer

CPG INTERNATIONAL I INC.

By:	/s/ Scott Harrison
	Title:	Executive Vice President,
Chief Financial Officer and
Treasurer

11

SCHEDULE 1.87

to

INFORMATION CERTIFICATE

List of Inactive Subsidiaries

1.     CPG Sub I Corporation

2.     Vycom Corp.

3.     Sanatec Sub I Corporation

4.     Santana Products Inc.

SCHEDULE 5.3

to

INFORMATION CERTIFICATE

Existing Letters of Credit

Letter of Credit No. SM210245W for an aggregate amount of $1,430,000.00 issued in favor of CPG International Inc. and CPG International I Inc.

SCHEDULE 8.2

to

INFORMATION CERTIFICATE

Locations

A.            CPG INTERNATIONAL INC.

1.         Chief Executive Office and Location of Books and Records

Location	Mailing Address

888 N. Keyser Avenue Scranton, PA 18504	Same

Locations of Inventory, Equipment and Other Assets

Same as above.

Locations of Assets in Prior 4 Months not Listed Above

None.

B.            CPG INTERNATIONAL I INC.

2.         Chief Executive Office and Location of Books and Records

Location	Mailing Address

888 N. Keyser Avenue Scranton, PA 18504	Same

Locations of Inventory, Equipment and Other Assets

Same as above.

Locations of Assets in Prior 4 Months not Listed Above

None.

C.            SCRANTON PRODUCTS INC.

3.         Chief Executive Office and Location of Books and Records

Location	Mailing Address

888 N. Keyser AvenueScranton, PA 18504	same

Locations of Inventory, Equipment and Other Assets

Address	Owned/Leased/Third Party	Landlord/Owner/Third Party

801 Corey Street Scranton, Pennsylvania 18505	Owned	Scranton Products Inc.

201 West 86th Street Bloomington, M.N 55420	Third Party	Brunk

101 Power Blvd. Archibald, PA 18403	Third Party	Laminations Inc.

290 Shenault Road Frankfort, KY, 40601	Third Party	Frankfort Plastics

42 Mountain Ave. Nequehoning, PA 18420	Third Party	Ametec Chemical Products

3010 N. San Fernando Blvd. Burbank, CA 91504	Third Party	Pen Valve

Locations of Assets in Prior 4 Months not Listed Above

None.

D.            AZEK BUILDING PRODUCTS, INC.

4.         Chief Executive Office and Location of Books and Records

Location	Mailing Address

888 N. Keyser Avenue Scranton, PA 18504

Locations of Inventory, Equipment and Other Assets

Address	Owned/Leased/Third Party	Landlord/Owner/Third Party

710 Warner Street Scranton, Pennsylvania 18505	Owned	AZEK Building Products, Inc.

888 North Keyser Avenue Scranton, Pennsylvania	Leased	North Keyser Partners LLC

11746 Foley Beach Express Foley, Alabama	Leased	North Property Leasing Inc. Alabama

214 South Clark St. Pella, IA 50219	Third Party	Geetings Inc.

1000 Lillibridg Peckville, PA 18452	Third Party	Mariani Industries.

Locations of Assets in Prior 4 Months not Listed Above

None.

E.             PROCELL DECKING INC.

5.         Chief Executive Office and Location of Books and Records

Location	Mailing Address

888 N. Keyser Avenue Scranton, PA 18504	Same

Locations of Inventory, Equipment and Other Assets

Address	Owned/Leased/Third Party	Landlord/Owner/Third Party

801 Corey Street Scranton, Pennsylvania 18505	Owned	Scranton Products Inc.

11746 Foley Beach Express, Foley Al.	Leased	North Property Leasing Inc., Alabama

Locations of Assets in Prior 4 Months not Listed Above

None.

F.             SANTANA PRODUCTS INC.

6.         Chief Executive Office and Location of Books and Records

Location	Mailing Address

888 N. Keyser Avenue Scranton, PA 18504	Same

Locations of Inventory, Equipment and Other Assets

Same as above.

Locations of Assets in Prior 4 Months not Listed Above

None.

G.            CPG SUB I CORPORATION

7.         Chief Executive Office and Location of Books and Records

Location	Mailing Address

888 N. Keyser Avenue Scranton, PA 18504	Same

Locations of Inventory, Equipment and Other Assets

Same as above.

Locations of Assets in Prior 4 Months not Listed Above

None.

H.            VYCOM CORP.

8.         Chief Executive Office and Location of Books and Records

Location	Mailing Address

888 N. Keyser Avenue Scranton, PA 18504	Same

Locations of Inventory, Equipment and Other Assets

Same as above.

Locations of Assets in Prior 4 Months not Listed Above

None.

I.              SANATEC SUB I CORPORATION

9.         Chief Executive Office and Location of Books and Records

Location	Mailing Address

888 N. Keyser Avenue Scranton, PA 18504	Same

Locations of Inventory, Equipment and Other Assets

Same as above.

Locations of Assets in Prior 4 Months not Listed Above

None.

SCHEDULE 8.4

to

INFORMATION CERTIFICATE

Existing Liens

See Attached

Real Property

Owned:

Scranton Products Inc.

Building 1

801 Corey Street

Scranton, PA 18505

Scranton Products Inc.

Building 2

801 Corey Street

Scranton, PA 18505

Scranton Products Inc.

Building 3

801 Corey Street

Scranton, PA 18505

Scranton Products Inc.

Building 4

801 Corey Street

Scranton, PA 18505

Scranton Products Inc.

Building 5

801 Corey Street

Scranton, PA 18505

AZEK Building Products, Inc.

710 Warner St.

Scranton, PA 18505

Leased:

1.             Lease Agreement between CPG International I Inc. and North Alabama Properties, dated January 31, 2007, re: 11746 Foley Beach Express, Foley, AL 36356

2.             Lease Agreement between AZEK Building Products, Inc. and North Keyser Partners, LLC dated December 27, 2004, re: 888 North Keyser Avenue, Scranton, PA 18504

SCHEDULE 8.6

to

INFORMATION CERTIFICATE

Pending Judgements and Litigation

None.

SCHEDULE 8.8

to

INFORMATION CERTIFICATE

Environmental Compliance

None.

SCHEDULE 8.10

to

INFORMATION CERTIFICATE

Deposit Accounts

Debtor/Grantor	Financial Institution	Account Number	Type of Account
CPG International Inc.	Penn Security Bank & Trust Company	[Intentionally Omitted]	Business Checking -Payroll
AZEK Building Products, Inc.	Penn Security Bank & Trust Company	[Intentionally Omitted]	Business Checking- Credit Cards
Scranton Products Inc.	Penn Security Bank & Trust Company	[Intentionally Omitted]	Business Checking- Credit Cards
Scranton Products Inc.	Penn Security Bank & Trust Company	[Intentionally Omitted]	Business Checking- Credit Cards
CPG International I Inc.	Bank of America	[Intentionally Omitted]	Business — Deposit
AZEK Building Products, Inc.	Bank of America	[Intentionally Omitted]	Business — Deposit
Scranton Products Inc.	Bank of America	[Intentionally Omitted]	Business — Deposit
CPG International I Inc.	Bank of America	[Intentionally Omitted]	Business — Disbursement
AZEK Building Products, Inc.	Bank of America	[Intentionally Omitted]	Business — Disbursement
Scranton Products Inc.	Bank of America	[Intentionally Omitted]	Business — Disbursement

SCHEDULE 8.11
to
INFORMATION CERTIFICATE

Patents and Trademarks

1.                                       Copyrights, Copyright Applications and Copyright Licenses

Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No
AZEK Building Products	AZEK Trimboards Installation Guidelines	01/18/2006	Registered	0051342-000006

	AZEK Trimboards Limited Warranty	01/18/2006	Registered	0051342-000007

2.                                       Patents, Patent Applications and Patent Licenses

Country	Relation Type	Filing Type	Status	Application Number	Application Date	Patent Number	Grant Date	Title	Record Owner
USA	Original Filing	National	Granted	10/821,364	4/9/2004	7,409,805	8/12/2008	LOCKER RETROFIT ASSEMBLY	Scranton Products Inc.
USA	Original Filing	National	Pending	12/390,037	2/20/2009	N/A	N/A	AN APPARATUS AND METHOD FOR EDGE SEALING OF FOAM BOARDS	AZEK Building Products, Inc.
CANADA	Original Filing	National	Pending	2,693,650	2/18/2010	N/A	N/A	AN APPARATUS AND METHOD FOR EDGE SEALING OF FOAM BOARDS	AZEK Building Products, Inc.
CANADA	Original Filing	National	Granted	2,363,976	11/26/2001	2,363,976	4/26/2005	GUARD RAIL SYSTEM	AZEK Building Products, Inc.

Country	Relation Type	Filing Type	Status	Application Number	Application Date	Patent Number	Grant Date	Title	Record Owner
USA	Original Filing	National	Pending	29/356,196	2/22/2010	N/A	N/A	SCREW TYPE FASTENER	AZEK Building Products, Inc.
CANADA	Original Filing	National	Pending	136652	8/10/2010	N/A	N/A	SCREW TYPE FASTENER	AZEK Building Products, Inc.
USA	Original Filing	National	Pending	29/369,633	9/10/2010	N/A	N/A	SCREW TYPE FASTENER HAVING UNTHREADED SHANK	AZEK Building Products, Inc.
CANADA	Original Filing	National	Pending	137596	10/21/2010	N/A	N/A	SCREW TYPE FASTENER HAVING UNTHREADED SHANK	AZEK Building Products, Inc.
CHINA	Original Filing	National	Pending	2010305897302	11/3/2010	N/A	N/A	SCREW TYPE FASTENER HAVING UNTHREADED SHANK	AZEK Building Products, Inc.
TAIWAN	Original Filing	National	Pending	099305915	11/18/2010	N/A	N/A	SCREW TYPE FASTENER HAVING UNTHREADED SHANK	AZEK Building Products, Inc.
USA	Original Filing	National	Pending	12/819,430	6/21/2010	N/A	N/A	UNIVERSAL BRACKET	AZEK Building Products, Inc.
USA	Original Filing	National	Pending	12/836,685	7/15/2010	N/A	N/A	IMPROVED RAIL ASSEMBLY HAVING A BALUSTER SWING BRACKET	AZEK Building Products, Inc.

Country	Relation Type	Filing Type	Status	Application Number	Application Date	Patent Number	Grant Date	Title	Record Owner
USA	Original Filing	National	Pending	12/505,017	7/17/2009	N/A	N/A	LOCKER	Scranton Products Inc.
CANADA	Original Filing	National	Pending	2,697,278	3/18/2010	N/A	N/A	LOCKER	Scranton Products Inc.
USA	Original Filing	National	Pending	29/358,631	3/30/2010	N/A	N/A	LOCKER HANDLE	Scranton Products Inc.
CANADA	Original Filing	National	Pending	136458	7/23/2010	N/A	N/A	LOCKER HANDLE	Scranton Products Inc.
USA	Original Filing	National	Issued	09/004,374	1/8/1998	6,348,122	2/19/2002	FIRE RETARDING POLYPROPYLENE COMPOSITION	Scranton Products Inc.
GERMANY	Original Filing	National	Issued	19982451.7	1/8/1999	19982451.7		FIRE RETARDING POLYPROPYLENE COMPOSITION	Compression Polymers Group
USA	Original Filing	National	Issued	08/196,660	2/10/1994	5,564,806	10/15/1996	LOCKER	Scranton Products Inc.
USA	Original Filing	National	Issued	08/356,490	12/15/1994	5,595,426	1/21/1997	LOCKER DOOR RETROFIT ASSEMBLY	Scranton Products Inc.

Country	Relation Type	Filing Type	Status	Application Number	Application Date	Patent Number	Grant Date	Title	Record Owner
USA	Original Filing	National	Issued	08/754,496	11/20/1996	5,810,458	9/22/1998	LOCKER DOOR RETROFIT ASSEMBLY	Scranton Products Inc.
USA	Original Filing	National	Issued	09/118,636	7/17/1998	5,951,126	9/14/1999	LOCKER DOOR RETROFIT ASSEMBLY	Scranton Products Inc.
USA	Original Filing	National	Pending	12/845,074	7/28/2010	N/A	N/A	THERMOFOFMED OR MOLDED PARTITION	Scranton Products Inc.
USA	Original Filing	National	Pending	61/431,579	1/11/2011	N/A	N/A	ADJUSTABLE GATE	Scranton Products Inc.
USA	Original Filing	National	Pending	61/431,611	1/11/2011	N/A	N/A	BENCH AND PLANTER COMBINATION	Scranton Products Inc.
USA	Original Filing	National	Pending	29/383,114	1/12/2011	N/A	N/A	BOTTOM RAIL BRACKET	Scranton Products Inc.
USA	Original Filing	National	Pending	29/383,111	1/12/2011	N/A	N/A	BRACKET	Scranton Products Inc.
USA	Original Filing	National	Pending	12/986,483	1/7/2011	N/A	N/A	INTERLOCKING DECORATIVE TRIM SYSTEM	Scranton Products Inc.
USA	Original Filing	National	Pending	12/985,650	1/6/2011	N/A	N/A	UNIVERSAL SKIRT BOARD	Scranton Products Inc.

Country	Relation Type	Filing Type	Status	Application Number	Application Date	Patent Number	Grant Date	Title	Record Owner
USA	Original Filing	National	Pending	12/986,413	1/7/2011	N/A	N/A	WATER BARRIER TRIM	Scranton Products Inc.

3.                                       Trademarks, Trademark Applications and Trademark Licenses

Mark Name	Country	Case Type	Status	App. No.	App. Date	Reg. No.	Reg. Date	Current Record Owner/
AZEK	Canada	Regular	Registered	1,331.590	1/17/2007	TMA711,762	4/14/2008	AZEK Building Products, Inc.
AZEK DECK Stylized	United States	Regular	Registered	77/319,059	11/1/2007	3,466,497	7/15/2008	AZEK Building Products, Inc.
AZEK MOULDING Stylized	United States	Regular	Registered	77/319,029	11/1/2007	3,461,329	7/8/2008	AZEK Building Products, Inc.
AZEK TRIM Stylized	United States	Regular	Registered	77/319,019	11/1/2007	3,495,156	9/2/2008	AZEK Building Products, Inc.
CELTEC	Australia	Regular	Registered	613822	10/14/1993	A613822	10/14/1993	Vycom Corp.
CELTEC	Mexico	Regular	Pending	1114618	8/25/2010			Scranton Products Inc.
CELTEC	New Zealand	Regular	Registered	230946	10/11/1993	230946	10/11/1993	Vycom Corp.
CELTEC	United Kingdom	Regular	Registered	1,547,946	9/16/1993	1,547,946	9/16/1993	Vycom Corp.
FLAMETEC	Germany	Regular	Registered	30055516	7/25/2000	30055516	4/2/2001	Compression Polymers Corp.
ONCE YOU LOOK, IT’S ALL YOU SEE	Mexico	Regular	Registered	701219	2/9/2005	905705	10/27/2005	Compression Polymers Corp.
ONCE YOU LOOK, IT’S ALL YOU SEE	United States	Regular	Registered	78/487,138	9/21/2004	3,121,847	7/25/2006	AZEK Building Products, Inc.
ONCE YOU LOOK, IT’S ALL YOU’LL SEE	Madrid Protocol (designating Australia, Canada, Japan, and European Union)	Regular	Registered	A0000630	2/2/2005	854775	2/2/2005	Compression Polymers Corp.
ONCE YOU LOOK, IT’S ALL YOU’LL SEE	Mexico	Regular	Registered	701220	2/9/2005	905706	10/27/2005	Compression Polymers Corp.
PLAYBOARD	United States	Regular	Registered	78/283,720	8/6/2003	2,945,195	4/26/2005	Scranton Products Inc.

Mark Name	Country	Case Type	Status	App. No.	App. Date	Reg. No.	Reg. Date	Current Record Owner/
PROCELL	United States	Regular	Registered	77/225,010	7/9/2007	3,397,777	3/18/2008	AZEK Building Products, Inc.
SANTANA	Mexico	Regular	Registered	489725	6/8/2001	709334	7/30/2001	Santana Products Inc.
SANTANA	Mexico	Regular	Registered	489724	6/8/2001	709333	7/30/2001	Santana Products Inc.
SANTANA	Mexico	Regular	Registered	489723	6/8/2001	831700	4/21/2004	Santana Products Inc.
SEABOARD	United States	Regular	Registered	78/308,394	10/2/2003	2,930,670	3/8/2005	Scranton Products Inc.
SEABOARD	Australia	Regular	Registered	996221	4/1/2004	996221	7/25/2005	Compression Polymers Corp.
TUFFTEC LOCKERS	United States	Regular	Registered	78/405,595	4/21/2004	2,947,960	5/10/2005	Scranton Products Inc.
ACACIA	United States	Regular	Registered	77/861,650	10/30/2009	3,855,188	9/28/2010	AZEK Building Products, Inc.
ARBOR COLLECTION	Canada	Regular	Registered	1,478,844	4/28/2010	N/A	N/A	AZEK Building Products, Inc.
ARBOR COLLECTION	United States	Regular	Registered	77/861,638	10/30/2009	3,806,729	6/22/2010	AZEK Building Products, Inc.
AZEK	Argentina	Regular	Registered	2,835,124	6/30/2008	2,311,264	9/4/2009	AZEK Building Products, Inc.
AZEK	Australia	Regular	Registered	1247932	6/24/2008	1247932	6/24/2008	AZEK Building Products, Inc.
AZEK	Bermuda	Regular	Registered	48239	7/4/2008	48239	7/4/2008	AZEK Building Products, Inc.
AZEK	Brazil	Regular	Registered	901047600	7/15/2008	901047600	11/9/2010	AZEK Building Products, Inc.
AZEK	Costa Rica	Regular	Pending	2008-6495	7/4/2008	N/A	N/A	AZEK Building Products, Inc.
AZEK	Dominican Republic	Regular	Registered	2008-28199	7/2/2008	169612	9/15/2008	AZEK Building Products, Inc.

Mark Name	Country	Case Type	Status	App. No.	App. Date	Reg. No.	Reg. Date	Current Record Owner/
AZEK	European Union	Regular	Registered	005621149	1/17/2007	005621149	4/11/2008	AZEK Building Products, Inc.
AZEK	India	Regular	Pending	1702935	6/24/2008	N/A	N/A	AZEK Building Products, Inc.
AZEK	Mexico	Regular	Registered	830574	1/17/2007	1007487	10/22/2007	AZEK Building Products, Inc.
AZEK	Mexico	Regular	Registered	830575	1/17/2007	1007488	10/22/2007	AZEK Building Products, Inc.
AZEK	New Zealand	Regular	Registered	791673	6/24/2008	791673	6/24/2008	AZEK Building Products, Inc.
AZEK	Russian Federation	Regular	Registered	2008 720470	6/27/2008	383728	7/15/2009	AZEK Building Products, Inc.
AZEK	Saudi Arabia	Regular	Registered	132336	6/28/2008	1108/24	11/15/2009	AZEK Building Products, Inc.
AZEK	South Korea	Regular	Registered	40-2008-0033534	7/8/2008	0791608	6/9/2009	AZEK Building Products, Inc.
AZEK	Turkey	Regular	Registered	2008/ 37905	6/26/2008	2008/37905	7/28/2009	AZEK Building Products, Inc.
AZEK	United States	Regular	Registered	78/594,481	3/24/2005	3,068,158	3/14/2006	AZEK Building Products, Inc.
AZEK	United States	Regular	Registered	78/071,690	6/29/2001	2,696,724	3/11/2003	AZEK Building Products, Inc.
AZEK PORCH Stylized	United States	Regular	Registered	77/493,961	6/9/2008	3569527	2/3/2009	AZEK Building Products, Inc.
AZEK RAIL Stylized	United States	Regular	Registered	77/927,147	2/3/2010	3,844,774	9/7/2010	AZEK Building Products, Inc.
AZEK RAIL Stylized	Canada	Regular	Pending	1,490,880	8/3/2010			AZEK Building Products, Inc.
ULTRATEC	United States	Regular	Registered	73/754,673	9/29/1988	1,555,756	9/12/1989	Scranton Products Inc.
CELTEC	United States	Regular	Registered	73/646,733	2/17/1987	1,458,348	9/22/1987	AZEK Building Products, Inc.

Mark Name	Country	Case Type	Status	App. No.	App. Date	Reg. No.	Reg. Date	Current Record Owner/
COBRE	Canada	Regular	Pending	1,478,852	4/28/2010	N/A	N/A	AZEK Building Products, Inc.
COBRE	United States	Regular	Registered	77/861,680	10/30/2009	3,877,979	11/16/2010	AZEK Building Products, Inc.
COMTEC INDUSTRIES	United States	Regular	Pending	85/058,293	6/9/2010	3,907,932	1/18/2011	Scranton Products Inc.
COMTEC INDUSTRIES	Canada	Regular	Pending	1,506,789	12/7/2010	N/A	N/A	Scranton Products Inc.
COMTEC INDUSTRIES	Mexico	Regular	Pending	1141007	12/9/2010	N/A	N/A	Scranton Products Inc.
CORRTEC	United States	Regular	Pending	85/058,307	6/9/2010	N/A	N/A	Scranton Products Inc.
CORRTEC	Canada	Regular	Pending	1,506,788	12/7/2010	N/A	N/A	Scranton Products Inc.
CORRTEC	Mexico	Regular	Pending	1140101	12/7/2010	N/A	N/A	Scranton Products Inc.
EVERTUFF	United States	Regular	Registered	78/389,987	3/24/2004	3,099,005	5/30/2006	Scranton Products Inc.
FAWN	United States	Regular	Registered	77/861,622	10/30/2009	3,855,187	9/28/2010	AZEK Building Products, Inc.
FLAMETEC	Japan	Regular	Registered	2000-081494	7/24/2000	4445565	1/12/2001	Scranton Products Inc.
FLAMETEC	United States	Regular	Registered	75/905,554	1/25/2000	2,452,876	5/22/2001	Scranton Products Inc.
GRIP X	United States	Regular	Registered	78/283,715	8/6/2003	2,945,194	4/26/2005	Scranton Products Inc.
HARVEST COLLECTION	Canada	Regular	Pending	1,478,846	4/28/2010	N/A	N/A	AZEK Building Products, Inc.
HARVEST COLLECTION	United States	Regular	Registered	77/861,605	10/30/2009	3,868,585	10/26/2010	AZEK Building Products, Inc.
HINY HIDERS	United States	Regular	Registered	74/309,661	9/1/1992	1,772,990	5/25/1993	Scranton Products Inc.
HINY HIDERS and Design Stylized	United States	Regular	Registered	78/864,403	4/19/2006	3,293,859	9/18/2007	Scranton Products Inc.
HITEC	United States	Regular	Registered	74/396,883	6/1/1993	1,833,834	5/3/1994	Scranton Products Inc.

Mark Name	Country	Case Type	Status	App. No.	App. Date	Reg. No.	Reg. Date	Current Record Owner/
KYTEC	United States	Regular	Registered	75/910,088	1/26/2000	2,511,775	11/27/2001	Scranton Products Inc.
KEMPAS	United States	Intent to Use	Pending	77/861,670	10/30/2009	N/A	N/A	AZEK Building Products, Inc.
KONA	United States	Regular	Registered	77/861,614	10/30/2009	3,806,726	6/22/2010	AZEK Building Products, Inc.
KONA	Canada	Regular	Pending	1,478,845	4/28/2010	N/A	N/A	AZEK Building Products, Inc.
MARIPOSA	United States	Intent to Use	Pending	77/861,664	10/30/2009	N/A	N/A	AZEK Building Products, Inc.
MODENA	United States	Regular	Pending	85/195,469	12/10/2010	N/A	N/A	AZEK Building Products, Inc.
MORADO	United States	Regular	Registered	77/861,675	10/30/2009	3,855,189	9/28/2010	AZEK Building Products, Inc.
POLYCARVE	United States	Regular	Pending	85/070,828	6/24/2010	3,911,214	1/25/2011	Scranton Products Inc.
POLYCARVE	Canada	Regular	Pending	1,508.691	12/21/2010	N/A	N/A	Scranton Products Inc.
POLYCARVE	Mexico	Regular	Pending	1144370	12/21/2010	N/A	N/A	Scranton Products Inc.
POLY-MAR HD	United States	Regular	Registered	74/309,678	9/1/1992	1,785,556	8/3/1993	Scranton Products Inc.
POLY-MARBLE HD	United States	Regular	Registered	74/310,043	9/2/1992	1,781,445	7/13/1993	Scranton Products Inc.
PROCELL	Australia	Regular	Registered	1216438	12/18/2007	1216438	12/18/2007	AZEK Building Products, Inc.
PROCELL	United States	Regular	Registered	77/255,010	7/9/2007	3,397,777	3/18/2008	AZEK Building Products, Inc.
PROCELL	Canada	Regular	Registered	1,371,929	11/14/2007	TMA 741,441	6/4/2009	AZEK Building Products, Inc.
PROCELL	Chile	Regular	Registered	802-327	1/9/2008	820.591	6/26/2008	AZEK Building Products, Inc.

Mark Name	Country	Case Type	Status	App. No.	App. Date	Reg. No.	Reg. Date	Current Record Owner/
PROCELL	China	Regular	Registered	6496593	1/7/2008	6496593	4/14/2010	AZEK Building Products, Inc.
PROCELL	European Union	Regular	Registered	006552269	1/3/2008	006552269	10/8/2008	AZEK Building Products, Inc.
PROCELL	Mexico	Regular	Registered	905544	1/7/2008	1036971	4/28/2008	AZEK Building Products, Inc.
PROCELL	Russia	Regular	Registered	2007 740842	12/25/2007	374390	3/12/2009	AZEK Building Products, Inc.
PROCELL	Turkey	Regular	Registered	2007/ 68973	12/26/2007	200768973	12/26/2008	AZEK Building Products, Inc.
PROCELL	Ukraine	Regular	Registered	m2008 00121	1/8/2008	109320	7/10/2009	AZEK Building Products, Inc.
RESISTALL	United States	Regular	Pending	85/116,708	8/26/2010	N/A	N/A	Scranton Products Inc.
RESISTALL	Canada	Regular	Mailed	N/A	N/A	N/A	N/A	Scranton Products Inc.
RESISTALL	Mexico	Regular	Mailed	N/A	N/A	N/A	N/A	Scranton Products Inc.
PROTEC	United States	Regular	Registered	74/396,884	6/1/1993	1,821,344	2/15/1994	Scranton Products Inc.
REDLAND ROSE	United States	Regular	Pending	77/861,658	10/30/2009	3,892,035	12/21/2010	AZEK Building Products, Inc.
SANATEC	United States	Regular	Registered	74/640,108	2/24/1995	1,951,251	1/23/1996	Scranton Products Inc.
SCRANTON PRODUCTS and Design Stylized	United States	Regular	Pending	85/062,238	6/14/2010	3,908,051	1/18/2011	Scranton Products Inc.
SCRANTON PRODUCTS and Design Stylized	Canada	Regular	Pending	1,506,791	12/7/2010	N/A	N/A	Scranton Products Inc.
SCRANTON PRODUCTS and Design Stylized (Class 19)	Mexico	Regular	Pending	1140105	12/7/2010	N/A	N/A	Scranton Products Inc.

Mark Name	Country	Case Type	Status	App. No.	App. Date	Reg. No.	Reg. Date	Current Record Owner/
SCRANTON PRODUCTS and Design Stylized (Class 20)	Mexico	Regular	Pending	1140106	12/7/2010	N/A	N/A	Scranton Products Inc.
SCRANTON PRODUCTS	United States	Regular	Registered	85/058,348	6/9/2010	3,871,769	11/2/2010	Scranton Products Inc.
SCRANTON PRODUCTS	Canada	Regular	Pending	1,506,799	12/7/2010	N/A	N/A	Scranton Products Inc.
SCRANTON PRODUCTS (Class 19)	Mexico	Regular	Pending	1140102	12/7/2010	N/A	N/A	Scranton Products Inc.
SCRANTON PRODUCTS (Class 20)	Mexico	Regular	Pending	1140103	12/7/2010	N/A	N/A	Scranton Products Inc.
SEABOARD	Canada	Regular	Registered	1,212,045	4/2/2004	657,224	1/24/2006	Compression Polymers Corp.
SEDONA	United States	Regular	Registered	77/861,631	10/30/2009	3,892,034	12/21/2010	AZEK Building Products, Inc.
SILVER OAK	United States	Intent to Use	Pending	77/861,684	10/30/2009	N/A	N/A	AZEK Building Products, Inc.
TAHOE	Canada	Regular	Pending	1,478,847	4/28/2010	N/A	N/A	AZEK Building Products, Inc.
TAHOE	United States	Regular	Registered	77/861,643	10/30/2009	3,806,730	6/22/2010	AZEK Building Products, Inc.
TERRA COLLECTION	Canada	Regular	Pending	1,479,039	4/29/2010	N/A	N/A	AZEK Building Products, Inc.
ULTRA WHITE	United States	Regular	Registered	78/757,958	11/21/2005	3,186,396	12/19/2006	AZEK Building Products, Inc.
VINTEC	Australia	Regular	Registered	613823	10/14/1993	A613823	10/14/1993	Vycom Corp.
VINTEC	New Zealand	Regular	Registered	230947	10/11/1993	230947	10/11/1993	Vycom Corp.
VINTEC	United States	Regular	Registered	74/396,882	6/1/1993	1,821,342	2/15/1994	AZEK Building Products, Inc.

Mark Name	Country	Case Type	Status	App. No.	App. Date	Reg. No.	Reg. Date	Current Record Owner/
VYCOM	United States	Regular	Registered	85/058,299	6/9/2010	3,907,933	1/81/2011	Scranton Products Inc.
VYCOM	Canada	Regular	Pending	1,506,786	12/7/2010	N/A	N/A	Scranton Products Inc.
VYCOM	Mexico	Regular	Pending	1140104	12/7/2010	N/A	N/A	Scranton Products Inc.
VYCOM OLEFIN & PVC SOLUTIONS and Design Stylized	United States	Regular	Registered	85/062,961	6/15/2010	3,908,054	1/18/2011	Scranton Products Inc.
VYCOM OLEFIN & PVC SOLUTIONS and Design Stylized	Canada	Regular	Pending	1,506,790	12/7/2010	N/A	N/A	Scranton Products Inc.
VYCOM OLEFIN & PVC SOLUTIONS and Design Stylized	Mexico	Regular	Pending	1140107	12/7/2010	N/A	N/A	Scranton Products Inc.
WHERE QUALITY MEETS PERFORMANCE	United States	Regular	Registered	85/070,837	6/24/2010	3,908,104	1/18/2011	Scranton Products Inc.
WHERE QUALITY MEETS PERFORMANCE	Canada	Regular	Pending	1,506,792	12/7/2010	N/A	N/A	Scranton Products Inc.
WHERE QUALITY MEETS PERFORMANCE	Mexico	Regular	Pending	0065362	12/9/2010	N/A	N/A	Scranton Products Inc.

SCHEDULE 8.12

to

INFORMATION CERTIFICATE

Subsidiaries; Investments; Joint Venture or Partnership

Subsidiary Ownership of Record

Current Legal Entity Owned	Record Owner	Percent Owned
CPG International Inc.	CPG International Holdings LP	100%
CPG International I Inc.	CPG International Inc.	100%
Scranton Products Inc.	CPG International I Inc.	100%
AZEK Building Products, Inc.	CPG International I Inc.	100%
Procell Decking Inc.	AZEK Building Products, Inc.	100%
Santana Products Inc.	Scranton Products Inc.	100%
CPG Sub I Corporation	CPG International I Inc.	100%
Vycom Corp.	CPG International I Inc.	100%
Sanatec Sub I Corporation	Scranton Products Inc.	100%
AZEK Canada Inc.	AZEK Building Products, Inc.	100%

Equity Interests

Record Owner	Issuer	Type of Organization	Number of Shares Owned	% of Outstanding Shares Owned	Certificate No(s)	Par Value
CPG International Inc. (fka Compression Polymers Holding II Corporation)	CPG International I Inc. (fka Compression Polymers Holding Corporation)	Corporation	10	100%	2.01
CPG International I Inc.	Scranton Products Inc. (fka Compression Polymers Corp.)	Corporation	100	100%	3.01
CPG International I Inc.	AZEK Building Products, Inc. (fka Vycom Corp.)	Corporation	100	100%	3.01
AZEK Building Products, Inc.	Procell Decking Inc.	Corporation	10	100%	3.01
Scranton Products Inc.	Santana Products Inc. (fka CPCapitol Acquisition Corp.)	Corporation	10	100%	4.01
CPG International I Inc.	CPG Sub I Corporation	Corporation	10	100%	3.01
CPG International I Inc.	Vycom Corp.	Corporation	10	100%	3.01
Scranton Products Inc.	Sanatec Sub I Corporation	Corporation	10	100%	3.01
AZEK Building Products, Inc.	AZEK Canada Inc.(7)	Corporation	—	100%	—	—

(7)  Certificate(s), if any, for shares of AZEK Canada Inc. cannot be located and can be issued after the Closing Date if necessary.

SCHEDULE 8.13

to

INFORMATION CERTIFICATE

Labor Matters

None.

SCHEDULE 8.15

to

INFORMATION CERTIFICATE

Material Contracts

A.            Lease:

1.     Lease Agreement between General Electric Capitol Corporation and AZEK Building Products, Inc., dated 5/19/06, re: (1) Krauss-Maffei Extrusion line at 888 North Keyser Avenue building.

2.     Lease Agreement between North Alabama Property Leasing Inc. and CPG International Inc., dated 1/31/07, re: building located at 11746 Foley Beach Express Foley, Al. 36536.

3.     Lease Agreement between Procell Decking Inc. and General Electric Capital Corporation, dated February 1, 2008, re: equipment located at 11746 Foley Beach Express, Foley, Al. 36536.

4.     Lease Agreement between AZEK Building Products, Inc. and North Keyser Partners, LLC dated December 27, 2004, re: 888 North Keyser Avenue, Scranton, Lackawanna County, Pennsylvania.

B.            Supply Agreements:

1.     Supply Agreement, dated January 1, 2010, by and between Shintech Incorporated and AZEK Building Products, Inc.

2.     Supply Agreement dated April 1, 2006 by and between Procell Decking Inc, and Americhem Inc.

3.     Supply Agreement dated January 1, 2010 by and between Azek Building Products Inc. and Formosa Plastics Corporation.

SCHEDULE 10.3

to

LOAN AND SECURITY AGREEMENT

Indebtedness

(i)                                                                                     Indebtedness in connection with intercompany borrowing of $132.0 million by AZEK Building Products, Inc. formerly known as Vycom from CPG International I Inc., formerly known as Compression Polymers Holding Corporation.

(ii)                                                                                  Indebtedness in connection with intercompany borrowing of $88.0 million by Scranton Products Inc., formerly known as Compression Polymers Corp. from CPG International I Inc., formerly known as Compression Polymers Holding Corporation.

(iii)                                                                               Indebtedness in connection with intercompany borrowing of $33.0 million by Procell Decking Inc. formerly known as VC Sub I Corporation from CPG International I Inc., formerly known as Compression Polymers Holding Corporation.

(iv)                                                                              Indebtedness in connection with intercompany borrowing of $33.5 million by Scranton Products Inc. from CPG International I Inc., formerly known as Compression Polymers Holding Corporation.

(v)                                                                                 Purchase money Indebtedness and/or Capital Lease Obligations that gave rise to Permitted Liens listed in Schedule 8.4 to the Information Certificate.

SCHEDULE 10.4

to

LOAN AND SECURITY AGREEMENT

Loans and Advances

(i)            Loans and advances pursuant to Subordinated Intercompany Note by Procell Decking Inc., as payor, in favor of CPG International I Inc., as payee, in the original principal amount of $33.0 million

(ii)           Loans and advances pursuant to Subordinated Intercompany Note by Scranton Products Inc., as payor, in favor of CPG International I Inc., as payee, in the original principal amount of $33.5 million

(iii)          Loans and advances pursuant to Subordinated Intercompany Note by AZEK Building Products, Inc., as payor, in favor of CPG International I Inc., as payee, in the original principal amount of $132.0 million

(iv)          Loans and advances pursuant to Subordinated Intercompany Note by Scranton Products Inc., as payor, in favor of CPG International I Inc., as payee, in the original principal amount of $88.0 million

(v)           Loans and advances pursuant to Subordinated Intercompany Note by CPG International Holdings LP, as payor, in favor of AZEK Building Products, Inc., as payee, in the outstanding principal amount as of the date hereof of $652,631.68

SCHEDULE 10.6

to

LOAN AND SECURITY AGREEMENT

Certain Transactions with Affiliates

1.     Lease Agreement between North Alabama Property Leasing Inc. and CPG International Inc., dated 1/31/07, re: building located at 11746 Foley Beach Express Foley, Al. 36536.

2.     Lease Agreement between AZEK Building Products, Inc. and North Keyser Partners, LLC dated December 27, 2004, re: 888 North Keyser Avenue, Scranton, Lackawanna County, Pennsylvania.

EXHIBIT C

TO

LOAN AND SECURITY AGREEMENT

Form of Compliance Certificate

Credit Suisse AG, Cayman Islands Branch

as Administrative Agent for the Lenders referred to below,

Eleven Madison Avenue

New York, New York 10010

Attention: Sean Portrait

Telephone No.:  (919) 994-6369

Telecopy No.:  (212) 332-2291

                  , 20

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 9.6(d)(ii) of the Loan Agreement (as defined below) as follows:

1.     I am the duly elected Chief Financial Officer of CPG International Inc., a Delaware corporation (“Parent”).  Capitalized terms used herein without definition shall have the meanings given to such terms in the Term Loan and Security Agreement, dated February 18, 2011, by and among Credit Suisse AG, Cayman Islands Branch, as agent administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties, the financial institutions party thereto as lenders (collectively, “Lenders”), Parent and certain of its affiliates (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).

2.     I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal [quarter][year].

3.     The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto.  Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

4.     I further certify that, based on the review described in Section 2 above, no Borrower or Guarantor has at any time during or at the end of such fiscal [quarter][year], except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a)           Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

(b)           Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 10.1 of the Loan Agreement), or established any new asset locations.

(c)           Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to any Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to any Borrower or Guarantor.

(d)           Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

(e)           Except for matters which, when considered either individually or in the aggregate could not be reasonably expected to have a Material Adverse Effect, received any notice of, or obtained knowledge of any of the following not previously disclosed to Administrative Agent:  (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or material violation of any applicable Environmental Law by any Borrower or Guarantor in any material respect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws in a material respect or (D) any other environmental, health or safety matter, which has a Material Adverse Effect on any Borrower or Guarantor or its business, operations or assets or any properties at which such Borrower or Guarantor transported, stored or disposed of any Hazardous Materials.

(f)            Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by any Borrower or Guarantor.

5.     Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal [quarter][year] whether Borrowers and Guarantors are or would be in compliance with the covenants set forth in Section 11 of the Loan Agreement for such fiscal [quarter][year].

6.     Attached hereto as Schedule IV is a description of all assets disposed of by any Borrower, any Guarantor or any of their respective Subsidiaries in connection with an Asset Disposition, along with a declaration as to whether the Net Cash Proceeds derived from such Asset

Disposition shall be used to acquire fixed or capital assets in replacement of such disposed assets in accordance with Section 2.3(b)(iii) of the Loan Agreement.

The foregoing certifications are made, on behalf of Borrowers and Guarantors and not in my individual capacity, and delivered this day of                   , 20      .

CPG INTERNATIONAL INC.

By:

Title:

EXHIBIT D

TO

LOAN AND SECURITY AGREEMENT

Commitment Percentages

Lender	Commitment	Commitment Percent
Credit Suisse AG, Cayman Islands Branch	$285,000,000	100%

EXHIBIT E
TO
LOAN AND SECURITY AGREEMENT

Form ABL/Term Loan Intercreditor Agreement

ABL/TERM LOAN INTERCREDITOR AGREEMENT

among

CPG INTERNATIONAL I INC.

SCRANTON PRODUCTS INC.
AZEK BUILDING PRODUCTS, INC.
PROCELL DECKING INC.
as Borrowers

CPG INTERNATIONAL INC.
SANTANA PRODUCTS INC.

CPG SUB I CORPORATION

VYCOM CORP.

SANATEC SUB I CORPORATION
as Guarantors,

WELLS FARGO CAPITAL FINANCE, LLC,

as the ABL Agent,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as the Term Loan Agent,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as the Control Agent

Dated as of February 18, 2011

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		4
1.1	Defined Terms	4
SECTION 2 LIEN PRIORITIES		16
2.1	Scope of Collateral	16
2.2	Priority	16
2.3	Failure to Perfect	17
2.4	Prohibition on Contesting Liens	17
2.5	New Liens	17
SECTION 3 ENFORCEMENT		18
3.1	Enforcement	18
3.2	Actions Upon Breach	21
3.3	Access to Books and Records	22
SECTION 4 PAYMENTS		22
4.1	Application of Proceeds	22
4.2	Payment Turnover	23
SECTION 5 OTHER AGREEMENTS		24
5.1	Releases	24
5.2	Insurance	26
5.3	Control Agent for Perfection	27
5.4	Access to Real Estate Collateral	30
5.5	Amendments to ABL Credit Documents and Term Loan Credit Documents	32
SECTION 6 INSOLVENCY OR LIQUIDATION PROCEEDINGS		33
6.1	Use of Cash Collateral and Financing Issues	33
6.2	Sale Issues	34
6.3	Relief from the Automatic Stay	34
6.4	Adequate Protection	34
6.5	Separate Grants of Security and Separate Classification	35
6.6	Post-Petition Claims	36
6.7	Avoidance Issues	36
6.8	Expense Claims	36
6.9	Effectiveness in Insolvency or Liquidation Proceedings	36
SECTION 7 RELIANCE; WAIVERS; ETC.		36
7.1	Non-Reliance	36
7.2	No Warranties or Liability	37
7.3	No Waiver of Lien Priorities	38
7.4	Obligations Unconditional	40
7.5	Certain Notices	40

SECTION 8 MISCELLANEOUS		41
8.1	Conflicts	41
8.2	Effectiveness; Continuing Nature of this Agreement; Severability	41
8.3	Amendments; Waivers	41
8.4	Information Concerning Financial Condition of Grantors and their Subsidiaries	42
8.5	Subrogation	42
8.6	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	42
8.7	Notices	44
8.8	Further Assurances	44
8.9	Binding on Successors and Assigns	44
8.10	Headings	44
8.11	Counterparts	44
8.12	Authorization	44
8.13	No Third Party Beneficiaries	45
8.14	Provisions Solely to Define Relative Rights	45
8.15	Additional Grantors	45

ABL/TERM LOAN INTERCREDITOR AGREEMENT

This ABL/Term Loan Intercreditor Agreement is dated as of February 18, 2011 and entered into by and among CPG INTERNATIONAL I INC., a Delaware corporation (“CPG I”), SCRANTON PRODUCTS, INC., a Delaware corporation (“Scranton”), AZEK BUILDING PRODUCTS, INC., a Delaware corporation (“AZEK”), PROCELL DECKING INC., a Delaware corporation (“Procell”, and together with CPG I, Scranton and AZEK, each individually a “Borrower” and collectively, “Borrowers” as hereinafter defined), CPG INTERNATIONAL INC., a Delaware corporation (“Parent”), SANTANA PRODUCTS INC., a Delaware corporation (“Santana”), CPG SUB I CORPORATION, a Delaware Corporation (“Sub I”), VYCOM CORP., a Delaware corporation (“Vycom”) and SANATEC SUB I CORPORATION, a Delaware corporation (“Sanatec”, and together with Parent, Santana, Sub I, and Vycom, each individually a “Guarantor” and collectively “Guarantors”, and the “Guarantors”, together with the Borrowers, each individually a “Grantor” and collectively, together with any Guarantors formed or acquired after the date hereof, the “Grantors”), WELLS FARGO CAPITAL FINANCE, LLC, in its capacity as collateral agent for the ABL Lenders (as defined below) and other Secured Parties under and as defined in the ABL Credit Agreement (as defined below) (in such capacity, together with any successors and assigns, the “ABL Agent”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, in its capacity as collateral agent for the Term Loan Lenders (as defined below) and other Secured Parties under and as defined in the Term Loan Credit Agreement (as defined below) (in such capacity, together with any successors and assigns, the “Term Loan Agent”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, in its capacity as control agent for the ABL Agent and the Term Loan Agent.

RECITALS:

WHEREAS, the Grantors, the financial institutions from time to time party thereto as lenders (collectively, the “ABL Lenders”) and the ABL Agent are parties to that certain Loan and Security Agreement dated as of February 18, 2011 (the “Initial ABL Credit Agreement”), pursuant to which the ABL Lenders shall make a revolving credit facility available to certain of the Borrowers secured by a first Lien on the ABL Priority Collateral and a second lien on the Term Loan Priority Collateral;

WHEREAS, the Grantors, the financial institutions from time to time party thereto as lenders (collectively, the “Term Loan Lenders”) and the Term Loan Agent are parties to that certain Term Loan and Security Agreement dated as of February 18, 2011 (the “Initial Term Loan Credit Agreement”), pursuant to which the Term Loan Lenders shall make a term loan credit facility available to the Borrowers secured by a second Lien on the ABL Priority Collateral and a first lien on the Term Loan Priority Collateral; and

WHEREAS, the ABL Agent, for and on behalf of the ABL Claimholders, and the Term Loan Agent, for and on behalf of the Term Loan Claimholders, desire to enter into this Agreement to (i) confirm the relative priorities of their respective Liens in the assets and properties of the Grantors and (ii) provide for the orderly sharing among them, in accordance with such priorities, of the Proceeds of such assets and properties upon any foreclosure thereon or other disposition thereof.

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NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.

DEFINITIONS

1.1          Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABL Agent” has the meaning set forth in the introductory paragraph of this Agreement and shall include any “Collateral Agent” under and as defined in any ABL Credit Agreement then in existence.

“ABL Bank Product Provider” shall mean any “Bank Product Provider”, as such term is defined in the ABL Credit Agreement and shall include any similar term in the ABL Credit Agreement then in existence.

“ABL Claimholders” shall mean, at any relevant time, the holders of ABL Obligations at such time, including without limitation the ABL Lenders, the ABL Agent and any other agent under the ABL Credit Agreement, and including, in the case of Bank Products, ABL Bank Product Providers.

“ABL Collateral Documents” shall mean the ABL Credit Agreement and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed.

“ABL Credit Agreement” shall mean (a) the Initial ABL Credit Agreement (as defined in the recitals hereto) and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or Instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, increase (subject to the limitations set forth herein), or Refinance in whole or in part the Indebtedness and other obligations outstanding under the (i) Initial ABL Credit Agreement or (ii) any subsequent ABL Credit Agreement (as amended, restated, supplemented or modified from time to time), unless such agreement or Instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder.  Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Documents” shall mean the ABL Credit Agreement and the other Financing Agreements (as defined in the ABL Credit Agreement and including any similar term used in the ABL Credit Agreement then in existence), any agreement, document and Instrument providing for or evidencing the Bank Product Debt and each of the other agreements, documents and Instruments providing for or evidencing any other ABL Obligation, and any other document or Instrument executed or delivered at any time in connection with any ABL Obligations, including any intercreditor or joinder agreement among holders of ABL Obligations, to the extent such agreements are effective at the relevant time, as each may be modified from time to time.

“ABL Enforcement Date” shall mean the date which is 90 days after the occurrence of (i) an Event of Default (under and as defined in the ABL Credit Agreement) and the demand by the ABL Agent for the payment of the ABL Obligations under the ABL Credit Documents and (ii) the ABL Agent’s

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receipt of written notice from the Term Loan Agent certifying that an Event of Default (under and as defined in the Term Loan Credit Agreement) has occurred and is continuing and that the demand for the payment of the Term Loan Obligations under the Term Loan Credit Documents has been made; provided that the ABL Enforcement Date shall be stayed and thereby deemed not to have occurred (1) at any time that the Term Loan Agent or any of the Term Loan Claimholders have commenced and are then diligently pursuing any Enforcement Action with respect to all or a material portion of the Term Loan Priority Collateral, (2) at any time any Grantor is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) if the acceleration of the ABL Obligations under the ABL Credit Documents is rescinded in accordance with the terms of the ABL Credit Agreement.

“ABL Lenders” shall mean any “Lender” as such term is defined in the ABL Credit Agreement.

“ABL Obligations” shall mean any and all loans, letter of credit obligations and all other obligations, liabilities and Indebtedness of every kind, nature and description owing by any Grantor under or in respect of (a) the ABL Credit Agreement, (b) the other ABL Credit Documents, (c) Bank Products with ABL Bank Product Providers and (d) all Guaranty Obligations, fees, expenses, indemnities and other amounts payable from time to time pursuant to the ABL Credit Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding; provided that the aggregate principal amount of, without duplication, any revolving credit commitments, revolving credit loans, letters of credit, term loans, bonds, debentures, notes or similar Instruments (excluding, in any event, Bank Product Debt and any indemnity and expense reimbursement obligations) issued under the ABL Credit Agreement or any other ABL Credit Document (or any Refinancing, extension or increase thereof) in excess of $110,000,000 (the “Maximum ABL Obligations”), shall not constitute ABL Obligations for purposes of this Agreement.  “ABL Obligations” shall include (i) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) in accordance with the rate specified in the relevant ABL Credit Document and (ii) all fees, costs and charges incurred in connection with the ABL Credit Documents and provided for thereunder, in the case of each of clause (i) and clause (ii) whether before or after commencement of an Insolvency or Liquidation Proceeding and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in such Insolvency or Liquidation Proceeding.

“ABL Priority Collateral” shall mean, collectively, all present and future (to the extent constituting Collateral):

(a)           Accounts of the Grantors;

(b)           Inventory of the Grantors;

(c)           to the extent evidencing, governing, secured or otherwise related to or constituting Proceeds of Accounts of the Grantors or Inventory of the Grantors, all General Intangibles, Chattel Paper, Instruments, Investment Property, books and Records of the Grantors;

(d)           all Deposit Accounts of the Grantors (other than identifiable Cash Proceeds in respect of the Term Loan Priority Collateral and other than the Term Loan Priority Account);

(e)           to the extent relating to Accounts of the Grantors or Inventory of the Grantors, Letter-of-Credit Rights, Supporting Obligations and Commercial Tort Claims of the Grantors;

(f)            Payment Intangibles of the Grantors, other than any Payment Intangibles that represent tax refunds in respect of or otherwise related to Term Loan Priority Collateral;

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(g)           Indebtedness owed to Parent or any of its Subsidiaries that arises from cash advances made after the date hereof to enable the obligor(s) thereon to acquire Inventory;

(h)           collection accounts, Deposit Accounts and Commodity Accounts of the Grantors and any cash, Investment Property or other assets in such accounts (other than identifiable Cash Proceeds in respect of Term Loan Priority Collateral and other than the Term Loan Priority Account);

(i)            cash and Cash Equivalents (as defined in the ABL Credit Agreement) of the Grantors, other than cash and Cash Equivalents (as defined in the ABL Credit Agreement) that are identifiable Cash Proceeds of Term Loan Priority Collateral and other than cash and Cash Equivalents (as defined in the ABL Credit Agreement) that are held in the Term Loan Priority Account;

(j)            books and Records pertaining to any of the foregoing; and

(k)           accessions to, substitutions for and replacements, products and Proceeds (including insurance proceeds) of the Property and assets described in the foregoing clauses (a) through (j).

“ABL Priority Collateral Disposition” has the meaning set forth in Section 5.1(a)(ii).

“ABL Priority Collateral Exercise of Remedies” has the meaning set forth in Section 5.1(a)(i)

“ABL Priority Collateral Subordinated Lien Release” has the meaning set forth in Section 5.1(a).

“Accounts” shall mean, as to any Grantor, all present and future rights of such Person to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by Chattel Paper or an Instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with such card.

“Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of Voting Stock or in which such Person beneficially owns or holds ten percent (10%) or more of the equity interests and (c) any director or executive officer of such Person.  For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

“Agent” shall mean the ABL Agent or the Term Loan Agent, as applicable.

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“Aggregate Principal Exposure” shall mean that the aggregate principal amount of, without duplication, any issued but undrawn letters of credit, any reimbursement obligations for drawn letters of credit, term loans, revolving loans, bonds, debentures, notes or similar Instruments (excluding, in any event, Bank Product Debt) issued under the ABL Credit Documents or the Term Loan Credit Documents, as applicable.

“Agreement” shall mean this Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bank Product” has the meaning set forth in the ABL Credit Agreement and shall include any similar term under the ABL Credit Agreement then in existence.

“Bank Product Debt” of any Person shall mean the Indebtedness and other obligations of such Person pursuant to any Bank Products.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Law” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrowers” has the meaning set forth in the introductory paragraph of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York.

“Capital Lease” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Proceeds” has the meaning set forth in the UCC.

“Certificated Security” has the meaning set forth in the UCC.

“Chattel Paper” has the meaning set forth in the UCC.

“Claimholders” shall mean the Term Loan Claimholders and the ABL Claimholders.

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

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“Collateral” shall mean all of the assets and property of any Grantor, whether real, personal or mixed, tangible or intangible, with respect to which a Lien is granted, or required to be granted, as security for any ABL Obligations or Term Loan Obligations.

“Commercial Tort Claim” has the meaning set forth in the UCC.

“Commodity Account” has the meaning set forth in the UCC.

“Control Agent” has the meaning set forth in Section 5.3(a).

“Control Collateral” shall mean any Collateral consisting of any Certificated Security, Instrument, Deposit Accounts and cash.

“Controlled Account” shall mean those certain Deposit Accounts of any Grantor subject to Liens under the terms of the ABL Collateral Documents and the Term Loan Collateral Documents.

“Credit Documents” shall mean the Term Loan Credit Documents and the ABL Credit Documents.

“Deposit Account” has the meaning set forth in the UCC.

“DIP Financing” has the meaning set forth in Section 6.1.

“Discharge of ABL Obligations” shall mean (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the ABL Credit Documents and termination of all commitments to lend or otherwise extend credit under the ABL Credit Documents, (b) payment in full in cash of all other ABL Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding), (c) termination, cancellation or cash collateralization (in an amount reasonably satisfactory to the ABL Agent) of all letters of credit issued under the ABL Credit Documents and (d) termination or cash collateralization (in an amount reasonably satisfactory to the applicable ABL Bank Product Provider) of any Bank Products (to the extent that the obligations under such Bank Products constitute ABL Obligations) and the payment in full in cash of all Bank Product Debt (to the extent such Bank Product Debt constitutes ABL Obligations), subject, with respect to the aggregate amount of the items set forth in the foregoing clauses (a) through (d), to the limitations set forth in the definition of Maximum ABL Obligations.

“Discharge of Term Loan Obligations” shall mean (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Term Loan Credit Documents and termination of all commitments to lend or otherwise extend credit under the Term Loan Credit Documents, (b) payment in full in cash of all other Term Loan Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding) and (c) termination,

8

cancellation or cash collateralization (in an amount reasonably satisfactory to the Term Loan Agent) of all letters of credit issued under the Term Loan Credit Documents.

“Disqualified Equity Interests” has the meaning set forth in the ABL Credit Agreement or the Term Loan Credit Agreement, as applicable.

“Document” has the meaning set forth in the UCC.

“Domestic Subsidiaries” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia, other than any direct or indirect Subsidiary of a Foreign Subsidiary.

“Electronic Chattel Paper” has the meaning set forth in the UCC.

“Enforcement Action” shall mean the exercise of any rights or remedies against any Collateral, including, without limitation, any right to take possession or control of any Collateral under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement, any right of set-off or recoupment and any enforcement, collection, execution, levy or foreclosure action or proceeding taken against the Collateral.  With respect to the ABL Agent, none of the following actions, unless taken in connection with another action described in the previous sentence, shall be deemed to constitute an Enforcement Action: (a) the notification of account debtors of one or more Grantors and/or the collection of any amounts, directly or indirectly, from such account debtors or (b) the exercise of dominion or control over any bank account, collection account, concentration account or investment account of any one or more of the Grantors and/or the receipt by the ABL Agent of, or the recourse of the ABL Agent to, any amounts or other assets at any time contained in any of the foregoing (including the actions of the ABL Agent pursuant to Section 6.6(c) of the ABL Credit Agreement or any similar provisions in the ABL Credit Agreement then in existence, upon the occurrence of a Cash Dominion Event (as defined in the ABL Credit Agreement) or a similar event under the ABL Credit Agreement then in existence).

“Equipment” has the meaning set forth in the UCC.

“Fixtures” has the meaning set forth in the UCC.

“Foreign Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

“General Intangible” has the meaning set forth in the UCC.

“Goods” has the meaning set forth in the UCC.

“Grantors” has the meaning set forth in the introductory paragraph of this Agreement.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable

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Instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedge Agreement” shall mean a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, and any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) entered into for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which are due six (6) months or more from the date after such property is acquired or such services are completed, and including, without limitation, customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition or Permitted Disposition (but excluding trade debt and accrued expenses incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (f) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any security interest in, lien or other encumbrance upon, or payable out of the proceeds of production from property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (i) the principal portion of all obligations of such Person under Capital Leases, (j) all obligations of such Person under Hedge Agreements, (k) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (l) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is ninety-one (91) days after the Maturity Date and other Disqualified Equity Interests, (m) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (n) the Indebtedness of any partnership or unincorporated joint venture in which

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such Person is a general partner or a joint venturer, but only to the extent such Person is liable for such Indebtedness.

“Initial ABL Credit Agreement” has the meaning set forth in the recitals hereto.

“Initial Term Loan Credit Agreement” has the meaning set forth in the recitals hereto.

“Insolvency or Liquidation Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other Bankruptcy Law or insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Instrument” has the meaning set forth in the UCC.

“Intellectual Property” shall mean, as to each Grantor, such Grantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Grantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Inventory” has the meaning set forth in the UCC, including all Goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such Goods, or otherwise used or consumed in the Grantors’ business.

“Investment Property” has the meaning set forth in the UCC.

“Letter-of-Credit Right” has the meaning set forth in the UCC.

“License Agreement” shall mean any agreement or other arrangement of any Grantor or any Subsidiary thereof pursuant to which such Grantor or Subsidiary has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property, material to the business of the Grantor and its Subsidiaries taken as a whole, owned by another person.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), hypothec, preference, priority, or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other

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title retention agreement, any financing or similar statement filed under the UCC as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Maturity Date” has the meaning set forth in the ABL Credit Agreement or the Term Loan Credit Agreement, as applicable, and shall include a similar term under the ABL Credit Agreement or the Term Loan Credit Agreement then in existence.

“Maximum ABL Obligations” has the meaning set forth in the definition of ABL Obligations.

“Maximum Term Loan Obligations” has the meaning set forth in the definition of Term Loan Obligations.

“Obligations” shall mean Term Loan Obligations or the ABL Obligations, as applicable.

“Payment Intangible” has the meaning set forth in the UCC.

“Person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Priority Agent” shall mean, with respect to the ABL Priority Collateral, the ABL Agent and, with respect to the Term Loan Priority Collateral, the Term Loan Agent.

“Priority Claimholders” shall mean, with respect to the ABL Priority Collateral, the ABL Claimholders and, with respect to the Term Loan Priority Collateral, the Term Loan Claimholders.

“Priority Collateral” shall mean, with respect to the ABL Agent and the other ABL Claimholders, the ABL Priority Collateral and, with respect to the Term Loan Agent and the other Term Loan Claimholders, the Term Loan Priority Collateral.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proceeds” has the meaning set forth in the UCC.

“Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Grantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all Payment Intangibles; (d) letters of credit, indemnities, guarantees, security or other deposits and Proceeds thereof issued payable to such Grantor or otherwise in favor of or delivered to such Grantor in connection with any Account; or Inventory or (e) all other accounts and other forms of obligations owing to any Grantor arising from the sale or lease of Inventory or Accounts or the rendition of services.

“Real Property Collateral” shall mean any and all present and future real Property (whether owned or leased) and Fixtures of the Grantors.

“Records” shall mean, as to each Grantor, all of such Grantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software

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storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Grantor with respect to the foregoing maintained with or by any other person).

“Recovery” has the meaning set forth in Section 6.7.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, replace or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Required Lenders” shall mean with respect to the ABL Credit Agreement or the Term Loan Credit Agreement, as applicable, those ABL Lenders or Term Loan Lenders, as applicable, the approval of which is required to approve an amendment or modification of, termination or waiver of any provision of or consent to any departure from the ABL Credit Agreement or the Term Loan Credit Agreement (or would be required to effect such consent under this Agreement if such consent were treated as an amendment of the ABL Credit Agreement or the Term Loan Credit Agreement) as applicable.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Supporting Obligation” has the meaning set forth in the UCC.

“Term Loan Agent” has the meaning set forth in the introductory paragraph of this Agreement and shall include any “Collateral Agent” under and as defined in any Term Loan Credit Agreement then in existence.

“Term Loan Claimholders” shall mean, at any relevant time, the holders of Term Loan Obligations at such time, including without limitation the Term Loan Lenders, the Term Loan Agent and any other agent under the Term Loan Credit Agreement.

“Term Loan Collateral Documents” shall mean the Term Loan Credit Agreement and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are governed.

“Term Loan Credit Agreement” shall mean (a) the Initial Term Loan Credit Agreement (as defined in the recitals hereto) and (b) any one or more other credit agreements, loan agreements, note agreements, promissory notes, indentures or other agreements or Instruments evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, increase or add to (subject to the limitations set forth herein), or Refinance in whole or in part the Indebtedness and other obligations outstanding under the Initial Term Loan Credit Agreement or any subsequent Term Loan Credit Agreement (as amended, restated, supplemented or modified from time to time), unless such agreement or Instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder.  Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.  For the avoidance of doubt, any agreement, document or Instrument governing Specified Refinancing Indebtedness or Permitted Other Indebtedness (each as defined in the Term Loan Credit Agreement) or any other Indebtedness permitted

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under the ABL Credit Agreement to be secured by Liens on the Term Loan Priority Collateral that are prior to the Liens on the Term Loan Priority Collateral securing the ABL Obligations may constitute a Term Loan Credit Agreement hereunder.

“Term Loan Credit Documents” shall mean the Term Loan Credit Agreement, the other Financing Agreements (as defined in the Term Loan Credit Agreement and including any similar term used in the Term Loan Credit Agreement then in existence) and any other document or Instrument executed or delivered at any time in connection with any Term Loan Obligations, including any intercreditor or joinder agreement among holders of Term Loan Obligations, to the extent such are effective at the relevant time, as each may be modified from time to time in accordance with this Agreement.

“Term Loan Enforcement Date” shall mean the date which is 90 days after the occurrence of (i) an Event of Default (under and as defined in the Term Loan Credit Agreement) and the demand by the Term Loan Agent for the payment of the Term Loan Obligations under the Term Loan Credit Documents and (ii) the Term Loan Agent’s receipt of written notice from the ABL Agent certifying that an Event of Default (under and as defined in the ABL Credit Agreement) has occurred and is continuing and that the demand for the payment of the ABL Obligations under the ABL Credit Documents has been made; provided that the Term Loan Enforcement Date shall be stayed and thereby deemed not to have occurred (1) at any time that the ABL Agent or the ABL Claimholders have commenced and are then diligently pursuing any Enforcement Action with respect to all or a material portion of the ABL Priority Collateral, (2) at any time any Grantor is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) if the acceleration of the Term Loan Obligations under the Term Loan Credit Documents is rescinded in accordance with the terms of the Term Loan Credit Agreement.

“Term Loan Lenders” has the meaning set forth in the recitals hereto.

“Term Loan Obligations” shall mean all Term Loan Obligations outstanding under (i) the Term Loan Credit Agreement, (ii) the other Term Loan Credit Documents, and (iii) all Guaranty Obligations, fees, expenses, indemnities and other amounts payable from time to time pursuant to the Term Loan Credit Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding; provided that the aggregate principal amount of any term loan issued under the Term Loan Credit Agreement or any other Term Loan Credit Document (or any Refinancing, extension or increase thereof) (excluding, in any event, any indemnity and expense reimbursement obligations) in excess of $390,500,000 (the “Maximum Term Loan Obligations”) shall not constitute Term Loan Obligations for purposes of this Agreement.  “Term Loan Obligations” shall include (x) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) in accordance with the rate specified in the relevant Term Loan Credit Document and (y) all reasonable fees, costs and charges incurred in connection with the Term Loan Credit Documents and provided for thereunder, in the case of each of clause (x) and clause (y) whether before or after commencement of an Insolvency or Liquidation Proceeding, and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Term Loan Priority Account” shall mean that certain Deposit Account of the Grantors subject to a blocked account control agreement in favor of the Control Agent on behalf of the Term Loan Agent and the ABL Agent in which solely the proceeds of Term Loan Priority Collateral are maintained.

“Term Loan Priority Collateral” shall mean:

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(a)                                  all Collateral (including the Term Loan Priority Account and any and all assets held therein or credited thereto) other than ABL Priority Collateral; and

(b)                                 all Proceeds (including insurance proceeds) and products of the Property and assets described in the foregoing clause (a).

“Term Loan Priority Collateral Disposition” has the meaning set forth in Section 5.1(d)(ii).

“Term Loan Priority Collateral Exercise of Remedies” has the meaning set forth in Section 5.1(d)(i).

“Term Loan Priority Collateral Subordinated Lien Release” has the meaning set forth in Section 5.1(d).

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time; provided that to the extent that the Uniform Commercial Code is used to define any term in this Agreement and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 thereof shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, any Lien is governed by the Uniform Commercial Code (or any similar or equivalent legislation) as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code (or such similar or equivalent legislation) as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Voting Stock” shall mean, with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.2                                 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, Instrument or other document herein shall be construed as referring to such agreement, Instrument or other document as from time to time amended, supplemented or otherwise modified, subject to any limitations thereon set forth herein, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Exhibits or Sections shall be construed to refer to Exhibits or Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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SECTION 2.

LIEN PRIORITIES

2.1                               Scope of Collateral.  The ABL Agent, for and on behalf of the ABL Claimholders, hereby acknowledges that the Term Loan Agent, for and on behalf of the Term Loan Claimholders, has been granted Liens upon all of the Collateral pursuant to the Term Loan Credit Documents to secure the Term Loan Obligations.  The Term Loan Agent, for and on behalf of the Term Loan Claimholders, hereby acknowledge that the ABL Agent, for and on behalf of the ABL Claimholders, has been granted Liens upon all of the Collateral pursuant to the ABL Credit Documents to secure the ABL Obligations.

2.2                               Priority

(A)                              Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of any Claimholder in any ABL Priority Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Credit Documents, subject to Section 2.2(c), the Liens upon the ABL Priority Collateral securing the ABL Obligations shall have priority over the Liens upon the ABL Priority Collateral securing the Term Loan Obligations and such Liens upon the ABL Priority Collateral securing the Term Loan Obligations are and shall be junior and subordinate to the Liens upon the ABL Priority Collateral securing the ABL Obligations in all respects.

(B)                                Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfection a Lien in favor of any Claimholder in any Term Loan Priority Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Credit Documents, subject to Section 2.2(c), the Liens upon the Term Loan Priority Collateral securing the Term Loan Obligations shall have priority over the Liens upon the Term Loan Priority Collateral securing the ABL Obligations and such Liens upon the Term Loan Priority Collateral securing the ABL Obligations are and shall be junior and subordinate to the Liens upon the Term Loan Priority Collateral securing the Term Loan Obligations in all respects.

(C)                                Notwithstanding the foregoing clauses (a) and (b) or anything else in this Agreement to the contrary, the Aggregate Principal Exposure of extensions of credit made by the ABL Lenders to any of the Grantors that exceed the Maximum ABL Obligations, shall not be considered ABL Obligations for purposes of the Lien priority set forth in Section 2.2(a) above with respect to the ABL Priority Collateral.  To the extent provided under the ABL Credit Documents, all such extensions of credit in excess of the Maximum ABL Obligations shall continue to be secured by the ABL Priority Collateral; provided, that the Liens on the ABL Priority Collateral securing such extensions of credit in excess of the Maximum ABL Obligations shall be junior and subordinate to the Liens on the ABL Priority Collateral securing the Term Loan Obligations.  Notwithstanding the foregoing clauses (a) and (b) or anything else in this Agreement to the contrary, the

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Aggregate Principal Exposure of extensions of credit made by the Term Loan Lenders to any of the Grantors that exceed the Maximum Term Loan Obligations, shall not be considered Term Loan Obligations for purposes of the Lien priority set forth in Section 2.2(b) above with respect to the Term Loan Priority Collateral.  To the extent provided under the Term Loan Credit Documents, all such extensions of credit in excess of the Maximum Term Loan Obligations shall continue to be secured by the Term Loan Priority Collateral; provided, that the Liens on the Term Loan Priority Collateral securing such extensions of credit in excess of the Maximum Term Loan Obligations shall be junior and subordinate to the Liens on the Term Loan Priority Collateral securing the ABL Obligations

2.3                               Failure to Perfect.  Subject to Section 2.2(c), the Liens upon the ABL Priority Collateral securing the ABL Obligations shall be and remain senior in all respects and prior to the Liens on the ABL Priority Collateral securing the Term Loan Obligations, and the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations shall be and remain senior in all respects and prior to the Liens on the Term Loan Priority Collateral securing the ABL Obligations, notwithstanding any failure of any Claimholder to perfect its Lien upon its respective Priority Collateral, the subordination of its Lien on such Priority Collateral to any Lien securing any other obligation of any Grantor, or the avoidance, invalidation or lapse of its Lien on such Priority Collateral.

2.4                               Prohibition on Contesting Liens.  Each of the ABL Agent, for itself and on behalf of each ABL Claimholder and the Term Loan Agent, for itself and on behalf of each Term Loan Claimholder, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of a Lien held by or on behalf of any of the Term Loan Claimholders in any Collateral or by or on behalf of any of the ABL Claimholders in any Collateral, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any such party to enforce this Agreement, including the priority of the Lien held by it or for its benefit on its respective Collateral as provided in Sections 2.2 and 3.1.

2.5                               New Liens.  Subject to Section 6, each Grantor agrees not to grant any Lien on any of its assets or properties, or permit any of its Subsidiaries to grant a Lien on any of its assets or properties, in favor of any Agent or any Claimholders unless it, or such Subsidiary, has granted a similar Lien on such assets or properties in favor of the other Agent or the other Claimholders, subject to the Lien priority and other provisions hereof.  To the extent that the foregoing provisions are not complied with for any reason, each Agent, on behalf of the applicable Claimholders, agrees (without the need for any further consent of any Grantor) that it shall be deemed to also hold and have held such Lien as agent or bailee for the benefit of the other Agent as security for the Claimholders represented by such other Agent (subject to the Lien priority and other terms hereof) and shall promptly notify the other Agent in writing of the existence of such Lien upon becoming aware thereof.

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SECTION 3.

ENFORCEMENT

3.1                               Enforcement

(A)                              So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor:

(a)                                  the Term Loan Agent and the Term Loan Claimholders:

(i)                                     from the date hereof until the occurrence of the Term Loan Enforcement Date, will not take any Enforcement Action with respect to any ABL Priority Collateral;

(ii)                                  will not contest, protest or object to, or otherwise interfere with, hinder, or delay, any Enforcement Action by the ABL Agent or any other ABL Claimholder with respect to the ABL Priority Collateral; provided that the respective interests of the Term Loan Claimholders attach to the proceeds thereof, subject to the relative priorities described in Section 2 and Section 4; and

(iii)                               subject to the rights of the Term Loan Agent under clause (i)(A) above, will not contest, protest or object to the forbearance by the ABL Agent or the other ABL Claimholders from bringing or pursuing any Enforcement Action with respect to the ABL Priority Collateral;

(b)                                 subject to Section 5.1, the ABL Agent and the other ABL Claimholders shall have the exclusive right to commence and, if applicable, maintain an Enforcement Action and make determinations regarding the release, disposition, or restrictions with respect to the ABL Priority Collateral without any consultation with or the consent of the Term Loan Agent or any other Term Loan Claimholder; provided, that

(i)                                     in any Insolvency or Liquidation Proceeding commenced by or against any Grantor, the Term Loan Agent may file a claim or statement of interest with respect to the Term Loan Obligations;

(ii)                                  the Term Loan Agent may take any action (not adverse to the Liens on the ABL Priority Collateral securing the ABL Obligations, or the rights of the ABL Agent or the other ABL Claimholders to exercise remedies in respect thereof) in order to preserve or protect their Liens on the ABL Priority Collateral;

(iii)                               the Term Loan Claimholders shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person

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objecting to or otherwise seeking the disallowance of the claims of the Term Loan Claimholders, including without limitation any claims secured by the ABL Priority Collateral, in each case in accordance with the terms of this Agreement;

(iv)                              in any Insolvency or Liquidation Proceeding, the Term Loan Claimholders shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement; and

(v)                                 in any Insolvency or Liquidation Proceeding, the Term Loan Claimholders shall be entitled to vote on any plan of reorganization, except to the extent inconsistent with the provisions hereof.

(B)                                So long as the Discharge of Term Loan Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor:

(a)                                  the ABL Agent and the ABL Claimholders:

(i)                                     from the date hereof until the occurrence of the ABL Enforcement Date, will not take any Enforcement Action with respect to any Term Loan Priority Collateral;

(ii)                                  will not contest, protest or object to, or otherwise interfere with, hinder, or delay, any Enforcement Action by the Term Loan Agent or any other Term Loan Claimholder with respect to the Term Loan Priority Collateral; provided that the respective interests of the ABL Claimholders attach to the proceeds thereof, subject to the relative priorities described in Section 2 and Section 4; and

(iii)                               subject to the rights of the ABL Agent under clause (i)(A) above, will not contest, protest or object to the forbearance by the Term Loan Agent or the other Term Loan Claimholders from bringing or pursuing any Enforcement Action with respect to the Term Loan Priority Collateral;

(b)                                 subject to Section 5.1, the Term Loan Agent and the other Term Loan Claimholders shall have the exclusive right to commence and, if applicable, maintain an Enforcement Action and make determinations regarding the release, disposition, or restrictions with respect to the Term Loan Priority Collateral without any consultation with or the consent of the ABL Agent or any other ABL Claimholder; provided, that

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(i)                                     in any Insolvency or Liquidation Proceeding commenced by or against any Grantor, the ABL Agent may file a claim or statement of interest with respect to the ABL Obligations;

(ii)                                  the ABL Agent may take any action (not adverse to the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations, or the rights of the Term Loan Agent or the other Term Loan Claimholders to exercise remedies in respect thereof) in order to preserve or protect their Liens on the Term Loan Priority Collateral;

(iii)                               the ABL Claimholders shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the ABL Claimholders, including without limitation any claims secured by the Term Loan Priority Collateral, in each case in accordance with the terms of this Agreement;

(iv)                              in any Insolvency or Liquidation Proceeding, the ABL Claimholders shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement; and

(v)                                 in any Insolvency or Liquidation Proceeding, the ABL Claimholders shall be entitled to vote on any plan of reorganization, except to the extent inconsistent with the provisions hereof.

(C)                                In exercising rights and remedies with respect to its or their Priority Collateral, the applicable Priority Agent and the Priority Claimholders may enforce the provisions of their respective Credit Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by the applicable Priority Agent and the Priority Claimholders to sell or otherwise dispose of such Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(D)                               Each Agent, on behalf of itself and Claimholders for which it acts as Agent, agrees that it will not take or receive any Collateral or any Proceeds of Collateral in connection with the exercise of any right or remedy (including set-off or recoupment) with respect to any Collateral, except to the extent such Collateral, or Proceeds thereof, constitutes its Priority Collateral, and that any such Collateral or Proceeds thereof taken or received by it that does not constitute its Priority Collateral will be paid over to the applicable Priority Agent pursuant to Section 4.2, unless and until (i) with respect to the

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ABL Priority Collateral, the Discharge of ABL Obligations has occurred and (ii) with respect to the Term Loan Priority Collateral, the Discharge of Term Loan Obligations has occurred, each except as expressly provided in Section 6.4.  Without limiting the generality of the foregoing, (i) unless and until the Discharge of ABL Obligations has occurred, the sole right of the Term Loan Agent and the Term Loan Claimholders with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the Term Loan Credit Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of the ABL Obligations has occurred in accordance with the terms of the ABL Credit Documents and applicable law and (ii) unless and until the Discharge of the Term Loan Obligations has occurred, the sole right of the ABL Agent and the ABL Claimholders with respect to the Term Loan Priority Collateral is to hold a Lien on the Term Loan Priority Collateral pursuant to the ABL Credit Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Term Loan Obligations has occurred in accordance with the terms of the Term Loan Credit Documents and applicable law.

(E)                                 Subject to the proviso in clause (ii) of Section 3.1(a) or the proviso in clause (ii) of Section 3.1(b), as applicable, each Agent, for itself and on behalf of the Claimholders for which it acts as Agent, (i) agrees that neither it nor such Claimholders will take any action that would hinder, delay or impede any exercise of remedies by the other Agent and other Claimholders under the Credit Agreements with respect to such other Claimholders’ respective Priority Collateral, including any sale, lease, exchange, transfer or other disposition of such Priority Collateral, whether by foreclosure or otherwise, and (ii) hereby waives any and all rights it or the Claimholders for which it acts as Agent may have as a junior lien creditor or otherwise to object to the manner or order in which the Priority Agent or the other Priority Claimholders seek to enforce the Liens granted in their respective Priority Collateral.

3.2                               Actions Upon Breach

(A)                              If any Claimholder commences or participates in any Enforcement Action against any Grantor or the Collateral in violation of this Agreement, the Agent for the other group of Claimholders may interpose in the name of such other Claimholders or in the name of such Grantor the making of this Agreement as a defense or dilatory plea.

(B)                                Should any Claimholder in any way take, or attempt or threaten to take, contrary to this Agreement, any Enforcement Action with respect to Collateral, or fail to take any action required by this Agreement, the Agent for the other group of Claimholders (in its own name or in the name of a Grantor) may obtain relief against such offending Claimholder by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by all of the Claimholders that (i) the damages from such actions may be difficult to ascertain and may be irreparable, and (ii) the offending Claimholder waives any defense that the other group of Claimholders cannot demonstrate damage or be made whole by the awarding of damages.

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3.3                               Access to Books and Records.  In the event that the Priority Agent or any of the applicable Priority Claimholders shall, in the exercise of their respective rights under the applicable Credit Document, receive possession or control of any books and Records of any Grantor which contain information identifying or pertaining to any Priority Collateral, the Priority Agent or the applicable Priority Claimholder receiving possession or control of such books and Records shall use its commercially reasonable efforts to notify the other Agent that it has received such books and Records and shall, as promptly as practicable thereafter, make such books and Records available for inspection and duplication by such other Agent so notified; provided that the Priority Agent and the applicable Priority Claimholders shall have no liability to the other Agent for failure to do so.

SECTION 4.

PAYMENTS

4.1                               Application of Proceeds

(A)                              So long as the Discharge of ABL Obligations has not occurred, (i) any Proceeds of ABL Priority Collateral received in connection with the sale or other disposition of the ABL Priority Collateral (other than a sale or other disposition permitted by the terms of the ABL Credit Documents and with respect to which prepayment of the ABL Obligations with the proceeds thereof is not required by the terms of the ABL Credit Documents), or collection on the ABL Priority Collateral upon the exercise of remedies or receipt of proceeds of ABL Priority Collateral received pursuant to an Insolvency or Liquidation Proceeding, shall be applied by the ABL Agent to the ABL Obligations in such order as specified in the relevant ABL Credit Documents and (ii) if an Event of Default (as defined in the ABL Credit Agreement) has occurred and is continuing, no Proceeds of ABL Priority Collateral may be applied to the Term Loan Obligations.  Upon the Discharge of the ABL Obligations, the ABL Agent shall deliver to the Term Loan Agent any Proceeds of ABL Priority Collateral held by it in the same form as received, with any necessary endorsements or, as a court of competent jurisdiction may otherwise direct, to be applied by the Term Loan Agent to the Term Loan Obligations in such order as specified in the Term Loan Credit Documents.

(B)                                So long as the Discharge of Term Loan Obligations has not occurred, (i) any Proceeds of Term Loan Priority Collateral received in connection with the sale or other disposition of the Term Loan Priority Collateral (other than a sale or other disposition permitted by the terms of the Term Loan Credit Documents and with respect to which prepayment of the Term Loan Obligations with the proceeds thereof is not required by the terms of the Term Loan Credit Documents) or any receipt by any Grantor of any Proceeds of the Term Loan Priority Collateral (regardless of whether an Event of Default (as defined in the ABL Credit Agreement) shall have occurred and be continuing or a Cash Dominion Event (as defined in the ABL Credit Agreement) shall then exist) resulting from an event which would otherwise require the prepayment of the Term Loan Obligations as required pursuant to Section 2.3(b) of the Term Loan Credit Agreement, or collection on the Term Loan Priority Collateral upon the exercise of remedies or receipt of proceeds of Term Loan Priority Collateral received pursuant to an Insolvency

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or Liquidation Proceeding, shall be applied by the Term Loan Agent to the Term Loan Obligations in such order as specified in the relevant Term Loan Credit Documents and (ii) if an Event of Default (as defined in the Term Loan Credit Agreement) has occurred and is continuing, no Proceeds of Term Loan Priority Collateral may be applied to the ABL Obligations.  Upon the Discharge of the Term Loan Obligations, the Term Loan Agent shall deliver to the ABL Agent any Proceeds of Term Loan Priority Collateral held by it in the same form as received, with any necessary endorsements or, as a court of competent jurisdiction may otherwise direct, to be applied by the ABL Agent to the ABL Obligations in such order as specified in the ABL Credit Documents.

(C)                                The Grantors shall segregate Proceeds of Term Loan Priority Collateral in excess of $1,000,000 in any fiscal year from ABL Priority Collateral and shall promptly provide an accounting thereof to the Term Loan Agent and the ABL Agent upon any sale, disposition or other receipt of Proceeds therefrom.  Notwithstanding anything to the contrary contained in this Agreement or in the ABL Credit Documents or in the Term Loan Credit Documents, only Proceeds of Term Loan Priority Collateral shall be deposited in the Term Loan Priority Account.

4.2                               Payment Turnover

(A)                              So long as the Discharge of ABL Obligations has not occurred, any ABL Priority Collateral or Proceeds thereof (together with assets or Proceeds subject to Liens referred to in Section 6.4) received by the Term Loan Agent or any other Term Loan Claimholders in connection with the exercise of any right or remedy (including set-off or recoupment) or otherwise in respect of the ABL Priority Collateral shall be segregated and held in trust and forthwith paid over to the ABL Agent for the benefit of the ABL Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The ABL Agent is hereby authorized to make any such endorsements as agent for the Term Loan Agent or any such Term Loan Claimholders.  This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

(B)                                So long as the Discharge of Term Loan Obligations has not occurred, any Term Loan Priority Collateral or Proceeds thereof (together with assets or Proceeds subject to Liens referred to in Section 6.4) received by the ABL Agent or any other ABL Claimholders in connection with the exercise of any right or remedy (including set-off or recoupment) or otherwise in respect of the Term Loan Priority Collateral shall be segregated and held in trust and forthwith paid over to the Term Loan Agent for the benefit of the Term Loan Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The Term Loan Agent is hereby authorized to make any such endorsements as agent for the ABL Agent or any such ABL Claimholders.  This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

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SECTION 5.

OTHER AGREEMENTS

5.1                               Releases

(A)                              If, in connection with:

(a)                                  the exercise of any ABL Agent’s remedies in respect of the ABL Priority Collateral, including any sale, lease, exchange, transfer or other disposition of any such Collateral (an “ABL Priority Collateral Exercise of Remedies”); or

(b)                                 any sale, lease, exchange, transfer or other disposition of any ABL Priority Collateral permitted or otherwise consented to under the terms of the ABL Credit Documents (whether or not an event of default thereunder, and as defined therein, has occurred and is continuing) (an “ABL Priority Collateral Disposition”);

the ABL Agent, for itself or on behalf of any of the ABL Claimholders, releases any of its Liens on any part of the ABL Priority Collateral other than in connection with the Discharge of the ABL Obligations, then the Liens of the Term Loan Agent, for itself or for the benefit of the Term Loan Claimholders, on such ABL Priority Collateral, shall be automatically, unconditionally and simultaneously released (the “ABL Priority Collateral Subordinated Lien Release”) and the Term Loan Agent, for itself or on behalf of any such Term Loan Claimholders, promptly shall execute and deliver to the ABL Agent or such Grantor such termination statements, releases and other documents as the ABL Agent or such Grantor may request to effectively confirm such release; provided, however, that the ABL Priority Collateral Subordinated Lien Release shall not occur without the consent of the Term Loan Agent in the case of an ABL Priority Collateral Exercise of Remedies, as to any ABL Priority Collateral the net Proceeds of the disposition of which will not be applied to repay (and, to the extent applicable, to reduce permanently commitments with respect to) the ABL Obligations.

(B)                                Until the Discharge of ABL Obligations occurs, the Term Loan Agent, for itself and on behalf of the Term Loan Claimholders, hereby irrevocably constitutes and

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appoints the ABL Agent and any officer or agent of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Term Loan Agent or such holder or in the ABL Agent’s own name, from time to time in the ABL Agent’s discretion, for the purpose of carrying out the terms of Section 5.1(a), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of Section 5.1(a), including any endorsements or other instruments of transfer or release.  This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

(C)                                Until the Discharge of ABL Obligations occurs, to the extent that the ABL Agent for itself and on behalf of the ABL Claimholders has released any Lien on ABL Priority Collateral and any such Liens are later reinstated or the ABL Agent, on behalf of the ABL Claimholders, obtain any new Liens on the ABL Priority Collateral from Grantors, then the Term Loan Agent for itself and on behalf of the Term Loan Claimholders shall be granted a Lien on any such ABL Priority Collateral or have its Lien reinstated, as the case may be, subject to the priorities set forth in Section 2.

(D)                               If, in connection with:

(a)                                  the exercise of the Term Loan Agent’s remedies in respect of the Term Loan Priority Collateral, including any sale, lease, exchange, transfer or other disposition of any such Collateral (a “Term Loan Priority Collateral Exercise of Remedies”); or

(b)                                 any sale, lease, exchange, transfer or other disposition of any Term Loan Priority Collateral permitted or otherwise consented to under the terms of the Term Loan Credit Documents (whether or not an event of default thereunder, and as defined therein, has occurred and is continuing) (a “Term Loan Priority Collateral Disposition”);

the Term Loan Agent, for itself or on behalf of any of the Term Loan Claimholders, releases any of its Liens on any part of the Term Loan Priority Collateral other than in connection with the Discharge of the Term Loan Obligations, then the Liens of the ABL Agent, for itself or for the benefit of the ABL Claimholders, on such Term Loan Priority Collateral, shall be automatically, unconditionally and simultaneously released (the “Term Loan Priority Collateral Subordinated Lien Release”) and the ABL Agent, for itself or on behalf of any such ABL Claimholders, promptly shall execute and deliver to the Term Loan Agent or such Grantor such termination statements, releases and other documents as the Term Loan Agent or

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such Grantor may request to effectively confirm such release; provided, however, that the Term Loan Priority Collateral Subordinated Lien Release shall not occur without the consent of the ABL Agent in the case of a Term Loan Priority Collateral Exercise of Remedies, as to any Term Loan Priority Collateral the net Proceeds of the disposition of which will not be applied to repay (and, to the extent applicable, to reduce permanently commitments with respect to) the Term Loan Obligations.

(E)                                 Until the Discharge of Term Loan Obligations occurs, the ABL Agent, for itself and on behalf of the ABL Claimholders, hereby irrevocably constitutes and appoints the Term Loan Agent and any officer or agent of the Term Loan Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the ABL Agent or such holder or in the Term Loan Agent’s own name, from time to time in the Term Loan Agent’s discretion, for the purpose of carrying out the terms of Section 5.1(d), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of Section 5.1(d), including any endorsements or other instruments of transfer or release.  This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

(F)                                 Until the Discharge of Term Loan Obligations occurs, to the extent that the Term Loan Agent for itself and on behalf of the Term Loan Claimholders has released any Lien on Term Loan Priority Collateral and any such Liens are later reinstated or the Term Loan Agent, on behalf of the Term Loan Claimholders, obtain any new Liens on the Term Loan Priority Collateral from Grantors, then the ABL Agent for itself and on behalf of the ABL Claimholders shall be granted a Lien on any such Term Loan Priority Collateral or have its Lien reinstated, as the case may be, subject to the priorities set forth in Section 2.

5.2                               Insurance.  The ABL Agent and the Term Loan Agent shall be named as additional insureds and the Control Agent shall be named as loss payee (on behalf of the ABL Agent, the ABL Claimholders, the Term Loan Agent and the Term Loan Claimholders, as their interests may appear) under any insurance policies maintained from time to time by any Grantor.  As between the ABL Agent and the ABL Claimholders, on the one hand, and the Term Loan Agent and the Term Loan Claimholders on the other, the Priority Agent and the Priority Claimholders shall have the sole and exclusive right, in accordance with the terms of the applicable Credit Documents, (a) to adjust or settle any insurance policy or claim in the event of any loss with respect to their respective Priority Collateral and (b) to approve any award granted in any condemnation or similar proceeding affecting their respective Priority Collateral.  All Proceeds of any such policy and any such award in respect of any such Priority Collateral that are payable to the Agents shall be paid to the Priority Agent for the benefit of the Priority Claimholders to the extent required under their respective Credit Documents and thereafter to the

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other Agents for the benefit of the other Claimholders to the extent required under their respective Credit Documents and then to the owner of the subject property or as a court of competent jurisdiction may otherwise direct.  If any Claimholder shall, at any time, receive any Proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such Proceeds over to the Priority Agent in accordance with the terms of Section 4.2.

5.3          Control Agent for Perfection

(A)          The Term Loan Agent, on behalf of itself and the Term Loan Claimholders, and the ABL Agent, on behalf of itself and the ABL Claimholders, each hereby appoint Credit Suisse AG, Cayman Islands Branch, as its collateral agent (in such capacity, together with any successor in such capacity appointed by the Term Loan Agent and the ABL Agent, the “Control Agent”) for the limited purpose of acting as the agent on behalf of the Term Loan Agent (on behalf of itself and the Term Loan Claimholders) and the ABL Agent (on behalf of itself and the ABL Claimholders) with respect to the Control Collateral.  The Control Agent accepts such appointment and agrees to hold the Control Collateral in its possession or control (or in the possession or control of its agents or bailees) as Control Agent for the benefit of the Term Loan Agent (on behalf of itself and the Term Loan Claimholders) and the ABL Agent (on behalf of itself and the ABL Claimholders) and any permitted assignee of any thereof solely for the purpose of perfecting the security interest granted to such parties in such Control Collateral, subject to the terms and conditions of this Section 5.3.  The Term Loan Agent and the ABL Agent hereby acknowledge that the Control Agent shall obtain “control” under the UCC over each Controlled Account as contemplated by the Term Loan Credit Documents and the ABL Collateral Documents for the benefit of the Term Loan Agent (on behalf of itself and the Term Loan Claimholders) and the ABL Agent (on behalf of itself and the ABL Claimholders) pursuant to control agreements relating to a Controlled Account if requested by the ABL Agent and the Term Loan Agent to act in such capacity.

(B)           The Control Agent, the Term Loan Agent, on behalf of itself and the Term Loan Claimholders, and the ABL Agent, on behalf of itself and the ABL Claimholders, each hereby agree that the applicable Priority Agent shall have the sole and exclusive right and authority to give instructions to, and otherwise direct, the Control Agent in respect of the Control Collateral constituting such Priority Agent’s Priority Collateral or any control agreement with respect to any Control Collateral until the ABL Enforcement Date or the Term Loan Enforcement Date, as applicable, shall have occurred, and none of the other Claimholders will impede, hinder, delay or interfere with the exercise of such rights by the Priority Agent in any respect.  The Grantors hereby jointly and severally agree to pay, reimburse, indemnify and hold harmless the Control Agent to the same extent and on the same terms that the Grantors are required to do so for the ABL Agent in accordance with the ABL Credit Agreement and for the Term Loan Agent in accordance with the Term Loan Credit Agreement.  The ABL Claimholders and the Term Loan Claimholders hereby jointly and severally agree to pay, reimburse, indemnify and hold harmless the Control Agent to the same extent and on the same terms that the ABL Claimholders are required to do so for the ABL Agent in accordance with the ABL Credit Agreement and the Term Loan Claimholders are required to do so for the Term Loan Agent in accordance with the Term Loan Credit Agreement.

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(C)           Except as set forth below, the Control Agent shall have no obligation whatsoever to the Agents or any other Claimholder including, without limitation, any obligation to assure that the Control Collateral is genuine or owned by any Grantor or one of their respective Subsidiaries or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.3.  In acting on behalf of the Agents and other Claimholders, the duties or responsibilities of the Control Agent under this Section 5.3 shall be limited solely (i) to physically holding the Control Collateral delivered to the Control Agent by any Grantor as agent for the Term Loan Agent (on behalf of itself and the Term Loan Claimholders) and the ABL Agent (on behalf of itself and the ABL Claimholders) for purposes of perfecting the Lien held by the Term Loan Agent and the ABL Agent and (ii) delivering such collateral as set forth in Section 5.3(e).

(D)          The Control Agent shall not have, by reason of this Agreement or any other document a fiduciary relationship in respect of the Term Loan Agent or any Term Loan Claimholder or the ABL Agent or any ABL Claimholder.

(E)           Upon the Discharge of ABL Obligations (other than in connection with a Refinancing of the ABL Obligations), the Control Agent shall deliver any Control Collateral constituting ABL Priority Collateral in the possession of the Control Agent to the Term Loan Agent together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct and the Term Loan Agent shall accept and succeed to the role of the Control Agent as the agent for perfection on such Control Collateral.  Upon the Discharge of Term Loan Obligations (other than in connection with a Refinancing of the Term Loan Obligations), the Control Agent shall deliver any Control Collateral constituting Term Loan Priority Collateral in the possession of the Control Agent to the ABL Agent together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct and the ABL Agent shall accept and succeed to the role of the Control Agent as the agent for perfection on such Control Collateral.

(F)           The Control Agent shall have an unfettered right to resign as Control Agent upon 30 days notice to the Term Loan Agent and the ABL Agent.  If upon the effective date of such resignation no successor to the Control Agent has been appointed by the Term Loan Agent and the ABL Agent, the Control Agent shall deliver to the ABL Agent (with respect to Control Collateral constituting ABL Priority Collateral) and/or the Term Loan Agent (with respect to Control Collateral constituting Term Loan Priority Collateral), as appropriate, the Control Collateral together with any necessary endorsements (or otherwise allow the ABL Agent and/or Term Loan Agent, as appropriate, to obtain control of such Control Collateral) or as a court of competent jurisdiction may otherwise direct and the ABL Agent and/or Term Loan Agent shall accept and succeed to the role of the Control Agent as the agent for perfection on the Control Collateral.

(G)           The ABL Agent agrees to hold any Collateral (including any Control Collateral) that may from time to time be in its possession or control (or in the possession or control of its agents or bailees other than the Control Agent) as bailee or as agent, as the case may be, for the benefit of the Term Loan Agent (and any assignee thereof) (on behalf of itself and the Term Loan Claimholders) solely for this purpose of perfecting the

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security interest granted to the Term Loan Agent under the Term Collateral Documents, subject to the terms and conditions of this Agreement.  For the avoidance of doubt, solely for purposes of perfecting the Liens in favor of the Term Loan Agent, the ABL Agent agrees that it shall be the agent of the Term Loan Agent with respect to any Control Collateral included in the Collateral that are controlled or held by the ABL Agent.  Except as set forth in this clause (g), the ABL Agent shall have no obligation whatsoever to the Term Loan Agent or any Term Loan Claimholder including, without limitation, any obligation to assure that any Collateral is genuine or is owned by any Grantor or one of their respective Subsidiaries or to preserve rights or benefits of any Person.  In acting as agent or bailee on behalf of the Term Loan Agent (on behalf of itself and the Term Loan Claimholders), the duties or responsibilities of the ABL Agent under this Section 5.3(g) shall be limited solely to (i) physically holding (or causing its agent or bailee, as applicable, to hold) any Collateral (including any Control Collateral) that may from time to time be in its possession or control (or in the possession of control of its agents or bailees other than the Control Agent) as agent or bailee for the Term Loan Agent (on behalf of itself and the Term Loan Claimholders) for purposes of perfecting the Liens held by the Term Loan Agent and (ii) delivering the Control Collateral referred to in clause (i) above as set forth in Section 5.3(e).

(H)          The Term Loan Agent agrees to hold any Collateral (including any Control Collateral) that may from time to time be in its possession or control (or in the possession or control of its agents or bailees other than the Control Agent) as bailee or as agent, as the case may be, for the benefit of the ABL Agent (and any assignee thereof) (on behalf of itself and the ABL Claimholders) solely for this purpose of perfecting the security interest granted to the ABL Agent under the ABL Collateral Documents, subject to the terms and conditions of this Agreement.  For the avoidance of doubt, solely for purposes of perfecting the Lien in favor of the ABL Agent, the Term Loan Agent agrees that it shall be the agent of the ABL Agent with respect to any Control Collateral included in the Collateral that are controlled or held by the Term Loan Agent.  Except as set forth in this clause (h), the Term Loan Agent shall have no obligation whatsoever to the ABL Agent or any ABL Claimholder including, without limitation, any obligation to assure that any Collateral is genuine or is owned by any Grantor or one of their respective Subsidiaries or to preserve rights or benefits of any Person.  In acting as agent or bailee on behalf of the ABL Agent (on behalf of itself and the ABL Claimholders), the duties or responsibilities of the Term Loan Agent under this Section 5.3(h) shall be limited solely to (i) physically holding (or causing its agent or bailee, as applicable, to hold) any Collateral (including any Control Collateral) that may from time to time be in its possession or control (or in the possession of control of its agents or bailees other than the Control Agent) as agent or bailee for the ABL Agent (on behalf of itself and the ABL Claimholders) for purposes of perfecting the Lien held by the ABL Agent and (ii) delivering the Control Collateral referred to in clause (i) above as set forth in Section 5.3(e).

(I)            It is acknowledged and agreed that (a) the ABL Agent has entered into, or may enter into, certain collateral access agreements, landlord lien waivers, landlord consents, consignee notifications, processor notifications and other similar agreements or notices with certain third parties with respect to the security interests granted to the ABL

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Agent by the Grantors (the “Third Party Agreements”) and (b) the terms of such Third Party Agreements may permit the ABL Agent to notify such third party in writing that the references to the ABL Agent in such Third Party Agreement shall mean a reference to the agent for lenders or a lender providing additional loans or other financial accommodations to the Grantors (the “Additional Lender Notice”).  The ABL Agent agrees to promptly, upon the effectiveness of any such Third Party Agreement, (a) give such Additional Lender Notice to the applicable third party under the applicable Third Party Agreement in accordance with the terms thereof and (b) provide the Term Loan Agent with a copy of such Additional Lender Notice.  The Additional Lender Notice shall indicate that the Term Loan Lenders and the Term Loan Agent have the same rights and benefits of the ABL Agent under such Third Party Agreements.  With respect to (x) any Third Party Agreement that provides for an Additional Lender Notice but which has not yet been provided by the ABL Agent or (y) any Third Party Agreement that does not provide the right for the ABL Agent to provide an Additional Lender Notice, in each case, it is agreed that until such time as the Additional Lender Notice is provided in the case of clause (x) or the Term Loan Agent enters into a similar Third Party Agreement in the case of clause (y), the references to the ABL Agent in such Third Party Agreement shall be deemed to be references to the ABL Agent in its capacity as agent and bailee of the Term Loan Agent, provided, however that the ABL Agent in its capacity as such agent or bailee shall have no liability to the Term Loan Agent or the Term Loan Lenders other than as a result of the gross negligence or willful misconduct of the ABL Agent or their agents, as determined by a final non-appealable judgment of a court of competent jurisdiction.

5.4          Access to Real Property Collateral

(A)          In the event that either Term Loan Agent shall acquire control or possession of any of the Real Property Collateral or shall, through the exercise of remedies under the Term Loan Credit Documents or otherwise, sell any of the Real Property Collateral to any third party (a “Third Party Purchaser”), the Term Loan Agent shall, to the extent permitted by law, permit the ABL Agent (or shall require as a condition of such sale to the Third Party Purchaser that the Third Party Purchaser agree to permit the ABL Agent), at the ABL Agent’s option (at the sole cost and expense of the ABL Agent and subject to the condition that the Term Loan Claimholders shall have no obligation or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of liability or damage to the Term Loan Claimholders), during normal business hours on any Business Day and upon reasonable advance notice, subject to any rights of landlords under leases: (i) to enter any of the premises of any Grantor (or Third Party Purchaser) constituting such Real Property Collateral under such control or possession (or sold to a Third Party Purchaser) in order to inspect, remove or take any action with respect to the ABL Priority Collateral or to enforce the ABL Agent’s rights with respect thereto, including, but not limited to, the examination and removal of ABL Priority Collateral and the examination and duplication of any Collateral (to the extent not ABL Priority Collateral) under such control or possession (or sold to a Third Party Purchaser) consisting of books and records of any Grantor related to the ABL Priority Collateral; (ii) to use the Real Property Collateral for the purpose of manufacturing or processing raw materials or work-in-process into

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finished Inventory; (iii) to use any of the Real Property Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of computers or other data processing equipment related to the storage or processing of records, documents or files pertaining to the ABL Priority Collateral and use any Real Property Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of other equipment to handle, deal with, dispose of (including pursuant to one or more public or private sales or auctions), bill, process and/or collect any ABL Priority Collateral pursuant to the ABL Agent’s rights as set forth in the ABL Credit Documents, the UCC of any applicable jurisdiction and other applicable law, and (iv) to use any of the Term Loan Priority Collateral consisting of Intellectual Property rights owned or controlled by the Term Loan Agent or the other Term Loan Claimholders as is or may be necessary for the ABL Agent to liquidate the ABL Priority Collateral, provided that (A) the ABL Agent’s use of such Intellectual Property rights shall be reasonable and lawful and shall not impair the value of the Intellectual Property being used and (B) such permission to use such Intellectual Property rights is granted on an “AS IS” basis, without any representation or warranty whatsoever.  Such use by ABL Agent of the Real Property Collateral and Term Loan Priority Collateral shall not be on an exclusive basis.  If the ABL Agent conducts a public auction or private sale of the ABL Priority Collateral at any of the Real Property Collateral, the ABL Agent shall provide the Term Loan Agent with reasonable advance notice and use reasonable efforts to hold such auction or sale in a manner that would not unduly disrupt the Term Loan Agent’s use of such Real Property Collateral.

(B)           The ABL Agent hereby acknowledges, for itself and on behalf of the other ABL Claimholders that, during the period any ABL Priority Collateral shall be under control or possession of the Term Loan Agent, the Term Loan Agent shall not be obligated to take any action to protect or to procure insurance with respect to such ABL Priority Collateral, it being understood that Term Loan Agent shall have no responsibility for loss or damage to the ABL Priority Collateral (other than as a result of the gross negligence or willful misconduct of the Term Loan Agent or their agents, as determined by a final non-appealable judgment of a court of competent jurisdiction) and that all the risk of loss or damage to the ABL Priority Collateral shall remain with the ABL Claimholders; provided, that to the extent insurance obtained by the Term Loan Agent provides coverage for risks relating to access to or use of ABL Priority Collateral, the ABL Agent will be made an additional named insured thereunder.

(C)           The rights of ABL Agent set forth in Section 5.4(a)(i)-(iv) above shall continue until the earlier of (i) 150 days after the date ABL Agent receives written notice from the Term Loan Agent that the Term Loan Agent has control or possession of the Real Property Collateral at issue and (ii) the sale or other disposition of such Real Property Collateral by the Term Loan Agent or the other Term Loan Claimholders (so long as the Term Loan Agent shall require as a condition of such sale to the applicable Third Party Purchaser that such Third Party Purchaser agree to the provisions of this Section 5.4).  Such time period shall be tolled during the pendency of any Insolvency Proceeding of any Grantor or other proceedings pursuant to which both the ABL Claimholders and the Term Loan Claimholders are effectively stayed from enforcing their rights against the ABL Priority Collateral.  In no event shall any Term Loan Claimholder take any action to interfere, limit or restrict the rights of ABL Agent or the

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exercise of such rights by ABL Agent to have access to or to use any of such Collateral pursuant to Section 5.4(a) prior to the expiration of such period.

(D)          During the actual occupation by ABL Agent, its agents or representatives, of any real property constituting Real Property Collateral during the access and use period permitted by Section 5.4(a) above, (i) the ABL Claimholders shall be obligated to pay to the Term Loan Claimholders any rent payable to third parties and all utilities, taxes and other maintenance and operating costs of such real property during any such period of actual occupation by ABL Agent, but only to the extent the Term Loan Claimholders are required to pay or are otherwise paying any such rent, utilities, taxes or other maintenance and operating costs during the actual occupation of such real property by ABL Agent, its agents or representatives and (ii) the ABL Agent shall take proper and reasonable care under the circumstances of any Term Loan Priority Collateral that is used by the ABL Agent and the ABL Agent shall comply with all applicable laws in all material respects in connection with its use or occupancy of the Term Loan Priority Collateral.  The ABL Agent and the ABL Claimholders shall be obligated to repair at their expense any physical damage to such Term Loan Priority Collateral resulting from such occupancy, use or control, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.  The ABL Agent and the ABL Claimholders shall indemnify and reimburse the Term Loan Agent and the Term Loan Claimholders for any injury or damage to Persons caused by the acts or omission of the ABL Agent, any ABL Claimholder or Persons under their control and, as a condition to any such occupancy, use or control, the ABL Agent shall provide the Term Loan Agent with evidence of customary liability insurance naming the Term Loan Claimholders as additional insureds.

5.5          Amendments to ABL Credit Documents and Term Loan Credit Documents

(A)          The ABL Credit Documents may be amended, supplemented or otherwise modified in accordance with their terms, the ABL Credit Agreement may be Refinanced and the ABL Obligations may be extended or increased (subject to the limitations set forth herein) in each case without the consent of the Term Loan Agent or the Term Loan Claimholders; provided, however, that the holders of such Refinancing, extended or increased debt bind themselves in writing to the terms of this Agreement and any such amendment, supplement, modification or Refinancing shall not provide for a principal amount of, without duplication, term loans, revolving loan commitments and letters of credit, bonds, debentures, notes or similar instruments (but excluding Obligations in respect of Bank Products and indemnity and expense reimbursement obligations) in the aggregate in excess of the Maximum ABL Obligations.

(B)           The Term Loan Credit Documents may be amended, supplemented or otherwise modified in accordance with their terms, the Term Loan Credit Agreement may be Refinanced and the Term Loan Obligations may be extended or increased (subject to the limitations set forth herein) in each case, without the consent of the ABL Agent or the ABL Claimholders; provided, however, that the holders of such Refinancing, extended or increased debt bind themselves in writing to the terms of this Agreement and any such

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amendment, supplement, modification or Refinancing shall not: (i) provide for a principal amount of, without duplication, term loans and other loans, notes or similar instruments (but excluding Obligations in respect of indemnity and expense reimbursement obligations) in the aggregate in excess of the Maximum Term Loan Obligations; or (ii) change to earlier dates the dates upon which payments of principal or interest on the Term Loan Obligations are due including shortening the scheduled final maturity date of the Term Loan Obligations, to the extent such change results in the scheduled final maturity date of the Term Loan Obligations being earlier than the scheduled final maturity date of the ABL Obligations.

SECTION 6.

INSOLVENCY OR LIQUIDATION PROCEEDINGS

6.1          Use of Cash Collateral and Financing Issues.  If any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Priority Agent shall desire to permit the use of cash collateral which constitutes such Priority Agent’s Priority Collateral or to permit any Grantor to obtain financing secured by such Priority Agent’s Priority Collateral (and not by any Collateral which does not constitute such Priority Agent’s Priority Collateral), from one or more of the Claimholders for whom such Priority Agent acts as agent, under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (such financing, a “DIP Financing”), then each other Agent, on behalf of itself and the other Claimholders for whom it acts as agent, (A) agrees that it will raise no objection to such use of cash collateral or DIP Financing nor support any other Person objecting to, such sale, use, or lease of cash collateral or DIP Financing and will not request any form of adequate protection or any other relief in connection therewith (except as agreed by the Priority Agent or to the extent expressly permitted by Section 6.4) and, to the extent the Liens securing the Obligations of the Priority Claimholders are subordinated to or pari passu with the Liens securing such DIP Financing, the other Agent will subordinate its Liens in the Priority Agent’s Priority Collateral to (x) the Liens securing such DIP Financing (and all Obligations relating thereto), (y) any adequate protection Liens provided to the Priority Claimholders and (z) any “carve-out” for professional or United States Trustee fees agreed to by the Priority Agent; and (B) agrees that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such DIP Financing shall be adequate notice; provided that the foregoing shall not prohibit the other Agent or the other Claimholders from objecting solely to any provisions in any agreement regarding the use of cash collateral or any DIP Financing relating to, describing or requiring any provision or content of a plan of reorganization other than any provisions requiring that the DIP Financing be paid in full in cash.  The Term Loan Agent, on behalf of itself and the Term Loan Claimholders, agrees that no Term Loan Claimholder shall, directly or indirectly, provide or seek to provide DIP Financing secured by Liens equal to or senior in priority to the Liens on the ABL Primary Collateral securing the ABL Obligations, without the prior written consent of the ABL Agent.  The ABL Agent, on behalf of itself and the ABL Claimholders, agrees that no ABL Claimholder shall, directly or indirectly, provide or seek to provide DIP Financing secured by Liens equal to or senior in priority to the Liens on the Term Loan Primary Collateral securing the Term Loan Obligations, without the prior written consent of the Term Loan Agent.

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6.2          Sale Issues.  Each Agent, on behalf of itself and the Claimholders for whom it acts as agent, agrees that it will raise no objection to or oppose a sale or other disposition (including any objection or opposition in respect of any sale procedures put forth in connection with a sale or other disposition) of any Collateral which does not constitute its Priority Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the Priority Agent has consented to such sale or disposition of such assets so long as the interests of such Agent and the Claimholders for whom it acts as agent attach to the Proceeds thereof, subject to the terms of this Agreement, and so long as the net Proceeds of such sale or other disposition are applied pursuant to Section 4 of this Agreement.  If requested by the Priority Agent in connection therewith, the other Agent shall affirmatively consent to such a sale or disposition.

6.3          Relief from the Automatic Stay.  Each Agent, on behalf of itself and the Claimholders for whom it acts as agent, agrees that none of them shall (i) seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any Collateral which does not constitute its Priority Collateral without the prior written consent of the Priority Agent, or (ii) oppose any request by the Priority Agent or any Priority Claimholder to seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of their respective Priority Collateral.

6.4          Adequate Protection

(A)          Each Agent, on behalf of itself and the Claimholders for whom it acts as agent, may seek adequate protection of its interest in its respective Priority Collateral and the other Agent, on behalf of itself and the Claimholders for whom it acts as agent, agrees that none of them shall contest (or support any other person contesting) (i) any such request for adequate protection by the Priority Agent or (ii) any objection by the Priority Agent or the Priority Claimholders to any motion, relief, action or proceeding based on the Priority Agent or the Priority Claimholders claiming a lack of adequate protection of their interests in the Priority Collateral.  Each Priority Agent acknowledges and agrees that any superpriority administrative expense claim granted to such Priority Agent or arising under 11 U.S.C. § 507(b) as adequate protection of its interest in its respective Priority Collateral shall be pari passu with any superpriority administrative expense claim granted to the other Agent as adequate protection of its interest in its respective Priority Collateral.

(B)           Each Agent, on behalf of itself and the Claimholders for whom it acts as Agent, may seek adequate protection of its junior interest in the Collateral, subject to the provisions of this Agreement, only if (A) the Priority Agent is granted adequate protection in the form of a replacement Lien on post-petition collateral of the same type as the Priority Collateral, and (B) such additional protection requested by such Agent is in the form of a replacement Lien on such post-petition collateral of the same type as the Priority Collateral, which Lien, if granted, will be subordinated to the adequate protection Liens granted in favor of the Priority Agent on such post-petition collateral and the Liens securing any DIP financing (and all Obligations relating thereto) secured by such Priority Collateral on the same basis as the Liens of the other Agent on such Priority Collateral are subordinated to the Liens of the Priority Agent on the Priority Collateral under this

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Agreement.  In the event that any Agent, on behalf of itself or any of the Claimholder for whom it acts as agent, seeks or requests (or is otherwise granted) adequate protection of its junior interest in the Collateral in the form of a replacement Lien on additional collateral in any form, then such Agent, on behalf of itself and the Claimholders for whom it acts as agent, agrees that the Priority Agent shall also be granted a replacement Lien on such additional collateral as adequate protection of its senior interest in the Priority Collateral and that such Agent’s replacement Lien shall be subordinated to the replacement Lien of the Priority Agent.  If any Agent or Claimholder receives as adequate protection a Lien on post-petition assets of the same type as its pre-petition Priority Collateral, then such post-petition assets shall also constitute Priority Collateral of such Person to the extent of any allowed claim secured by such adequate protection Lien.

(C)           Each Agent on behalf of itself and the Claimholders for whom it acts as agent, may seek and receive additional adequate protection of its junior interest in Collateral, subject to the provisions of this Agreement, in the form of a superpriority administrative expense claim, including a claim arising under 11 U.S.C. § 507(b), which superpriority administrative expense claim shall be junior in all respects to any superpriority administrative expense claim granted to the Priority Claimholders with respect to such Collateral.  In the event an Agent, on behalf of itself and the Claimholders for whom it acts as agent, seeks or receives protection of its junior interest in Collateral and is granted a superpriority administrative expense claim, including a claim arising under 11 U.S.C. § 507(b), then such Agent, on behalf of itself and the Claimholders for whom it acts as agent, agrees that the Priority Claimholders shall receive a superpriority administrative expense claim which shall be senior in all respects to the superpriority administrative expense claim granted to such Agent with respect to such Collateral.

6.5          Separate Grants of Security and Separate Classification.  Each of the Grantors and each of the Claimholders acknowledges and agrees with respect to each class of Priority Collateral that (i) the grants of Liens pursuant to the ABL Collateral Documents and the Term Loan Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the ABL Obligations and the Term Loan Obligations are fundamentally different from one another and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Claimholders and Term Loan Claimholders in respect of any Priority Collateral, constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Priority Claimholders shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, their Priority Collateral in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such Insolvency or Liquidation Proceeding, before any distribution from, or in respect of, any such Priority Collateral is made in respect of the claims held by the other Claimholders, with the other Claimholders hereby acknowledging and agreeing to turn over to the Priority Claimholders amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the other Claimholders.

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6.6          Post-Petition Claims.  No Agent, nor any of the Claimholders for which they act as agent, shall oppose or seek to challenge (a) any claim by the Priority Agent or any Priority Claimholder for allowance in any Insolvency or Liquidation Proceeding of Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the lien of the Priority Agent in such Priority Agent’s Priority Collateral, without regard to the existence of the Lien of the other Agent in such Collateral, or (b) any claim by the other Agent or any other Claimholder for allowance in any Insolvency or Liquidation Proceeding of Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the lien of the other Agent in such Collateral.

6.7          Avoidance Issues.  If any Priority Claimholder is required in any Insolvency or Liquidation Proceeding, or otherwise, to turn over or otherwise pay to the estate of any Grantor or any Subsidiary of any Grantor any amount in respect of any ABL Obligation or a Term Loan Obligation, as applicable (a “Recovery”), then such Claimholders shall be entitled to a reinstatement of their Obligations with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.  Priority Collateral or Proceeds thereof received by the other Agent or any other Claimholder after a Discharge of ABL Obligations or Discharge of Term Loan Obligations, as applicable, and prior to the reinstatement of such Obligations shall be delivered to the Priority Agent upon such reinstatement in accordance with Section 4.2.

6.8          Expense Claims.  Each Agent, for itself and on behalf of the Claimholders for whom it acts as Agent, agrees that it will not (i) contest the payment of fees, expenses or other amounts to the Priority Agent or any Priority Claimholder under Section 506(b) of the Bankruptcy Code or otherwise to the extent of the value of the lien of the Priority Agent in such Priority Agent’s Priority Collateral and to the extent provided for in the applicable Credit Agreement or (ii) assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on parity with the Lien of the Priority Agent for costs or expenses of preserving or disposing of the other Agent’s Priority Collateral.

6.9          Effectiveness in Insolvency or Liquidation Proceedings.  This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding.  All references in this Agreement to any Grantor shall include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.

SECTION 7.

RELIANCE; WAIVERS; ETC.

7.1          Non-Reliance

(A)          The consent by the ABL Claimholders to the execution and delivery of the Term Loan Credit Documents and the grant to the Term Loan Agent on behalf of the

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Term Loan Claimholders of a Lien on the ABL Priority Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the ABL Claimholders to the Grantors shall be deemed to have been given and made in reliance upon this Agreement.  The Term Loan Agent, on behalf of itself and the other Term Loan Claimholders, acknowledges that it and the Term Loan Claimholders have, independently and without reliance on the ABL Agent or any other ABL Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Term Loan Credit Agreement, the other Term Loan Credit Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the Term Loan Credit Agreement, the other Term Loan Credit Documents or this Agreement.

(B)           The consent by the Term Loan Claimholders to the execution and delivery of the ABL Credit Documents and the grant to the ABL Agent on behalf of the ABL Claimholders of a Lien on the Term Loan Priority Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the Term Loan Claimholders to the Grantors shall be deemed to have been given and made in reliance upon this Agreement.  The ABL Agent, on behalf of itself and the other ABL Claimholders, acknowledges that it and the ABL Claimholders have, independently and without reliance on the Term Loan Agent or any other Term Loan Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the ABL Credit Agreement, the other ABL Credit Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the ABL Credit Agreement, the other ABL Credit Documents or this Agreement.

7.2          No Warranties or Liability.  The ABL Agent, on behalf of itself and the ABL Claimholders, acknowledges and agrees that the Term Loan Agent and the Term Loan Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Term Loan Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  The Term Loan Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Term Loan Credit Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The Term Loan Agent, on behalf of itself and the Term Loan Claimholders, acknowledges and agrees that the ABL Agent and the ABL Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the ABL Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  The ABL Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the ABL Credit Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The Term Loan Agent and the Term Loan Claimholders shall have no duty to the ABL Agent or any of the ABL Claimholders, and the ABL Agent and the ABL Claimholders shall have no duty to the Term Loan Agent or any of the Term Loan Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the ABL Credit Documents and the

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Term Loan Credit Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3          No Waiver of Lien Priorities

(A)          No right of the ABL Agent and the ABL Claimholders, the Term Loan Agent and the Term Loan Claimholders, the Control Agent or any of them to enforce any provision of this Agreement or their respective Credit Documents shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by such party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement or their respective Credit Documents, regardless of any knowledge thereof which such party may have or be otherwise charged with.

(B)           Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Grantors under the applicable Credit Documents), the ABL Agent and the ABL Claimholders, and  the Term Loan Agent and the Term Loan Claimholders, and any of them may, at any time and from time to time in accordance with their respective Credit Documents or applicable law, without the consent of, or notice to, the other Claimholders and without incurring any liabilities to the other Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the other Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(a)           make loans and advances to any Grantor or issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing (subject, in each case, to any limitations expressly set forth in this Agreement);

(b)           change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of their respective Obligations or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of their respective Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension, subject to any limitations expressly set forth in this Agreement) or, subject to the provisions of this Agreement, otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by such Agent or such Claimholders, their respective Obligations or any of their respective Credit Documents; provided, however, the foregoing shall not prohibit the other Agent and the other Claimholders from enforcing, consistent with the other terms of this Agreement, any right arising under their respective Credit Agreement as a result of any Grantor’s violation of the terms hereof;

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(c)           subject to the provisions of this Agreement, sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or any liability of any Grantor to such Claimholders or such Agent, or any liability incurred directly or indirectly in respect thereof;

(d)           settle or compromise their respective Obligations or any portion thereof or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including their respective Obligations) in any manner or order;

(e)           subject to the restrictions set forth in this Agreement, exercise or delay in or refrain from exercising any right or remedy against any security or any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor or any Collateral and any security and any guarantor or any liability of any Grantor to such Claimholders or any liability incurred directly or indirectly in respect thereof;

(f)            take or fail to take any Lien securing their respective Obligations or any other collateral security for such Obligations or take or fail to take any action which may be necessary or appropriate to ensure that any Lien securing such Obligations or any other Lien upon any property is duly enforceable or perfected or entitled to priority as against any other Lien, provided that Liens taken in violation of Section 2.5 shall be subject to the provisions of Section 2.5; or

(g)           otherwise release, discharge or permit the lapse of any or all Liens securing their respective Obligations or any other Liens upon any property at any time securing any such Obligations.

(C)           Each Agent, on behalf of itself and the Claimholders for which it acts as agent, also agrees that the Priority Agent and the Priority Claimholders shall have no liability to such Agent or the Claimholders for which it acts as agent, and such Agent on behalf of itself and the Claimholders for which it acts as agent, hereby waives all claims against the Priority Agent and the Priority Claimholders, arising out of any and all actions which the Priority Agent or the Priority Claimholders may take or permit or omit to take with respect to their Priority Collateral.  Each Agent, on behalf of itself and the Claimholders for which it acts as agent, agrees that the Priority Agent and Priority Claimholders shall have no duty to them in respect of the maintenance or preservation of the Priority Agent’s Priority Collateral.

(D)          Each Agent, on behalf of itself and the Claimholders for whom it acts as Agent, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to Collateral that does not constitute its Priority

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Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4          Obligations Unconditional.  All rights, interests, agreements and obligations of the ABL Agent and the ABL Claimholders and the Term Loan Agent and the Term Loan Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(A)          any lack of validity or enforceability of any ABL Credit Documents or any Term Loan Credit Documents or any setting aside or avoidance of any Lien;

(B)           except as otherwise set forth in the Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations or Term Loan Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any ABL Credit Document or any Term Loan Credit Document;

(C)           any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or Term Loan Obligations or any guarantee thereof;

(D)          the commencement of any Insolvency or Liquidation Proceeding in respect of any Grantor; or

(E)           any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the ABL Obligations or the Term Loan Obligations.

7.5          Certain Notices

(A)          Promptly upon Discharge of ABL Obligations, the ABL Agent shall deliver written notice confirming same to the Term Loan Agent; provided that the failure to give any such notice shall not result in any liability of the ABL Agent or the other ABL Claimholders hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.  Promptly upon Discharge of Term Loan Obligations, the Term Loan Agent shall deliver written notice confirming same to the ABL Agent; provided that the failure to give any such notice shall not result in any liability of the Term Loan Agent or the other Term Loan Claimholders hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.

(B)           (I) No later than five (5) days prior to the commencement by such Priority Agent of any Enforcement Action or the exercise of any remedy with respect to its Priority Collateral (including by way of a public or private sale of such Priority Collateral), such Priority Agent shall notify the other Agent of such intended action and (II) concurrently with the giving thereof to any Grantor, each Agent shall give the other Agent a copy of any written notice by such Agent of an Event of Default (as defined in and under the applicable Credit Document) or written notice of demand for payment from

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any Grantor; provided that the failure to give any such notice shall not result in any liability of such Priority Agent or the other Priority Claimholders hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.

SECTION 8.

MISCELLANEOUS

8.1          Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the Term Loan Credit Documents or the ABL Credit Documents, the provisions of this Agreement shall govern and control.  The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to any Grantor in the Term Loan Credit Documents or the ABL Credit Documents.

8.2          Effectiveness; Continuing Nature of this Agreement; Severability.  This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement of lien subordination and the ABL Claimholders and Term Loan Claimholders may each continue, at any time and without notice to the other Claimholders, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor constituting ABL Obligations or Term Loan Obligations, as applicable in reliance hereof.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for any Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.  This Agreement shall terminate and be of no further force and effect upon the earliest to occur of the Discharge of ABL Obligations (in accordance with the provisions hereof) or the Discharge of Term Loan Obligations (in accordance with the provisions hereof).

8.3          Amendments; Waivers.  No amendment, modification or waiver of any of the provisions of this Agreement by the ABL Agent or the Term Loan Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  Notwithstanding the foregoing, the Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are decreased or its obligations are increased thereby.  For the avoidance of doubt, the joinder of a Term Agent or an ABL Agent as a party to this Agreement in connection with the Refinancing, extension or increase (subject to the provisions of this Agreement) of the Term Loan Obligations or the ABL Obligations, as the case may be, shall require the consent of the other Agents then party to this Agreement and the Grantors.

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8.4          Information Concerning Financial Condition of Grantors and their Subsidiaries

(A)          The Term Loan Agent and the Term Loan Claimholders, on the one hand, and the ABL Agent and the ABL Claimholders, on the other hand, shall each be responsible for keeping themselves informed of (i) the financial condition of the Grantors and their Subsidiaries and all endorsers or guarantors of the Term Loan Obligations or the ABL Obligations and (ii) all other circumstances bearing upon the risk of nonpayment of the Term Loan Obligations or the ABL Obligations.  The Term Loan Agent and the Term Loan Claimholders shall have no duty to advise the ABL Agent or any ABL Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise, and the ABL Agent and the ABL Claimholders shall have no duty to advise the Term Loan Agent or any Term Loan Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event either Term Loan Agent or any of the Term Loan Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the ABL Agent or any ABL Claimholder, or the ABL Agent or any of the ABL Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Term Loan Agent or any Term Loan Claimholder, it or they shall be under no obligation (w) to make, and such party shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

(B)           The Grantors agree that any information provided to the Control Agent, any Term Loan Claimholder or any ABL Claimholder may be shared by such Person with the Control Agent, any Term Loan Claimholder and any ABL Claimholder notwithstanding any request or demand by such Grantor that such information be kept confidential; provided, that such information shall otherwise be subject to the respective confidentiality provisions in the ABL Credit Agreement and the Term Loan Credit Agreement, as applicable.

8.5          Subrogation.  Each Agent, for itself and on behalf of the Claimholders for whom it act as agent, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of ABL Obligations or the Discharge of Term Loan Obligations, as applicable, has occurred.

8.6          Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver

(A)          The validity, interpretation and enforcement of this Agreement and the other Credit Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than New York.

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(B)           The parties hereto irrevocably consent and submit to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, New York and the United States District Court of the Southern District of New York, and any appellate court from any thereof, whichever the Agents may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Credit Document or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Credit Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that the Agents and the Claimholders shall have the right to bring any action or proceeding against any Grantor or its or their property in the courts of any other jurisdiction which such Agent or Claimholder deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Grantor or its or their property).

(C)           Each party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at the serving party’s option, by service upon any such party in any other manner provided under the rules of any such courts.

(D)          EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(E)           The Agents and Claimholders shall not have any liability to any Grantor (whether in tort, contract, equity or otherwise) for losses suffered by such Grantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on the Agents and the Claimholders that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  Each Grantor: (i) certifies that neither the Agents, the Claimholders nor any representative, agent or attorney acting

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for or on behalf of the Agents or the Claimholders has represented, expressly or otherwise, that the Agents and the Claimholders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Credit Documents and (ii) acknowledges that in entering into this Agreement and the other Credit Documents, the Agents and the Claimholders are relying upon, among other things, the waivers and certifications set forth in this Section 8.6 and elsewhere herein and therein.

8.7          Notices.  All notices to the Control Agent, the Term Loan Claimholders and the ABL Claimholders required under this Agreement shall also be sent to the ABL Agent and the Term Loan Agent, respectively.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of electronic mail or four Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on Schedule I attached hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.8          Further Assurances.  The ABL Agent, on behalf of itself and the ABL Claimholders, the Term Loan Agent, on behalf of itself and the Term Loan Claimholders, and the Grantors, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the ABL Agent or the Term Loan Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

8.9          Binding on Successors and Assigns.  This Agreement shall be binding upon the ABL Agent, the other ABL Claimholders, the Term Loan Agent, the other Term Loan Claimholders, the Control Agent and their respective successors and assigns.

8.10        Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.11        Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.12        Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

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8.13        No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Agent, the other ABL Claimholders, the Term Loan Agent, the other Term Loan Claimholders, the Control Agent and the Grantors.  No other Person shall have or be entitled to assert rights or benefits hereunder.

8.14        Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Claimholders on the one hand and the Term Loan Claimholders on the other hand.  Nothing in this Agreement is intended to or shall impair the rights of any Grantor, or the obligations of any Grantor, which are absolute and unconditional, to pay the ABL Obligations and the Term Loan Obligations as and when the same shall become due and payable in accordance with their terms.

8.15        Additional Grantors.  Parent shall cause each Grantor that was not in existence on the date hereof or that is acquired after the date hereof to acknowledge and agree to this Agreement upon becoming a Grantor.  Upon execution and delivery by such Grantor of an instrument in the form of Exhibit A hereto, such Grantor shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  Notwithstanding anything to the contrary contained herein, the execution and delivery of any such instrument shall not require the consent of any other party hereunder.  The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this ABL/Term Loan Intercreditor Agreement as of the date first written above.

WELLS FARGO CAPITAL FINANCE, LLC,
as ABL Agent,

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Term Loan Agent,

By:
Name:
Title:

By:
Name:
Title:

2

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Control Agent,

By:
Name:
Title:

By:
Name:
Title:

3

CPG INTERNATIONAL I INC.,
a Delaware corporation

By:
Name:
Title:

SCRANTON PRODUCTS, INC.,
a Delaware corporation

By:
Name:
Title:

AZEK BUILDING PRODUCTS, INC.,
a Delaware corporation

By:
Name:
Title:

PROCELL DECKING INC.,
a Delaware corporation

By:
Name:
Title:

CPG INTERNATIONAL INC.,
a Delaware corporation

By:
Name:
Title:

SANTANA PRODUCTS INC.,
a Delaware corporation

By:
Name:
Title:

4

CPG SUB I CORPORATION,
a Delaware Corporation

By:
Name:
Title:

VYCOM CORP.,
a Delaware corporation

By:
Name:
Title:

SANATEC SUB I CORPORATION,
a Delaware corporation

By:
Name:
Title:

5

SCHEDULE I - NOTICES

WELLS FARGO CAPITAL FINANCE, LLC,
as ABL Agent

12 East 49th Street

New York, New York 10017

Attention:  Tom Martin, Portfolio Management — CPG International

Telephone No.:  (212) 454-4367

Telecopy No.:   (212) 545-4283

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Term Loan Agent

Eleven Madison Avenue
New York, New York 10010
Attention: Sean Portrait
Telephone No.:  (919) 994-6369
Telecopy No.:  (212) 332-2291
Email: agency.loanops@credit-suisse.com

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Control Agent

Eleven Madison Avenue
New York, New York 10010
Attention: Sean Portrait
Telephone No.:  (919) 994-6369
Telecopy No.:  (212) 332-2291
Email: agency.loanops@credit-suisse.com

GUARANTORS

CPG International Inc.

801 Corey Street
Scranton, Pennsylvania  18505

Attention:  Scott Harrison

Telephone No.:  (570) 558-8000

Telecopy No.  (570) 558-8201

EXHIBIT A

ABL/TERM LOAN INTERCREDITOR AGREEMENT SUPPLEMENT

This Supplement, dated as of                       , 20    , is delivered pursuant to Section 8.15 of the Intercreditor Agreement referred to below.  The undersigned hereby agrees that this ABL/Term Loan Intercreditor Agreement Supplement may be attached to the ABL/Term Loan Intercreditor Agreement dated as of February 18, 2011 (as amended, restated, amended and restated, modified, renewed, supplemented or extended from time to time, the “Intercreditor Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Intercreditor Agreement.

The undersigned hereby agrees to be added as a party to the Intercreditor Agreement and to be to be bound by all of the terms and conditions of the Intercreditor Agreement in all respects as if the undersigned were an original signatory thereto.  The undersigned hereby further agrees that this ABL/Term Loan Intercreditor Agreement Supplement may be appended to the Intercreditor Agreement.

This Intercreditor Agreement Supplement shall be governed by and construed in accordance with the internal laws of the State New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than New York.

Additional Grantor:

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title: